UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CONSOL Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CONSOL ENERGY

AMERICA'S ENERGY STARTS HERE.

2016 Proxy Statement

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders – May 11, 2016

April 1, 2016

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2016 Annual Meeting of Shareholders on May 11, 2016 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

CONSOL is a leader in the energy industry regarding operations, governance and shareholder-friendly practices. As you will find, our core values of safety, compliance, and continuous improvement are applied in everyday decision making to drive shareholder value, and we deliver these messages on a regular basis through our shareholder communications and outreach program. The following key concepts exemplify who we are.

✓	Efficiently Allocated Capital to Increase Long-Term Net Asset Value, Reduced Overall Costs and Maximized Liquidity

✓	Provided Additional Transparency by Further Separating our Coal and E&P Divisions and Increasing Long-Term Value by Becoming a Pure-Play Appalachian E&P Company

✓	Continuing to Evaluate the Deep Dry Utica Shale to Further Reduce Operating Costs to Increase Net Asset Value

✓	Demonstrated Strong Safety Performance in 2015

✓	Adopted Executive Incentive Plans that Align Management with Shareholders in Both Weak and Strong Markets

✓	Forfeited Stock Compensation in Alignment with Share Price Performance

✓	Designed CEO Compensation with 90% Being At-Risk and/or Tied to Stock Price

✓	Paid CEO Significantly Below the Peer Group Median

✓	Implemented Meaningful Stock Retention Requirements for Named Executives

✓	Prohibited Tax Gross-Ups for Named Executives

✓	Maintained Executive Compensation Clawback Policy

✓	No Accelerated Stock Vesting Upon Normal or Early Retirement

✓	No Employment Agreements with Named Executives

✓	Maintained a No Hedging or Pledging Policy Regarding CONSOL Stock

✓	Nominated all Independent Directors for the 2016-2017 Board Year (except the CEO)

✓	Continued to Transform the Boardroom by Introducing New Perspectives

✓	Maintained Separate Chairman and CEO Roles

✓	No Poison Pill

✓	Maintained Annual Full Board Elections

✓	Expanded Gender Diversity on the Management Team

✓	Adopted a Formal Corporate Compliance Program

✓	Achieved Coveted Certification by Center for Sustainable Shale Development

✓	Provided Transparency into Operations Through Our Corporate Responsibility Report

CONSOL’s transformation into an E&P company continues, ushering in a new era for our Corporation. CONSOL has been transparent about its intent to separate the Coal and E&P business, which we believe will increase long-term value. In 2015, we took another step toward this separation by creating CNX Coal Resources LP (NYSE: CNXC) to own interests in our Pennsylvania thermal mines.

While 2016 will undoubtedly continue to present challenges from a macro standpoint, CONSOL’s focus will remain squarely on controlling the factors that are within our power to control. That means continuing to intensely manage costs and wisely deploy capital; evaluate opportunities to monetize non-core assets as CONSOL maintains its focus on the durability of the balance sheet and a sound liquidity position; continually assess its business model and adjust appropriately through the ongoing evolution of the energy industry; and, through our enterprise risk management efforts, relentlessly practice risk-informed decision making in order to further its strategic goals.

As a result of aggressive actions taken in 2015 to contend with a very challenging macro environment, and equipped with an industry-leading acreage footprint in the Marcellus and Utica shales, CONSOL boasts a strong competitive posture and is poised to capitalize as markets improve, driving long-term value for all of our stakeholders.

Thank you for your investment in CONSOL and hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

J. Brett Harvey

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 11, 2016

10:00 a.m. (EST)

Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) will be held on May 11, 2016, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, for the following purposes:

1.	To elect eleven directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL;

2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as CONSOL’s independent auditor for the fiscal year ending December 31, 2016;

3.	To approve, on an advisory basis, the compensation paid to our named executives in 2015, as reported in this Proxy Statement;

4.	To approve the amended and restated Equity Incentive Plan to, among other matters, increase the number of shares authorized for issuance thereunder;

5.	If properly presented, to consider and vote upon a shareholder proposal regarding proxy access; and

6.	If properly presented, to consider and vote upon a shareholder proposal regarding lobbying activities.

By resolution of the Board of Directors, we have fixed the close of business on March 14, 2016 as the record date for determining the shareholders of CONSOL entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

April 1, 2016

Sincerely,

Stephanie L. Gill

Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on May 11, 2016: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and related materials are available at www.edocumentview.com/CNX or may be obtained by contacting the Investor Relations Department at the address and phone number above.

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

WHERE, WHEN AND WHO?

• Time and Date:	Wednesday, May 11, 2016, at 10:00 a.m. Eastern Time
• Place:	Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231
• Record Date:	March 14, 2016
• Voting:	Shareholders of CONSOL as of the record date are entitled to vote. Each share of CONSOL common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

PROPOSALS REQUIRING YOUR VOTE

Your vote is very important to us and to our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For more information, see page
PROPOSAL 1 — Election of Directors	FOR	22

The 11 Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.
PROPOSAL 2 — Ratification of Anticipated Selection of Ernst & Young LLP	FOR	64

The Audit Committee approved the retention of Ernst & Young LLP as the Corporation’s independent auditor for fiscal year 2016. As a matter of good corporate governance, shareholders are being asked to ratify the Committee’s selection of the independent auditor.
PROPOSAL 3 — Advisory Approval of Named Executive Compensation	FOR	64

The Corporation’s executive compensation programs are designed to create a direct linkage between shareholder interests and Management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.
PROPOSAL 4 — Amended and Restated Equity Incentive Plan	FOR	66

The Equity Incentive Plan is a key vehicle by which the Compensation Committee and Board link executive pay to shareholder’s long-term interests through the grant of stock compensation thereunder. These awards primarily deliver value to Management if our stock performs. The Board recommends that the shareholders approve the amendment and restatement of the Plan to, among other matters, increase the number of shares authorized for issuance thereunder by 10,550,000 (from 31,800,000 to 42,350,000) and to approve the performance metrics set forth in the Plan to maximize our ability to deduct performance-based executive compensation granted thereunder.
PROPOSAL 5 — Shareholder Proposal Regarding Proxy Access	AGAINST	76

CONSOL has a long history of engaging with its shareholders, considering their views regarding our business and corporate governance, and taking action, when appropriate, and tailored to our Corporation in response to those discussions. For these reasons, among others, the Board recommends that shareholders vote Against a shareholder proposal regarding proxy access.
PROPOSAL 6 — Shareholder Proposal Regarding Lobbying Activities	AGAINST	80

In the interests of the Corporation and its shareholders, CONSOL engages in the political process to advocate for our company and we also provide public disclosure of our political expenditures. For these reasons, among others, the Board recommends that shareholders vote Against a shareholder proposal regarding further disclosure of CONSOL’s lobbying activities.

CONSOL Energy 2016 Proxy Statement	1

PROXY SUMMARY

BOARD NOMINEES

The following table provides summary information about each director nominee as of March 14, 2016. Each director nominee is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
Nicholas J. DeIuliis	47	2014	CONSOL President and Chief Executive Officer	-	-
Alvin R Carpenter	74	2013	Former Vice Chairman of CSX Corporation; and Director of Regency Centers Corporation	Yes	• CC† • FC
William E. Davis	73	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	Yes	• AC • NCG†
Maureen E. Lally-Green	66	2013	Former Judge on the Superior Court of Pennsylvania; former Director and former Associate General Secretary of the Office for Church Relations for the Diocese of Pittsburgh; and Director of Federated Mutual Fund Complex	Yes	• HSE† • NCG
Gregory A. Lanham	51	2014	Former Director and Chief Executive Officer of FTS International, Inc.	Yes	• CC • HSE
Bernard Lanigan, Jr.	68	*	Chairman and CEO of Southeast Asset Advisors	Yes	*
John T. Mills	68	2006	Former Chief Financial Officer of Marathon Oil Corporation	Yes	• AC† • CC
Joseph P. Platt	68	*	General Partner of Thorn Partners LP	Yes	*
William P. Powell	60	2004	Managing Partner of 535 Partners LLC	Yes	• FC† • NCG
Edwin S. Roberson	71	*	CEO of Christ Community Health Services	Yes	*
William N. Thorndike, Jr.	52	2014	Managing Director of Housatonic Partners	Yes	• CC • FC
*	Messrs. Lanigan, Platt and Roberson are new nominees for election to the Board by the Board at this Annual Meeting. After the Annual Meeting, CONSOL’s Board will re-assign Committee memberships.

AC	Audit Committee;
CC	Compensation Committee;
HSE	Health, Safety and Environmental Committee;
FC	Finance Committee;
NCG	Nominating and Corporate Governance Committee;
†	Committee Chair

NOTE:

Messrs. Harvey, Baxter and Hardesty, long-standing, valuable members of our Board, are not on the slate of directors to be re-elected at the Annual Meeting due to retirement. Committee assignments will be determined immediately after the Annual Meeting, and Mr. Thorndike will become Chairman of the Board immediately following the conclusion of the Annual Meeting.

WHO WE ARE AND WHAT WE STAND FOR

One of the cornerstones of our legacy has been the ability to adapt, innovate, and reinvent over many decades. The capacity to navigate through constantly changing external conditions has led CONSOL to more than 150 years of successful operation.

2	CONSOL Energy 2016 Proxy Statement

PROXY SUMMARY

BUSINESS/STRATEGIC HIGHLIGHTS

•

Demonstrated Strong Safety Performance in 2015.   In 2015, we reduced the number of average fatal potential exceptions for employees and contractors by 23%. Our E&P Division achieved zero Occupational Safety and Health Administration violations in 2015. Safety, which is a core value for us, is important for our shareholders as well, as a safe workplace reduces costs and increases reliability of our operations.

•

Efficiently Allocated Capital to Increase Long-Term Net Asset Value, Reduced Overall Costs and Maximized Liquidity.   We pursued various initiatives to manage our balance sheet and liquidity position through the falling energy price environment including: (i) de-risking E&P and Coal Division revenue by hedging gas volume and contracting production; (ii) cost control through zero-based budgeting and operating cost reductions; and (iii) E&P capital efficiencies. As a result of these initiatives: (i) at year-end 2015, our E&P Division hedged approximately 59% of its 2016 gas volumes at $3.28 per MMBtu including basis differentials; (ii) our Pennsylvania coal operations obtained commitments for virtually all of its 2016 production; (iii) our E&P Division’s 2015 average costs per Mcfe decreased by 18%; (iv) our Coal Division’s 2015 average cost of goods sold decreased by 7%; (v) our Marcellus capital expenditures decreased by approximately $70 per lateral foot in 2015 compared to 2013; (vi) we completed the semi-annual borrowing base redetermination under the revolving credit facility, with the lending group reaffirming our $2 billion borrowing base in November 2015; and (vii) we completed several debt capital market transactions, which reduced our annual interest expense by $37 million, modernized the covenant package (including to permit a split of our coal and E&P businesses) and extended our significant long-term debt maturities by three years.

•

Provided Additional Transparency by Further Separating our Coal and E&P Divisions and Increasing Long-Term Value by Becoming a Pure-Play Appalachian E&P Company.   CONSOL has been transparent about its intent to separate the Coal and E&P business, which we believe will increase long-term value. In 2015, we took another step toward this separation by creating CNX Coal Resources LP (NYSE: CNXC) to own interests in our Pennsylvania thermal mines.

CONSOL Energy 2016 Proxy Statement	3

PROXY SUMMARY

•

Continuing to Evaluate the Deep Dry Utica Shale to Further Reduce Operating Costs and to Increase Net Asset Value.   The seven dry Utica wells we drilled in our 500,000 net acreage footprint have had encouraging results (three were in the top 10 dry Utica well results) and development of our Utica position may enable us to achieve significant operating cost reductions and enhanced returns. Our operating costs could benefit from economies of scale and the utilization of in-place Marcellus infrastructure to develop new dry Utica wells, all of which drive long term net asset value. Over the course of a five-well dry Utica pad, we improved costs by approximately 55% from the first well to the last, and also reduced drilling days by approximately 60%. Assuming our targeted capital costs of $12.5 million per well for a 7,000 foot lateral, and at $2.00 per MMBtu realized pricing, the internal rate of return is expected to exceed 20%.

COMPENSATION HIGHLIGHTS

•

Adopted Executive Incentive Plans that Align Management with Shareholders in Both Weak and Strong Markets.   As a result of strengthening our compensation programs recently, an overwhelming majority – approximately 97.45% – of the shares voted at our 2015 Annual Meeting of Shareholders approved our 2014 executive compensation program. Consistent with our prior approach, we further fine-tuned our programs. Executive compensation program goals directly aligned with corporate and shareholder interests to attain stock price performance, coal and gas production, expense, safety and environmental goals, and preserving and increasing cash flow, as evidenced by the following:

¡     Approved a 2015 STIC Focused on Coal and Gas Performance.   In 2015, our Short Term Incentive Compensation Program (“STIC”) for the performance period ending December 31, 2015 was based entirely on CONSOL’s coal and gas performance, with a modifier based on total shareholder return (“TSR”) that could impact awards as much as +/- 20%. The 2015 STIC was based entirely on objective performance metrics, without any subjective weighting or adjustments by the Compensation Committee.

¡     Approved a 2015 LTIC Program Focused on ROCE and Relative TSR.   Under our 2015 Long-Term Incentive Compensation Program (“LTIC”), named executives received 100% of their long-term incentive compensation in the form of performance share unit (“PSU”) and restricted share unit (“RSU”) awards, with the majority (55%) of the awards made in the form of PSUs based on performance at the end of the performance period relative to two equally-weighted goals of (i) average return on capital employed (“ROCE”) and (ii) relative TSR as compared to the S&P 500.

¡

Further Aligned New Programs with Shareholder Interests.   In light of the challenging economic environment that CONSOL and all E&P companies are facing, Mr. DeIuliis declined an increase to his cash compensation (salary and target STIC award) for purposes of 2016. Additionally, the STIC and PSU programs for 2016 were redesigned to specifically address (i) free cash flow and (ii) CONSOL’s absolute and relative stock price, respectively.

4	CONSOL Energy 2016 Proxy Statement

PROXY SUMMARY

•  Forfeited Stock Compensation in Alignment with Share Price Performance.   As the threshold goal relating to CONSOL’s absolute stock price over the 2013-2015 performance period was not achieved, the CONSOL Stock Units, which constituted the only equity award to our named executives in 2013, rendered a zero payout, and the awards were forfeited in total.

•  Designed CEO Compensation with 90% Being At-Risk and Aligned with Shareholder Interests.   In 2015, the Board established our CEO’s target total direct compensation to be 90% at-risk. The CEO’s at-risk compensation includes target STIC (13%) and target equity grants of PSUs and RSUs (77%). By including a significant portion of at-risk compensation into the CEO’s compensation package, his interests are aligned with shareholder interests. In short, the CEO only benefits if value is delivered to CONSOL’s shareholders.

•  Paid CEO Significantly Below the Peer Group Median.   When examining our CEO’s total direct compensation (salary, STIC and LTIC) relative to our peer group over a two-year period (2014 through 2015), Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 16th percentile. See diagram to the right.

*Total direct and all other compensation: 2014 – 2015 CONSOL pay and 2013 – 2014 peer pay

•  Implemented Meaningful Stock Retention Requirements for Named Executives.   For equity awards granted in 2015, executive officers must keep half of any shares vested (net of taxes) until the earlier of (i) retirement at age 62 or (ii) ten years from the grant date.

•  Prohibited Tax Gross-Ups for Named Executives.   CONSOL maintained its policy prohibiting tax gross-ups for our named executive officers (except those provided for in the change in control agreements for Messrs. DeIuliis and Johnson, which were entered into prior to April 2009).

•  Maintained Executive Compensation Clawback Policy.   We continue to have in place a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

• No Accelerated Stock Vesting Upon Normal or Early Retirement. Our current award agreements do not allow accelerated vesting of equity awards when an employee leaves as a result of retirement.

•	No Employment Agreements with Named Executives. CONSOL no longer has any employment agreements with its named executives.

•

No Hedging or Pledging Policy Regarding CONSOL Stock.   We continue to maintain “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

CORPORATE GOVERNANCE AND COMPLIANCE HIGHLIGHTS

•

Nominated all Independent Directors for the 2016-2017 Board Year (except the CEO), Including Three New Independent Director Nominees.   CONSOL identified and nominated Bernard Lanigan, Jr., Joseph P. Platt and Edwin S. Roberson as independent nominees to the Board. Messrs. Lanigan, Platt and Roberson were identified as nominees following outreach by CONSOL to its largest shareholders, and determined to be eminently qualified based on their considerable financial, strategic and public company board experience.

CONSOL Energy 2016 Proxy Statement	5

PROXY SUMMARY

•

Continued to Transform the Boardroom by Introducing New Perspectives.   In February 2016, CONSOL announced that two of its longest-tenured directors, Philip W. Baxter and David C. Hardesty, Jr., had elected to retire and not stand for re-election at the 2016 annual meeting. CONSOL also announced that J. Brett Harvey, CONSOL’s former CEO and Chairman of the Board, also had elected to retire and not stand for re-election at the 2016 annual meeting, and that Mr. Harvey would assume the role of Chairman Emeritus at the conclusion of the 2016 annual meeting. William N. Thorndike, Jr. was appointed as independent Chairman of the Board effective as of the conclusion of the 2016 annual meeting.

•

Maintained Separate Chairman and CEO Roles.   When Mr. DeIuliis assumed the CEO position and Mr. Harvey continued as Chairman of the Board in 2014, CONSOL separated the Chairman and CEO roles. This separation of roles will continue for the 2016-2017 Board year.

•	No Poison Pill. CONSOL does not maintain a poison pill.

•

Maintained Annual Full Board Elections.   Since CONSOL’s stock has been publicly traded, all Director elections are held on an annual basis in order to provide our shareholders with regular input in terms of the composition of our Board, and ultimately, of management. Along with maintaining annual full Board elections, we have also had a Lead Independent Director since 2010.

•

Expanded Gender Diversity on the Management Team.   CONSOL believes strongly in diversity throughout our organization and has promoted women to several of the leadership positions at CONSOL, including the Senior Vice President of Environmental Strategy and Regulatory Affairs, the Vice President and General Counsel, the Vice President of E&P Planning and Reserves and the Vice President of Material and Supply Chain Management.

•

Adopted a Formal Corporate Compliance Program.   We believe that the establishment and implementation of a formal Compliance Program is a necessary step to ensure best practices with respect to compliance measures and to promote the highest level of compliance efforts throughout the organization. Although many of the matters referenced in the Compliance Program are already part of our normal course of business operations, we believe it is best practice to consolidate these matters into one document.

•

Achieved Coveted Certification by Center for Sustainable Shale Development (CSSD).   CONSOL achieved certification of its operational practices by the CSSD. The certification, independently validated by Bureau Veritas, confirms CONSOL’s compliance with all 15 CSSD performance standards related to environmental stewardship of air and water. These performance standards have been designed to exceed the regulatory minimums established by state/federal regulatory bodies.

•  Provided Transparency into Operations Through Our Corporate Responsibility Report.   We have issued annual Corporate Responsibility Reports every year since 2012, and our Fifth Corporate Responsibility Report will be published in Spring 2016.

6	CONSOL Energy 2016 Proxy Statement

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

INFORMATION ABOUT THE ANNUAL MEETING

April 1, 2016

The enclosed proxy is being solicited by the Board to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 11, 2016, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy Inc. (“CONSOL” or the “Corporation”) of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated in this Proxy Statement to serve as directors of CONSOL (Proposal 1);

•

in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2016 (Proposal 2);

•	in favor of, on an advisory basis, the compensation paid to our named executives in 2015 (Proposal 3);

•	in favor of the adoption of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan (Proposal 4);

•	if properly presented, against the shareholder proposal regarding proxy access (Proposal 5);

•	if properly presented, against the shareholder proposal regarding lobbying activities (Proposal 6); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 14, 2016. All holders of record of CONSOL common stock as of the close of business on March 14, 2016 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 14, 2016, the Corporation had 229,363,247 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation as of the Record Date entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•

Director Elections: The election of directors at the Annual Meeting will be by ballot and a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our Amended and Restated Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

CONSOL Energy 2016 Proxy Statement	7

•

Independent Auditor, Executive Compensation, Equity Incentive Plan and Shareholder Proposals: The vote to ratify the anticipated selection of Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2016, the advisory vote to approve the compensation paid to our named executives in 2015 as reported in this Proxy Statement and the shareholder proposals regarding proxy access and lobbying activities each will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Pursuant to New York Stock Exchange (“NYSE”) requirements, the vote to approve the amended and restated CONSOL Energy Inc. Equity Incentive Plan requires the affirmative vote of a majority of votes cast on the proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1, 3, 4, 5 and 6, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Amended and Restated Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CONSOL at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

8	CONSOL Energy 2016 Proxy Statement

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL. Georgeson LLC has been retained by CONSOL to aid in the solicitation of proxies at an estimated cost of $8,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CONSOL will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Shareholders who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the Record Date must be provided during check-in at the registration desk at the Annual Meeting. If you require directions to the Annual Meeting, please contact CONSOL’s Investor Relations Office at (724) 485-4000.

CONSOL will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”) as filed with the SEC. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our annual meetings of shareholders; however, all directors are encouraged to attend. All of then-currently serving members of our Board, except Mr. Baxter, attended the 2015 annual meeting.

Board Leadership Structure

Mr. Harvey, our former Chief Executive Officer, currently serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and Chief Executive Officer, provide the Board and the Corporation with the skills, leadership and direction that CONSOL needs as it continues to execute on its strategic business plan. Mr. Harvey assumed the position of Executive Chairman at the conclusion of the annual meeting held on May 7, 2014 and had served as the Chief Executive Officer until May 2014 and a director of CONSOL since January 1998. In connection with Mr. Harvey’s retirement from the Board at the conclusion of the Annual Meeting, the Board has elected Mr. Thorndike to be Chairman of the Board commencing immediately thereafter. Mr. Thorndike is a current independent director on our Board.

The combined depth of experiences of Messrs. Harvey and DeIuliis at the helms of our Board and the Corporation promoted decisive, thoughtful and well-reasoned leadership during a time when CONSOL was engaged in a series of significant and transformational transactions including, without limitation: the sale of five coal mines to Murray Energy Corporation for $3.5 billion in December 2013 (the “Murray Transaction”); the acquisition of 100,000 Marcellus Shale acres; through our joint venture arrangement with Noble Energy, the successful launch of CONE Midstream Partners LP, a master limited partnership (“MLP”), in 2014 which owns, operates, develops and acquires natural gas gathering and other midstream energy assets to

CONSOL Energy 2016 Proxy Statement	9

service rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia; the successful closing of the initial public offering in 2015 of common units of CNX Coal Resources LP (“CNXC”), a MLP for the Corporation’s thermal coal business which will own interests in CONSOL’s thermal coal properties and related mining operations located in Pennsylvania, resulting in total net proceeds from this transaction and related transactions to CONSOL of approximately $342.8 million; and the announced sale of the Buchanan Mine and other assets for $420 million in February 2016.

By selecting an independent director as the next Chairman of the Board after the conclusion of the Annual Meeting, our Board’s leadership structure, consistent with the significant changes occurring at the Corporation, will move the Board into its next phase and continue to ensure clear accountability and enhance the Corporation’s ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

At the time Mr. Harvey was appointed Chairman of the Board, the Board also had determined that it was appropriate and necessary to have a Lead Independent Director, defined as an independent director who has served for at least one year with the Corporation. CONSOL’s corporate governance guidelines state that the Lead Independent Director has the following duties and authority:

•	To act as a liaison between the Chairman of the Board and the independent directors;

•	To preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•

To review and approve with the Chairman of the Board the schedule of meetings, meeting agendas and types of information to be provided for each Board meeting and to review with the Chairman of the Board whether there are particular risks which the Board should focus upon at such meetings;

•	To direct the Chief Executive Officer or Corporate Secretary to call a special meeting of the independent directors;

•	To consult directly with major stockholders, when requested and appropriate to do so; and

•	To perform such other duties as may from time to time be delegated to the Lead Independent Director by the Board.

The Board appointed Mr. Baxter to this position in June 2010 and has re-appointed him each year thereafter. With Mr. Baxter’s service as a long-standing member of the CONSOL Board and as former chairman of the board of directors of CNX Gas, the Board determined that he was ideally suited for the position of Lead Independent Director. Following the Annual Meeting, the Chairman of the Board will be an independent director and, as such, the Board will not appoint a new Lead Independent Director upon Mr. Baxter’s retirement from the Board at the conclusion of the Annual Meeting.

Our Board is composed of more than a majority of independent directors and after the Annual Meeting, assuming all of the nominees are elected, all of the Board members (except the Chief Executive Officer) will be independent. In addition, as indicated below, each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, described below in “Committees of the Board of Directors,” is composed entirely of independent directors, including the chairperson of each respective committee. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our Lead Independent Director and Chairman of the Board (following the conclusion of the Annual Meeting), benefits the Corporation and our shareholders.

Board’s Role in Risk Management

Our management team is responsible for the management and assessment of risk at the Corporation and its subsidiaries and communicating those risks to our Board. Through regular presentations to the Board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses the risks affecting the Corporation, its subsidiaries and our business. In 2015, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Corporation and communicated the results of the analysis to the full Board.

Under our Corporate Governance Guidelines, the Board is charged with assessing major risks facing the Corporation and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the Board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

10	CONSOL Energy 2016 Proxy Statement

The Audit Committee assists the Board in its general oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Corporation’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of our public reporting, compliance with legal and regulatory requirements, the performance and independence of our independent auditors, the performance of our internal audit department, the effectiveness of disclosure controls and procedures, and the adequacy and effectiveness of our risk management policies and related practices.

Our Finance Committee is charged with monitoring and evaluating risks affecting the Corporation consistent with its charter, specifically through its review of our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts.

Our Health, Safety and Environmental Committee addresses various risks associated with health, safety, the environment and security, and reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety, environmental or security matters, and (iii) management’s response to the foregoing legal matters.

Our Nominating and Corporate Governance Committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our directors on an annual basis to ensure that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of the Corporation’s business.

Finally, our Compensation Committee reviews and comments on our succession planning and assesses whether our compensation policies and practices incentivize excessive risk-taking. See “Compensation Policies and Practices As They Relate To CONSOL’s Risk Management” on page 41 for a discussion of the Compensation Committee’s findings and conclusions with respect to the Corporation’s compensation policies and practices.

Committees of the Board of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Health, Safety and Environmental. Actions taken by our committees are reported to the full Board. In January 2016, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the NYSE and other applicable regulatory requirements. See “Determination of Director Independence” on page 27 for additional information regarding the Board’s independence determinations with respect to its members.

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee retains on behalf of CONSOL an independent registered public accounting firm to audit the financial statements of CONSOL and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee, Messrs. Davis, Mills and Baxter, qualify as an “audit committee financial expert.” A copy of the audit committee’s report for the 2015 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of four directors, establishes executive compensation policies consistent with the Corporation’s objectives and shareholder interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our executive compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and certain other employees;

CONSOL Energy 2016 Proxy Statement	11

•

overseeing our compensation plans, including the establishment of performance goals under the Corporation’s incentive compensation arrangements, and reviewing performance against those goals in determining incentive award payouts;

•	reviewing and monitoring our management development and succession plans and activities;

•	overseeing our special executive retirement benefits, executive severance, executive change in control arrangements and/or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors on our Board; and

•	overseeing the outside compensation consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under the Plan to our officers. In accordance with applicable law, in January 2015, the Compensation Committee authorized our Chief Executive Officer to grant up to 770,000 shares of our common stock (in the form of equity incentive awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the Plan and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

In October 2013, the Compensation Committee retained Towers Watson to assist it with its evaluation of our compensation programs for executive officers and directors. The scope of the consultant’s work for the Compensation Committee included, among other matters:

•	the development and review of a relevant peer group of companies;

•	the benchmarking of components of our compensation programs with those of our peer group;

•	assisting our Compensation Committee with the development of performance goals underlying the short- and long-term incentive programs; and

•	assessing the overall competitiveness of our executive compensation program.

Before retaining Towers Watson, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After such review, the Committee determined that no conflict of interest arose out of the retention of the Towers Watson consulting team. Towers Watson did not provide any services to the Corporation in 2015, other than to the Compensation Committee.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page  29.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of four directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at annual meetings of shareholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. Each of the director nominees was recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting.

12	CONSOL Energy 2016 Proxy Statement

In making director recommendations, the Nominating and Corporate Governance Committee will consider for nomination candidates whose names are submitted by shareholders. In 2016, Messrs. Lanigan, Platt and Roberson were recommended for election to our Board by certain shareholders. After the Board and management conducted interviews with them, considered their qualifications to serve on the Board, and completed thorough conflicts and background checks, the Nominating and Corporate Governance Committee recommended their nomination for election to the Board at the Annual Meeting.

Shareholders wishing to submit names of candidates for election as directors should submit the names of candidates to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 84 for more information on making director nominations. In assessing the Board’s membership needs, the Nominating and Corporate Governance Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Nominees and directors must have or have had experience in positions with a high degree of responsibility and leadership experience in companies or institutions with which they are or have been affiliated. Nominees and directors are selected based upon contributions that they can make to CONSOL. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the competencies described above;

•	at appropriate times, actively seek individuals qualified to become new members of the Board; and

•	evaluate and recommend to our Board the slate of director nominees to be elected by the shareholders at CONSOL’s next annual meeting of shareholders.

CONSOL does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the Nominating and Corporate Governance Committee, and ultimately the Board, seeks director nominees with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Corporation’s governance and strategic needs.

Finance Committee

Our Finance Committee, which currently consists of four directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts.

CONSOL Energy 2016 Proxy Statement	13

Health, Safety and Environmental Committee

Our Health, Safety and Environmental Committee, which currently consists of three directors, provides oversight of the Corporation’s policies and management systems with respect to health, safety and environmental matters. Our Health, Safety and Environmental Committee generally is responsible for:

•	overseeing management’s monitoring and enforcement of the Corporation’s policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•

reviewing with management the quality of the Corporation’s procedures for identifying, assessing, monitoring and managing the principal risks facing our business associated with health, safety, environmental protection and security and reporting the Committee’s findings to the Board, as deemed necessary or appropriate;

•

reviewing the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and environmental protection;

•

reviewing (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing matters; and

•

reviewing any significant health, safety and environmental public policy and legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of the Corporation or the industry, and management’s response to such matters.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Amended and Restated Bylaws;

•	CONSOL Corporate Governance Guidelines;

•	CONSOL Code of Director Business Conduct and Ethics;

•	CONSOL Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL, including executive employees;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees;

•	Internal Audit Charter;

•	Related Party Policy; and

•	Corporate Responsibility Report.

We also will provide a printed copy of any of these documents free of charge upon request to shareholders who contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes, including a retirement age policy that generally provides that no member of the Board who has attained the age of 75 shall be nominated for re-election or re-appointment to the Board at the next Annual Meeting of Shareholders.

14	CONSOL Energy 2016 Proxy Statement

Membership and Meetings of the Board of Directors and its Committees

In 2015, all of the incumbent directors attended no fewer than 96% of the aggregate of:

•	the total number of meetings held by our Board (during the period for which he or she was a director); and

•	the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served).

Committee membership as of April 1, 2016 and the number of meetings held during 2015 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
J. Brett Harvey	Chair	-	-	-	-	-
Philip W. Baxter	Lead Indep. Dir.	Member	-	Member	-	-
Alvin R. Carpenter	Member	-	Chair	-	Member	-
Nicholas J. DeIuliis	Member	-	-	-	-	-
William E. Davis	Member	Member	-	Chair	-	-
David C. Hardesty, Jr.	Member	-	-	-	Member	Member
Maureen E. Lally-Green	Member	-	-	Member	-	Chair
Gregory A. Lanham	Member	-	Member	-	-	Member
John T. Mills	Member	Chair	Member	-	-	-
William P. Powell	Member	-	-	Member	Chair	-
William N. Thorndike, Jr.	Member	-	Member	-	Member	-
No. of 2015 Meetings	12(1)	9	7	4	4	4

(1)	Of the 12 Board meetings, five were “Regularly Scheduled Meetings” and seven were “Special Meetings.”

During 2015, the non-management directors held 6 executive sessions of the Board. The presiding director for the executive sessions was Mr. Baxter, our Lead Independent Director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman of the Board or the independent directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman of the Board or the independent directors, as intended. Information concerning how to communicate with the Board is also included on CONSOL’s website at www.consolenergy.com.

CONSOL Energy 2016 Proxy Statement	15

DIRECTOR COMPENSATION TABLE – 2015

The following table sets forth the compensation of our directors for the 2015 fiscal year:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)		Option Awards(3)	All Other Compensation(4)		Total
James E. Altmeyer, Sr. (5)	$46,667	$-		-	-		$46,667
Philip W. Baxter	$157,500	$150,000		-	-		$307,500
Alvin R. Carpenter	$140,000	$150,000		-	-		$290,000
William E. Davis	$136,667	$150,000	(6)	-	-		$286,667
Raj K. Gupta(5)	$75,000	$-		-	-		$75,000
David C. Hardesty, Jr.	$120,000	$150,000	(6)	-	-		$270,000
J. Brett Harvey(7)	$618,750	$150,000		-	1,076,943	(8)	$1,845,693
Maureen E. Lally-Green	$126,667	$150,000	(6)	-	-		$276,667
Gregory A. Lanham	$120,000	$150,000	(6)	-	-		$270,000
John T. Mills	$142,500	$150,000	(6)	-	-		$292,500
William P. Powell	$126,667	$150,000	(6)	-	-		$276,667
William N. Thorndike, Jr.	$120,000	$150,000	(6)	-	-		$270,000
Joseph T. Williams(5)	$65,000	$-		-	-		$65,000

(1)	Mr. DeIuliis is a member of the Board of Directors of CONSOL. During 2015, Mr. DeIuliis served as the Chief Executive Officer of CONSOL, and as a result his compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. In 2015, he did not receive any additional compensation in connection with their service on our Board.

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value is computed based upon the closing price per share of CONSOL’s stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2015 Annual Report. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.

As of December 31, 2015, the number of RSUs held by our current non-employee directors was: 4,555 for Messrs. Baxter, Carpenter, Davis, Hardesty, Harvey, Lanham, Mills, Powell, Thorndike and Ms. Lally-Green. In addition, as of December 31, 2015: (i) Messrs. Hardesty and Powell each had 24,101 deferred RSUs; (ii) Mr. Mills had 20,903 deferred RSUs; (iii) Mr. Davis had 19,621 deferred RSUs; (iv) Ms. Lally-Green had 6,776 deferred RSUs; and (v) Messrs. Lanham and Thorndike had 2,394 deferred RSUs. In addition, Mr. Lanham had 5,486 deferred stock units and Mr. Thorndike had 5,466 deferred stock units outstanding.

(3)	No option awards were granted to directors in 2015. As of December 31, 2015, the number of shares underlying option awards held by our non-employee directors was: 1,104,233 for Mr. Harvey, 2,962 for Messrs. Davis, Mills and Powell and 988 for Mr. Hardesty.

(4)	The non-employee directors are permitted to use a de minimis number of tickets purchased by CONSOL to attend sporting or other events when such tickets are not otherwise being used for business purposes.

(5)	Messrs. Altmeyer, Gupta and Williams retired from the Board at the 2015 annual meeting of shareholders.

(6)	Each of Messrs. Davis, Hardesty, Lanham, Mills, Powell, Thorndike and Ms. Lally-Green elected to defer until termination of service, 100% of their RSU award granted on May 6, 2015 (or 4,539 RSUs). Upon termination of service, all of the shares underlying these RSU awards will be delivered in a one-time distribution.

(7)	In connection with Mr. Harvey’s resignation as Executive Chairman effective January 31, 2015, the Board approved the following compensation to be paid to Mr. Harvey as the non-employee Chairman of the Board: (i) a $675,000 annual cash retainer and (ii) a $150,000 annual non-employee director equity retainer in the form of restricted stock units.

(8)	Includes $164,661 of wages as an employee, vehicle allowance, lodge reimbursement, financial planning, and $890,098 relating to the vesting of RSUs due to retirement. The total also includes $5,192 in matching contributions made by CONSOL under the 401(k) plan. The values attributable to the portion of the PSU awards for 2014 that vested due to Mr. Harvey’s retirement are not included in the table as these awards are indeterminable at this time, given that they remain subject to the future attainment of performance goals (i.e., for the 2014 – 2016 performance period).

16	CONSOL Energy 2016 Proxy Statement

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, directors may elect to receive deferred stock units, which carry dividend equivalent rights. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CONSOL Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation (January 1, 2015 - December 31, 2015)
Chairman Retainer	$675,000
Board Retainer	$120,000
Committee Chair Retainer (excluding Audit Committee and Compensation Committee Chair Retainer)	$10,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Lead Independent Director Retainer	$30,000
Annual Equity Award (RSUs)	$150,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee by its compensation consultants in December 2013.

CONSOL Non-Employee Director Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. All of these options have fully vested. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holders of these options may exercise all or any part of their options at any time prior to the tenth anniversary of the grant date, which is the expiration date. If a director’s service is terminated for cause, all options held by such director, if any, will be forfeited as of the termination date.

CONSOL Non-Employee Director RSUs

Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest in full one year from the grant date. A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying a RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

CONSOL Energy 2016 Proxy Statement	17

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a “change in control” (as defined in our Plan), all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for “cause” (as defined in our Plan) or he or she ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to the Corporation upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 60 for definitions under our Plan.

CONSOL Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or any portion of their annual cash Board retainer and director meeting fees. Participation in the plan is at the election of the particular director. Upon the Corporation’s receipt of a deferral agreement from a director, an account is established by the Corporation on behalf of such director and is credited with all fees selected by the participating director. Prior to February 21, 2006, the account of each participant in the Directors Deferred Fee Plan was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Directors Deferred Fee Plan, which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had instead been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account will earn interest as provided in the plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to any benefits to be received by them under the plan. At this time, there are no participants in the Directors Deferred Fee Plan.

CONSOL Non-Employee Director Deferred Stock Units

Under the terms of our Plan, non-employee directors may elect to receive deferred stock units in lieu of all or any portion of their retainer fees otherwise payable to such director in cash, or to defer receipt of shares to be paid to them in the form of deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If a director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested deferred stock units granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for “cause” (as defined in our Plan) or a breach of the proprietary information covenant contained in the deferred stock unit agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 60 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the

18	CONSOL Energy 2016 Proxy Statement

Internal Revenue Code of 1986, as amended (the “Code”). At this time, Messrs. Lanham and Thorndike are the only non-employee directors who have elected to receive deferred stock units in lieu of their retainer fees.

CONSOL Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CONSOL. The stock ownership guidelines provide, among other things, that our directors hold CONSOL common stock (not including shares issuable upon the exercise of options) with a value equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of December 31, 2015, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period.

CONSOL Energy 2016 Proxy Statement	19

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive and all directors and executive officers of the Corporation as a group, as of March 14, 2016.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 14, 2016 (i.e., May 13, 2016) and the shares underlying deferred stock units and the shares underlying RSUs that will be settled before May 13, 2016. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Southeastern Asset Management, Inc.(2) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	52,835,737	23.1%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	27,474,676	12.0%
The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	19,053,953	8.3%
Greenlight Capital, Inc.(5) 140 East 45th Street, 24th Floor New York, NY 10017	17,449,716	7.6%
Franklin Mutual Advisors, LLC(6) 101 John F. Kennedy Parkway Short Hills, NJ 07078-2789	14,235,027	6.2%
State Street Corporation(7) One Lincoln Street Boston, MA 02111	12,490,328	5.5%
UBS Group AG(8) Bahnhofstrasse 45 Zurich, Switzerland	12,172,220	5.3%
J. Brett Harvey(9)(10)	2,050,391	*
Nicholas J. DeIuliis(9)(11)	671,540	*
Stephen W. Johnson(9)	222,157	*
William E. Davis(9)	38,904	*
John T. Mills(9)	54,079	*
William P. Powell(9)	41,973	*
Alvin R. Carpenter	89,600	*
James C. Grech(9)	39,161	*
Philip W. Baxter	34,875	*
David C. Hardesty, Jr(9)	31,864	*
David M. Khani(9)	32,449	*
Gregory A. Lanham(12)	22,441	*
William N. Thorndike, Jr.(13)	142,421	*
Timothy C. Dugan	17,261	*
Maureen E. Lally-Green	12,640	*
Bernard Lanigan, Jr.+ (14)	30,000	*
Joseph P. Platt+	-	*
Edwin S. Roberson+	-	*
All current directors and current executive officers as a group	3,450,815	1.5%

20	CONSOL Energy 2016 Proxy Statement

*	Indicates less than one percent (1%) ownership.

+	Indicates director nominee.

(1)	As of March 14, 2016, there were 229,363,247 shares of CONSOL common stock outstanding.

(2)	Based on a Schedule 13D/A filed by Southeastern Asset Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on January 6, 2016. Southeastern Asset Management, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 23,956,423 shares, shared or no voting power with respect to 28,879,314 shares, sole dispositive power with respect to 27,831,713 shares and shared voting and dispositive power with respect to 25,004,024 shares. The Schedule 13D/A indicates that Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to 12,263,500 shares, and that Longleaf Partners Small-Cap Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to 12,464,200 shares.

(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 8, 2016, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to have sole voting power with respect to 26,071,705 shares and be the beneficial owner of and have sole dispositive power with respect to 27,474,676 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock Asset Management Schweiz AG, BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Limited, and BlackRock Asset Management North Asia Limited.

(4)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2016. The Vanguard Group, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 363,745 shares, shared voting power with respect to 11,900 shares, sole dispositive power with respect to 18,688,808 shares and shared dispositive power with respect to 365,145 shares.

(5)	Based on a Schedule 13G/A filed by Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, LP (“DME Advisors”), DME Capital Management, LP (“DME CM”), DME Advisors GP, LLC (“DME GP” and together with Greenlight Inc., DME Advisors and DME, CM, “Greenlight”), and David Einhorn, the principal of Greenlight, reporting ownership as of July 20, 2015. Greenlight Inc. is deemed to be the beneficial owner of an aggregate of 17,449,716 shares, DME Advisors is deemed the beneficial owner of an aggregate of 3,863,700 shares, DME CM is deemed the beneficial owner of an aggregate of 8,167,149 shares, DME GP is deemed the beneficial owner of an aggregate of 12,030,849 shares, and Mr. Einhorn is deemed the beneficial owner of an aggregate of 29,609,565 shares.

(6)	Based on a Schedule 13G filed by Franklin Mutual Advisors, LLC with the SEC on February 2, 2016. Franklin Mutual Advisors, LLC is deemed the beneficial owner of an aggregate of 14,235,027 shares. The securities reported are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Franklin Mutual Advisors, LLC, an indirect wholly owned subsidiary of Franklin Resources, Inc.

(7)	Based on a Schedule 13G filed by State Street Corporation on February 12, 2016. State Street Corporation is deemed to be the beneficial owner of and has shared voting power and shared dispositive power with respect to 12,490,328 shares.

(8)	Based on a Schedule 13G filed by UBS Group AG on February 9, 2016. UBS Group AG is deemed to be the beneficial owner of and has shared voting power with respect to 12,168,814 shares and shared dispositive power with respect to 12,172,220 shares.

(9)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 11, 2016) as follows: Mr. Harvey, 1,061,879; Mr. DeIuliis, 322,763; Mr. Johnson, 125,759; Mr. Khani, 7,487; Mr. Grech, 19,598; Mr. Davis, 2,962; Mr. Powell, 2,962; Mr. Mills, 2,962; and Mr. Hardesty, 988.

(10)	Includes 289,183 shares of common stock held in Grantor Retained Annuity Trusts. Also includes 2,000 shares of common stock held in Mr. Harvey’s wife’s Amended and Restated Revocable Trust, dated December 17, 2007, for which Mr. and Mrs. Harvey serve as trustees, and 139,930 shares of common stock held in trusts for his children, for which the co-trustees include Mrs. Harvey and the children of Mr. and Mrs. Harvey for their respective trusts.

(11)	Includes 173,101 shares of common stock held in Grantor Retained Annuity Trusts and 1,098 shares held in trusts for his children.

(12)	Includes 5,486 deferred stock units held by Mr. Lanham.

(13)	Includes 5,466 deferred stock units held by Mr. Thorndike. As a result of Mr. Thorndike’s contractual arrangement with a third party who holds 100,000 shares of the Company stock in a margin account (50,000 of which are being reported herein), Mr. Thorndike may be deemed to have a beneficial interest with respect to the 50,000 shares held in the third party margin account. Mr. Thorndike has indicated he will use commercially reasonable efforts to pay down the margin account.

(14)	Includes 10,000 shares held by the Lanigan Family Limited Partnership, which Mr. Lanigan is one of the general partners, and 20,000 shares held by a limited liability company, which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account, but will be transitioned to non-margin status.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

CONSOL Energy 2016 Proxy Statement	21

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation’s registered equity securities to file with the SEC and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CONSOL’s records, we believe that during 2014, the Corporation’s executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements, except as specified below. A late filing of a Form 3 was made on behalf of former Controller and Vice President Lorraine L. Ritter due to the misunderstanding about whether Ms. Ritter was considered to be an “officer” for reporting purposes pursuant to Section 16(a) of the Securities Act of 1934, as amended. A Form 3 was filed to reflect Ms. Ritter’s beneficial ownership as of the date she was appointed as the Corporation’s principal accounting officer, which occurred March 1, 2013, as reflected in the Current Report on Form 8-K filed by the Corporation on March 7, 2013. A late filing of a Form 4 was made relating to Director William N. Thorndike, Jr.’s contractual arrangement with a third party that holds shares of the Corporation’s stock. Mr. Thorndike may be deemed to have a pecuniary interest with respect to 50,000 shares resulting from the July 30, 2015 purchase of 100,000 shares by the third party, which shares are held in the third party account. Due to the shares having been purchased in a third party’s account, Mr. Thorndike’s acquisition of pecuniary interest therein was inadvertently not reported on a timely basis.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The eleven nominees for election as directors for 2016 are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board, except for Messrs. Lanigan, Platt and Roberson, who are being nominated by the Board for election at the Annual Meeting. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CONSOL, other directorships, board committee memberships and ages as of March 14, 2016.

NICHOLAS J. DEIULIIS

Age: 47 Director Since: 2014 Occupation: President and Chief Executive Officer

Background: Nicholas J. DeIuliis has been our Chief Executive Officer since May 7, 2014 and our President since February 23, 2011. Mr. DeIuliis was Executive Vice President and Chief Operating Officer of CONSOL from January 16, 2009 until February 23, 2011. He previously served in various positions at CNX Gas Corporation, including President, Chief Executive Officer and Chief Operating Officer. He is currently Chairman of the Board of CNX Coal Resources GP LP. Additionally, he has previously held the following positions at CONSOL: Senior Vice President – Strategic Planning (November 1, 2004 to August 2005); Vice President – Strategic Planning (April 1, 2002 until November 1, 2004); Director – Corporate Strategy (October 1, 2001 to April 1, 2002); Manager – Strategic Planning (January 1, 2001 to October 1, 2001); and Supervisor – Process Engineering (April 1, 1999 to January 1, 2001). Mr. DeIuliis is also a member of the board of directors of the U.S. Chamber of Commerce, the University of Pittsburgh Cancer Institute, the Center for Sustainable Shale Development and the Allegheny Conference on Community Development. He is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania Bar.

Qualifications: As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 25 years of experience with CONSOL. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, challenges and the material risks facing the Corporation.

22	CONSOL Energy 2016 Proxy Statement

ALVIN R. CARPENTER

Age: 74 Director Since: 2013 Occupation: Former Vice Chairman – CSX Corporation; Director of Regency Centers Corporation	CONSOL Committees: • Compensation (Chair) • Finance

Background: Alvin R. Carpenter joined the CONSOL Board in June 2013. Mr. Carpenter currently serves as Chair of the Compensation Committee and a member of the Finance Committee. He retired from CSX Corporation (“CSX”), a railroad company, in February 2001, where he had served as vice chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to 1999 and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter served as a director of Stein Mart, Inc., a retail company, from 1996 to 2015, where he served as chairman of its compensation committee and as a member of the corporate governance committee. Mr. Carpenter serves as a director of Regency Centers Corporation, an owner and developer of dominant, grocery-anchored retail centers, since 1993, where he serves as a member of its audit, compensation and nominating and corporate governance committees. He served as a director of Lender Processing Services, Inc. from 2009 until it was sold to Fidelity National Financial, Inc. in January 2014, where he had served as its lead director, chairman of the corporate governance and nominating committee and as a member of the compensation committee. Additionally, he previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. He also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

Qualifications: Mr. Carpenter brings over 50 years of business experience to our Board, including 40 years of experience in the railroad industry where he has served in a wide variety of operating, planning and sales and marketing positions. In addition to the business expertise he developed while employed in the railroad industry, Mr. Carpenter has developed significant expertise in the areas of corporate governance, compensation and audit matters through his service on various public company boards.

WILLIAM E. DAVIS

Age: 74 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	CONSOL Committees: • Nominating and Corporate Governance (Chair) • Audit

Background: William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. From November 2007 until December 2010, Mr. Davis was a director of AbitibiBowater Inc., which produced a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 2008.

Qualifications: Having served as Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

CONSOL Energy 2016 Proxy Statement	23

MAUREEN E. LALLY-GREEN

Age: 66

Director Since:  2013

Occupation:  Former Judge on the Superior Court of

                       Pennsylvania; former Director and former

                       Associate General Secretary of the Office for

                       Church Relations for the Diocese of Pittsburgh;

                       Director of Federated Mutual Fund Complex

CONSOL Committees: • Health, Safety and Environmental (Chair) • Nominating and Corporate Governance

Background: Maureen E. Lally-Green joined the CONSOL Board in June 2013. Ms. Lally-Green currently serves as Chair of the Health, Safety and Environmental Committee and as a member of the Nominating and Corporate Governance Committee. She has served on the board of Federated Mutual Fund Complex since August 2009 and was appointed to serve on its audit committee in May 2013. Ms. Lally-Green has served in various legal and business roles and directorship positions throughout her career. She previously served as Associate General Secretary, Diocese of Pittsburgh (retired August 2015), a member of the Superior Court of Pennsylvania (retired 2009), and as a Professor of Law, Duquesne University School of Law, where she continues to teach in an adjunct capacity. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Division of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. She also holds the following positions: member, Pennsylvania State Board of Education; Director and Chair, UPMC Mercy Hospital; Regent, St. Vincent Seminary; Director and Vice Chair, Our Campaign for the Church Alive!, Inc.; Director, Saint Vincent College; and Director and Chair, Cardinal Wuerl North Catholic High School, Inc. Ms. Lally-Green also has held the positions of: Director, Auberle; Director, Ireland Institute of Pittsburgh; Director, Saint Thomas More Society; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Pennsylvania Bar Institute; and Director and Chair, Catholic High Schools of the Diocese of Pittsburgh, Inc. She is a member, among others, of the Pennsylvania Bar Association and the Allegheny County Bar Association.

Qualifications: Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania State appellate court, her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Federated Mutual Fund Complex.

GREGORY A. LANHAM

Age: 51 Director Since: 2014 Occupation: Former Director and Chief Executive Officer of FTS International, Inc.	CONSOL Committees: • Compensation • Health, Safety and Environmental

Background: Gregory A. Lanham has served on the CONSOL Board since October 2014. Mr. Lanham currently serves as a member of the Compensation Committee and the Health, Safety and Environmental Committee. From November 2013 to October 2015, he served as the Chief Executive Officer of FTS International, Inc. (“FTSI”), the largest private oil field service company in North America, and served as a member of the FTSI board of directors from May 2011 until October 2015. Previously, Mr. Lanham was the Managing Director and global head of energy and Managing Director of Investments for Australia and New Zealand at Temasek Holdings (Private) Limited, an investment company owned by the Government of Singapore. Prior to joining Temasek, Mr. Lanham spent 20 years with Anadarko Petroleum Corporation in positions of increasing responsibility, including President and General Manager of Anadarko’s Asian subsidiary. He previously held director positions at Venari Resources LLC and Black Gold Energy LLC, and is currently a director of the United Way of Tarrant County, Texas.

Qualifications: Mr. Lanham brings over 25 years of experience in the energy industry in both operations and investments. His extensive international experience in the energy industry, including his expertise in strategic planning and portfolio investment management, is a significant asset to the Board.

24	CONSOL Energy 2016 Proxy Statement

BERNARD LANIGAN, JR.

Age: 68 Director Nominee Occupation: Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.

Background: Bernard Lanigan, Jr. has been nominated for election to the Board by our Board at the Annual Meeting. He founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., an investment advisor and wealth management company, since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of Ruby Tuesday, Inc. since 2011 and Rayonier Inc. since 2015, as well as various non-public companies, including Lykes Brothers, Inc. and various endowments and private foundations. Previously, Mr. Lanigan served on the board of directors of Texas Industries, Inc.

Qualifications: Mr. Lanigan brings over 40 years of leadership experience with large, complex and diverse organizations. He has been a certified public accountant for more than 40 years and has over 35 years of experience in financial, tax, accounting, investment advising, strategic consulting, risk assessment, valuations and mergers and acquisitions matters, including as both advisor and principal.

JOHN T. MILLS

Age: 68 Director Since: 2006 Occupation: Former Chief Financial Officer – Marathon Oil Corporation	CONSOL Committees: • Audit (Chair) • Compensation

Background: John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as Chair of the Audit Committee and as a member of the Compensation Committee. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

Qualifications: As a licensed attorney with over 40 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our Corporation and particularly our Audit Committee.

JOSEPH PLATT

Age: 68 Director Nominee Occupation: General Partner, Thorn Partners, LP

Background: Joseph Platt has been nominated for election to the Board by our Board at the Annual Meeting. He is the general partner at Thorn Partners, LP, a family limited partnership, a position he has held since 1998. Mr. Platt’s career at Johnson and Higgins, a global insurance broker and employee benefits consultant (“J&H”), spanned 27 years until 1997, when J&H was sold to Marsh & McLennan Companies. At the time of the sale, Mr. Platt was an owner, director and executive vice president of

CONSOL Energy 2016 Proxy Statement	25

J&H. Mr. Platt has served on the board of directors of Greenlight Capital Re, Ltd., a property and casualty reinsurer, since 2004 and has been its lead independent director since 2007, and also serves as an independent director of BlackRock’s Open End & Liquidity Funds and on the boards of various other nonpublic companies and not-for-profit institutions.

Qualifications: Mr. Platt brings to the Board significant financial, compensation and risk management expertise.

WILLIAM P. POWELL

Age: 60 Director Since: 2004 Occupation: Managing Partner – 535 Partners LLC	CONSOL Committees: • Finance (Chair) • Nominating and Corporate Governance

Background: William P. Powell has served on the CONSOL Board since January 2004. He currently serves as Chair of the Finance Committee and as a member of the Nominating and Corporate Governance Committee. Mr. Powell previously was a director of Cytec Industries, a global specialty chemicals and materials company, from 1993 until its merger with Solvay SA in December 2015, where he served as lead independent director, chair of the governance committee and as a member of the audit committee. Until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he serves as Managing Partner. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

Qualifications: With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

EDWIN S. ROBERSON

Age: 71 Director Nominee Occupation: Chief Executive Officer, Christ Community Health Services

Background: Edwin S. Roberson has been nominated for election to the Board by our Board at the Annual Meeting. He currently serves as Chief Executive Officer of Christ Community Health Services, a health system of eight clinics providing high quality healthcare to the underserved in the Memphis, Tennessee community, a position he has held since 2014. Prior to that, Mr. Roberson served as Chief Executive Officer of various cancer research and biotech firms, and as President of Beacon Consulting, LLC, a business consulting firm, from 2006 to 2011. From 1991 to 2006, he worked at Conwood LLC, the nation’s second-largest manufacturer of smokeless tobacco products and a major seller and distributor of tobacco products manufactured by third parties, where he served in several roles, including Chief Financial Officer and, ultimately, President. After serving in the Army from 1969 to 1971, where he was awarded two Bronze Stars in Vietnam, Mr. Roberson began his professional career at KPMG, an international accounting and consulting firm, where he was a tax partner until 1991. Mr. Roberson also serves on the board of directors of Protea Biosciences, Inc. where he is chairman of the audit committee, and has served on the board of Paragon National Bank, where he was chairman of the audit committee. He also serves on the board of directors of several private corporations and currently serves or has served as a board member for a number of educational, religious, civic and charitable organizations, including Duke University Divinity School, the Boy Scouts of America, and Chairman of Methodist Le Bonheur Healthcare.

Qualifications: Mr. Roberson brings to the Board significant leadership skills and financial, accounting and strategy expertise. Further, Mr. Roberson is a certified public accountant.

WILLIAM N. THORNDIKE, JR.

Age: 52 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CONSOL Committees: • Compensation • Finance

Background: William N. Thorndike, Jr. has served on the CONSOL Board since October 2014. Mr. Thorndike currently serves as a member of the Compensation Committee and the Finance Committee. He founded Housatonic Partners, a private equity firm, in Boston, MA in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners,

26	CONSOL Energy 2016 Proxy Statement

Mr. Thorndike worked with T. Rowe Price Associates and Walker & Company, a publishing company, where he was named to the board of directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Alta Colleges; Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and White Flower Farm, Inc. Mr. Thorndike briefly served on the board of LeMaitre Vascular, Inc., a former portfolio company, after it went public. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

Qualifications: Mr. Thorndike brings over 20 years of investment and board experience to the CONSOL Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director, executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

Mr. Hardesty, a member of the Board during 2015, has a daughter who is a partner at Bowles Rice LLP (“Bowles Rice”). Bowles Rice rendered legal services to the Hess joint venture and the Noble joint venture, both of which the Corporation participates in as a 50% joint venture partner. Bowles Rice was paid approximately $3.9 million for these legal services in 2015. CONSOL’s portion of those expenditures (including the 50% portion attributable to the joint venture work) amounted to approximately $1.95 million, or approximately 5.4% of its total legal spend. CONSOL engaged Bowles Rice many years prior to Mr. Hardesty becoming a member of the Board. Mr. Hardesty was not involved in the decisions to utilize Bowles Rice.

The Audit Committee reviewed and approved the above transaction.

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, our Board has determined that each of our directors, other than Mr. DeIuliis (who is the Chief Executive Officer of CONSOL) had no material relationship with CONSOL (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CONSOL) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the

CONSOL Energy 2016 Proxy Statement	27

NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent under CONSOL’s Corporate Governance Guidelines if:

•

(i) the director is, or has been within the previous three years, employed by CONSOL or its subsidiaries, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL; provided, that employment as an interim Chairman of the Board or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•

(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman of the Board or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CONSOL or its subsidiaries (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•

(iii)(A) the director or an immediate family member is a current partner of the firm that is CONSOL’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL’s audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL’s audit within that time;

•

(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•

(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL or its subsidiaries for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•

(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CONSOL or its subsidiaries; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL or its subsidiaries (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CONSOL or its subsidiaries.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

28	CONSOL Energy 2016 Proxy Statement

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis section (the “CD&A”) is designed to provide our shareholders with an explanation of CONSOL’s executive compensation philosophy and objectives, our 2015 executive compensation program and the compensation paid by CONSOL to the following “named executives” in 2015:

•	Nicholas J. DeIuliis, President and Chief Executive Officer (“Chief Executive Officer”)

•	David M. Khani, Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)

•	Stephen W. Johnson, Executive Vice President and Chief Administrative Officer (“Chief Administrative Officer”)

•	James C. Grech, Executive Vice President and Chief Commercial Officer (“Chief Commercial Officer”)

•	Timothy C. Dugan, Chief Operating Officer – Exploration and Production (“Chief Operating Officer – E&P”)

The contents of this CD&A are organized into five sections: Section 1 – Summary; Section 2 – Pay for Performance; Section 3 – Compensation Setting Process; Section 4 – Compensation Decisions for 2015; and Section 5 – Other Compensation Policies and Information.

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

SECTION 1 - SUMMARY

Our executive compensation program is designed to attract, motivate and retain key executives who will promote both the short- and long-term growth of CONSOL and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to CONSOL’s stock price and operational performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders. Some of the highlights from 2015 include:

•	The significant reduction of the Chief Executive Officer’s compensation as a result of Mr. DeIuliis’ transition into the Chief Executive Officer role in May 2014;

•	Approximately 97.45% of the shares voted at our 2015 Annual Meeting of Shareholders approved our 2014 executive compensation program;

•	Designed the Chief Executive Officer’s compensation with 90% being at-risk and/or tied to stock price;

•	Adopted executive incentive plans that align management with shareholder interests in both weak and strong markets;

•	The implementation of stock retention requirements for equity awards granted in 2015 and beyond;

•	Below target payouts to named executives under CONSOL’s short-term incentive program;

•	No payout of CONSOL Stock Units for the 2013 – 2015 performance period; and

•	No employment agreements between CONSOL and current executives.

Managerial decisions over time drive a company’s financial performance. CONSOL’s financial and non-financial performance has been consistently solid over the years – despite the volatile economy and volatile commodity prices. This conclusion is underscored by our 2015-2016 Business, Compensation and Corporate Governance Highlights, as described on pages 3-6.

CONSOL Energy 2016 Proxy Statement	29

SECTION 2 - PAY FOR PERFORMANCE

We consistently place a substantial portion of our named executives’ compensation at-risk. As demonstrated in the following chart(s), more than a majority of our named executives’ compensation is in the form of annual and equity incentive-based compensation.

CONSOL 2015 CEO Target Pay Mix	CONSOL 2015 Other NEOs Target Pay Mix

Because a substantial amount of the compensation of our named executives’ is at-risk, there is a strong alignment between their compensation and the long-term interests of our shareholders. In short, the named executives’ compensation is highly correlated with stock price performance – if value is not delivered to our shareholders, as measured by stock price, their compensation will be adversely affected.

For further reference, the chart below shows Mr. DeIuliis’ total direct compensation in 2015 against our 1-year stock price performance, as measured by total shareholder return (“TSR”), in each case relative to a peer group of companies (as defined on page 32). As you will find, the vertical axis of the chart shows that Mr. DeIuliis’ total direct compensation was in the 25th percentile of the peer group for 2015 and the horizontal axis of the chart shows our relative TSR was similarly ranked around the 25th percentile during the same period – thus showing alignment between Mr. DeIuliis’ compensation and CONSOL’s TSR performance relative to its peers.

30	CONSOL Energy 2016 Proxy Statement

SECTION 3 - COMPENSATION SETTING PROCESS

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation and aligns their interests with those of our shareholders;

•	is tied to overall corporate performance, financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk taking; and

•	provides a competitive total pay opportunity.

Key factors affecting the Compensation Committee’s executive compensation judgments include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive officer’s performance (including contribution to the Corporation’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities at other similarly situated companies.

Results of 2015 Shareholder Vote on Named Executive Compensation

CONSOL maintains a practice of engaging in discussions with our major shareholders on various topics, including the compensation of our named executives. The insight we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

Approximately 97.45% of the shares voted at our 2015 Annual Meeting of Shareholders approved our 2014 executive compensation program. We believe this vote outcome was positively impacted by our active engagement with our shareholders over the years and our continued efforts to structure our executive compensation programs to better align the interests of our named executives and shareholders. We understand from our shareholders that the changes we have made to our executive compensation programs and business have, in fact, more closely aligned our programs with their expectations. This vote result indicated to the Compensation Committee that no significant changes needed to be made to the executive compensation program going forward.

We will continue to actively engage in discussions with our shareholders on executive compensation matters and consider shareholder views about our core principles and objectives when determining the compensation of our named executives.

Use of Peer Group and Other Benchmarking Data

A primary factor that the Compensation Committee considers in determining the total compensation opportunity available to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly situated executives by our competitors.

Since we are unique in that we are both a coal and gas producer, the Compensation Committee uses a peer group of companies that includes a mix of both coal and gas companies, against which the Compensation Committee measures our overall compensation program. The scarcity of companies similar to CONSOL means that it is difficult for the market to value our diverse holdings of coal and gas assets, which leads to a more complex business model than most, if not all, of our peers. In selecting the below companies, the Compensation Committee also considered CONSOL’s revenue and market capitalization relative to these peers and their business segment revenue.

CONSOL Energy 2016 Proxy Statement	31

In consideration of the above, the following peer companies were used to help establish 2015 compensation for our named executives (collectively, the “peer group”):

Alpha Natural Resources, Inc.	Noble Energy, Inc.
Antero Resources	Peabody Energy Corp.
Arch Coal Inc.	QEP Resources, Inc.
Cabot Oil and Gas	Range Resources
Chesapeake Energy Corporation	Southwestern Energy Co.
Devon Energy Corporation	Teck Resources
EOG Resources, Inc.	Walter Energy
EQT Corporation	WPX Energy, Inc.

The Compensation Committee’s long-term philosophy is to set the compensation for our named executives, including our Chief Executive Officer, near the median of the peer group to be consistent with CONSOL’s revenue and market capitalization relative to our peer group. On average, our current named executives are at the 27th percentile of the peer group. With respect to the average percentile ranking for the named executives’ total direct compensation compared to the peer group, the Compensation Committee’s compensation consultant found the following when evaluating the 2015 compensation packages for our named executives in late 2015:

CONSOL Percentile Rankings Among Peer Group

Average Total Direct Compensation for Named Executives	Revenue	Market Capitalization

27th percentile(1)	47th percentile(2)	39th percentile(3)

(1)	Average total direct compensation includes base salary, annual incentive payment and grant date value of long-term incentives of the following named executives: DeIuliis, Khani, Johnson, Grech and Dugan.

(2)	Based on CONSOL’s revenues of approximately $3.5 billion in 2014.

(3)	Based on CONSOL’s market capitalization of approximately $7.8 billion (as of December 31, 2014).

In connection with the preparation of the 2015 compensation program, the compensation consultant benchmarked the proposed compensation packages for the named executives against (i) proxy data available for the peer group and (ii) published survey data.

The Compensation Committee uses the compensation consultant’s benchmarking studies to determine the market pay practices of executives at comparable companies who are similarly situated to our executives. The Compensation Committee’s policy is to use the data prepared and presented by the compensation consultant as a reference point or guideline. Our named executives’ actual compensation may be higher or lower than the compensation paid to executives in similar positions at comparable companies based on CONSOL’s financial performance and a subjective, qualitative review of individual performance.

Role of Compensation Consultant

The Compensation Committee engaged Towers Watson to assist with the development of our 2015 executive compensation program. The compensation consultant is retained by the Compensation Committee and works with the Committee in coordination with management. A representative of Towers Watson generally attends Compensation Committee meetings and is available to participate in executive sessions. Aside from its retention by the Compensation Committee for the foregoing purposes, Towers Watson provided no other services to CONSOL during 2015. In order to assure Towers Watson’s independence, it is the Compensation Committee’s practice to pre-approve any work unrelated to executive compensation that may be proposed to be provided by Towers Watson. In addition, the Compensation Committee also considers all factors relevant to Towers Watson’s independence from management, including those factors mandated by the listing standards of the NYSE.

The Compensation Committee looks to the compensation consultant to review the elements of our compensation program, including the appropriate mix of short- and long-term incentives, and for any recommendations of modifications thereto, based on their review of the market practices of a peer group of companies and the Corporation’s compensation objectives. The consultant also provides ongoing input on the design of our incentive programs and the underlying performance metrics.

32	CONSOL Energy 2016 Proxy Statement

Process for Evaluating Compensation

Generally, in the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities and related performance goals of the Corporation’s compensation programs. To establish compensation for a particular named executive (other than our Chief Executive Officer), the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to the Corporation in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews:

•	our Chief Executive Officer’s compensation recommendations for each named executive (other than himself);

•	our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and

•	the benchmarking studies and tally sheets as compiled by the outside compensation consultant.

After considering the factors described above, and in consultation with the Chief Executive Officer and Towers Watson, the Compensation Committee and the Board approved the named executives’ 2015 compensation packages.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews:

•	the benchmarking studies and compensation alternatives compiled by the outside compensation consultant;

•	the Chief Executive Officer’s self-evaluation of his annual performance; and

•	the Board’s evaluation of his annual performance.

After considering these factors, the Compensation Committee and the Board typically approve the compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate in, and is not present for, any approvals relating to his compensation.

CONSOL Energy 2016 Proxy Statement	33

SECTION 4 - COMPENSATION DECISIONS FOR 2015

Elements of Executive Compensation Program

In 2015, we continued to compensate our named executives through the following elements of our executive compensation program:

Compensation Element	Form of Compensation	Performance Criteria/Formula						Purpose
1. Base Salary (page 35)	• Cash	Individual performance and experience in the role are primary factors in determining base salaries.						To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.
2. Short-Term Incentive Program (“STIC”) (page 35)	• Cash	For our 2015 STIC, the formula was:						To provide incentives to our employees to achieve operational performance goals and to reward our employees for the achievement of those goals.
		Coal Performance (50% of STIC)	+	Gas Performance (50% of STIC)	x	Profit Modifier
		Production (tons)	30%	Production (mcfe)	40%	TSR	+/-20%
		Operating Cost	30%	Operating Cost	15%
		Safety	30%	Reserve Growth	15%
		Environmental Compliance	10%	Safety	15%
				Environmental Compliance	15%

3. Long-Term Incentive Compensation Program (“LTIC”) (page 37)	• CSUs

•        For the CONSOL Stock Unit (“CSU”) award that was granted in 2013 for a 2013 – 2015 performance period, the formula was as follows (and payout would only occur if the ending stock price equated or exceeded the starting stock price):

								To create a strong incentive for our key management members to achieve our short-and long-term performance objectives and strategic plan, and to align management’s interests with our shareholders’ interests. Further, RSUs are intended to retain executive talent.
			Threshold Goals (2013 – 2015)	Achievement at End of Performance Period	Result
			Stock Price of $31.55	$7.51	No payout
			ROCE(1) of 9.04%	11.10%
	• PSUs (three-year cliff vesting)	• For 2015 PSUs, the formula was:
			Factor (2015 – 2017)	Weight
			TSR (relative to the S&P 500)	50%
			ROCE(1)	50%
	• RSUs (generally, three-year cliff vesting)	(1) Appendix A sets forth how ROCE will be calculated for the 2015-2017 performance period. • RSUs have time-based vesting.
	All equity awards settle in stock.
4. Other Agreements and Benefits (page 38)	• Change in Control Agreements • Other Retirement Benefits							To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL.
5. Perquisites (page 40)	• Club Memberships • Financial Planning (in mid-2015, this benefit was discontinued for our named executives) • Vehicle Allowance							To provide a competitive compensation package and, in certain cases, to optimize an executive officer’s time.

34	CONSOL Energy 2016 Proxy Statement

2015 Base Salary

The Compensation Committee reviewed the base salaries of our named executives in January 2015. As a result of the Compensation Committee’s review of named executives’ base salaries as compared to that of the peer group, annual base salaries for 2015 were moderately increased, as follows:

Named Executive	Salaries for 2014	Salaries for 2015	Percent Change
Chief Executive Officer	$740,000	$800,000	8.1%
Chief Financial Officer	$490,000	$505,000	3.1%
Chief Administrative Officer	$460,000	$474,000	3.0%
Chief Commercial Officer	$380,000	$392,000	3.2%
Chief Operating Officer – E&P	$412,000	$425,000	3.2%

2015 STIC

(1) Executive STIC

The STIC is designed to deliver annual cash awards when CONSOL and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CONSOL and/or our employees fall short of these targets. The STIC provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL competes for executive talent. The STIC bonus pay-outs for 2015 were determined based on a strict application of the following formula:

CONSOL Energy 2016 Proxy Statement	35

Each of Coal and Gas results are measured independently, with scores ranging from 0-200% for each component, with a 100% score indicating target performance and a higher score (up to a maximum of 200%) indicating above-target performance. If the threshold, or minimum, score of 50% is not reached for a particular goal, a score of zero is recorded for that goal. The weighted scores for Coal results and Gas results are aggregated and multiplied by the TSR modifier. All corporate goals were derived from the annual Board-approved profit objective for the year. For 2015, the Performance Factor was calculated based on the three components of Coal Results, Gas Results and TSR, as follows:

(1)	Before determining performance, 2015 STIC was first funded by a bonus pool of 2% of 2015 EBITDA, calculated as set forth on Appendix A.

(2)	Average severity score.

(3)	NOVs mean “Notices of Violations” and NONs mean “Notices of Non-Compliance.”

(4)

The STIC pay-out increased or decreased by 20% if the Corporation’s stock price, measured at the beginning of the performance period (using the 20-day average stock price ending December 31, 2014) and at the end of the performance period (using the 20-day average stock price ending on December 31, 2015) increased or decreased by more than 5%.

36	CONSOL Energy 2016 Proxy Statement

Based on the results of each of the three components above, the Performance Factor for 2015 was calculated at 81.3% of the target payout. Accordingly, the ultimate payouts to our named executives for 2015 performance were as follows:

STIC Payout Information

(2015 Performance)

Named Executive	Target Opportunity Percentages (% of Base Salary)(1)	Target Payout Opportunity	Actual Payout (rounded up to nearest thousand)
Chief Executive Officer	120%	$960,000	$781,000
Chief Financial Officer	70%	$353,500	$288,000
Chief Administrative Officer	65%	$308,100	$251,000
Chief Commercial Officer	65%	$254,800	$208,000
Chief Operating Officer – E&P	65%	$276,250	$225,000

(1)

The Compensation Committee determined the 2015 Target Opportunity Percentages for our named executives based on a review of competitive data and performance. The Compensation Committee and Board approved the Target Opportunity Percentages and Target Payouts for each of the named executives.

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve our longer-term performance objectives in CONSOL’s strategic plan and to align management’s interests with those of our shareholders.

In January 2015, the Compensation Committee determined that each named executive would receive his entire 2015 long-term incentive opportunity in the form of PSUs and RSUs, with 55% of each named executive’s target long-term incentive opportunity in the form of PSUs, and 45% in the form of RSUs.

(1) 2015 PSUs

The PSUs vest, if earned, after the end of a three-year performance period (January 1, 2015 through December 31, 2017).

The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved three-year performance goals. The vesting of the named executives’ 2015-2017 PSU awards will be calculated at the end of the performance period based on the following pre-established, equally-weighted goals (if the threshold EBITDA performance condition is achieved):

(i)

TSR relative to the S&P 500 at the end of the three-year performance period equaling or exceeding the 25th percentile (for threshold pay-out), 50th percentile (for target pay-out) and 75th or greater percentile (for maximum pay-out); and

(ii)	average ROCE for the three-year performance period (with payout capped at 200% of target).

The Compensation Committee has determined that the EBITDA performance condition and the ROCE target number constitute confidential information, disclosure of which would result in competitive harm to CONSOL. When the EBITDA performance condition and ROCE goal were established, the Compensation Committee believed that they were set at challenging, yet achievable levels based upon a review of CONSOL’s performance in the prior three-year period and its business goals and objectives for the 2015-2017 performance period. EBITDA performance condition and ROCE goal will be calculated as described on Appendix A. The EBITDA performance condition and ROCE goal will be disclosed in the 2018 proxy once the performance period has been completed and any earned awards are reported.

CONSOL Energy 2016 Proxy Statement	37

The Compensation Committee approved the following 2015 PSU awards for the named executives (in the dollar amounts shown below):

Named Executive	PSUs (Target)
Chief Executive Officer	$3,300,000
Chief Financial Officer	$953,150
Chief Administrative Officer	$825,000
Chief Commercial Officer	$715,000
Chief Operating Officer – E&P	$660,000

(2) 2015 RSUs

In order to retain key executive talent, the Compensation Committee approved awards of time-based, three-year ratable vesting RSU awards to all of the named executives.

The 2015 RSUs granted to each of the named executives were as follows:

Named Executive	Aggregate Grant Date Dollar Value of 3-Year RSU Awards
Chief Executive Officer	$2,700,000
Chief Financial Officer	$779,850
Chief Administrative Officer	$675,000
Chief Commercial Officer	$585,000
Chief Operating Officer – E&P	$540,000

(3) Payout of CSUs Covering 2013-2015 Performance Period

In January 2013, the Compensation Committee approved the award of CSUs to our named executives and other key employees at that time, which had a performance period from January 1, 2013 through December 31, 2015. For the CSU awards that were granted in 2013 to be earned, both of the following threshold goals had to be satisfied at the end of the performance period:

Goals	Results	Threshold Satisfied?
Stock Price of $31.35 (“Beginning Price”) or Greater	$7.51/share (“Ending Price”) (December 31, 2015)	No
ROCE of 9.04%(1) or Greater	11.10% (includes actual results through December 31, 2015)	Yes

(1)	The calculation of the ROCE result is set forth on Appendix A.

Following the performance period, the Compensation Committee determined the stock price performance goal of the 2013 CSU awards had not been achieved (e.g., the Ending Price did not equal or exceed the Beginning Price) and, as a result, no pay-outs were made to the Chief Executive Officer and other grantees of the CSU awards.

Additional information regarding the 2013 grant of the CSUs is included in CONSOL’s definitive proxy statement filed on March 28, 2014.

SECTION 5 - OTHER COMPENSATION POLICIES AND INFORMATION

Retirement Benefit Plans

CONSOL maintains retirement benefit plans, including supplemental retirement plans, which are intended to attract and retain key talent. CONSOL also continues to move toward a defined contribution strategy to deliver retirement benefits to its employees. In 2014, we froze the retirement plan for certain employees and eliminated retiree medical for all active employees, including our named executives.

38	CONSOL Energy 2016 Proxy Statement

Change in Control Agreements

We have change in control agreements with each of our named executives who are currently employed by us, which we refer to as “CIC Agreements”). The CIC Agreements provide for a “double trigger” requirement, in that each named executive will receive severance benefits only if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) and such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, the named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay, plus a multiple of incentive pay (as defined in each named executive’s respective CIC Agreement) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	2.5
Chief Financial Officer	2.5
Chief Administrative Officer	2.0
Chief Commercial Officer	2.0
Chief Operating Officer – E&P	2.0

Additionally, benefits would be continued for 24 to 30 months (as set forth in the applicable CIC Agreement) and equity grants would accelerate and vest in connection with a change in control. The Compensation Committee believes that providing change in control benefits in the CIC Agreements and equity award agreements would motivate executives to take actions in the event of a proposed change in control that are in the best interests of CONSOL and its shareholders, while reducing the distraction of the potential impact of such a transaction on the named executive personally. To protect the business interests of CONSOL, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables and Information” on page 56.

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL, our CIC Agreements that were entered into prior to 2009 provide for tax gross-ups in the event of a change in control (the CIC Agreements of Messrs. Khani, Dugan and Grech, which were entered into more recently, do not contain change in control tax gross-ups). If it is determined that any payment or distribution by CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Administrative Officer) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Administrative Officer) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC Agreements entered into prior to 2009, the Compensation Committee determined that such gross-up payments were consistent with general market practice at that time such that each executive would receive the intended level of severance benefits unencumbered by the 20% excise tax. It is CONSOL’s policy not to provide tax gross-ups in future CIC Agreements, as evidenced by the more recent agreements with Messrs. Khani, Dugan and Grech.

Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy, which provides that the Compensation Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter that was paid to an executive officer in the three years prior to a restatement as a result of CONSOL’s material non-compliance with the financial reporting requirements of the securities laws if (i) such officer is responsible for such restatement and (ii) the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of the Corporation’s stock, the value of which is a multiple of that employee’s base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the

CONSOL Energy 2016 Proxy Statement	39

exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement which is as follows:

Named Executive	Ownership Requirement (As Multiple of Base Salary)	Actual Ownership (As Multiple of Base Salary(1))
Chief Executive Officer	5.5	9.44
Chief Financial Officer	3.5	2.37
Chief Administrative Officer	2.5	4.42
Chief Commercial Officer	2.5	2.87
Chief Operating Officer–E&P	2.5	2.10

(1)	Based on the Corporation’s 200-day average rolling stock price per share ending December 31, 2015 of $17.78.

Our stock ownership guidelines were implemented by the Compensation Committee to further align our named executives’ interests with those of our shareholders and to comply with what we believe are best practices. CONSOL reviews named executives’ compliance with the stock ownership guidelines annually. As of December 31, 2015, all of our named executives had satisfied their stock ownership guidelines, or are expected to within the five-year period.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers (including named executives) and employees from engaging in any of the following activities with respect to securities of CONSOL (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CONSOL stock on margin; (ii) short sales; (iii) buying or selling options (other than the grant and exercise of compensatory stock options by CONSOL to directors, officers and employees), including buying or selling puts or calls or other hedging transactions with CONSOL securities; or (iv) pledging CONSOL stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course). As disclosed in the Beneficial Ownership of Securities table above, as a result of Mr. Thorndike’s contractual arrangement with a third party who acquired shares in a margin account, Mr. Thorndike may be deemed to own 50,000 shares that were acquired on margin. Mr. Thorndike has indicated he will use commercially reasonable efforts to pay down the margin.

Stock Retention Requirements

In December 2012, the Committee implemented stock retention requirements for CONSOL Stock Unit awards granted after December 31, 2012 to provide that 50% of the shares relating to such awards must generally be held until the earlier of (i) ten years from the time of award share settlement or (ii) normal retirement. Additionally, the Compensation Committee implemented stock retention requirements applicable to certain of our employees and officers (including the named executives) for regular annual cycle PSU and RSU awards granted after December 31, 2014 in which 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from grant or (ii) age 62.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL’s compensation program. Our principal perquisite programs include club memberships, financial planning assistance (in mid-2015 this benefit was discontinued for our named executives), de minimis personal usage of company purchased event tickets and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 57. In early 2009, management and our Board collectively decided to eliminate tax gross-ups on CONSOL-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing our compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the Corporation and program intent.

With some exceptions, Section 162(m) of the Code limits CONSOL’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers).

40	CONSOL Energy 2016 Proxy Statement

Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. In order to serve the interests of our shareholders, awards made under our STIC and PSU awards are structured to comply with Section 162(m) of the Code to maximize our tax deductions. For a description of the Section 162(m) components of our 2015 STIC and 2015-2017 PSU programs, see Appendix A.

Although the Compensation Committee strives to provide the named executives with compensation packages that will preserve deductibility of significant components of those packages to the extent reasonably practicable or consistent with our compensation objectives, the Committee believes that shareholder interests are best served by not restricting the Committee’s flexibility in structuring, determining and ultimately approving payment with respect to these compensation programs (even if the programs or such decisions may result in certain non-deductible compensation).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              Alvin R. Carpenter, Chairman

              Gregory A. Lanham

              John T. Mills

              William N. Thorndike, Jr.

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO CONSOL’S RISK MANAGEMENT

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks.

In January 2016, the Compensation Committee reviewed an assessment of the risks, if any, to CONSOL associated with our compensation policies and practices. The Compensation Committee, with management, reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on the Corporation. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including Safety, EBITDA, ROCE, and TSR. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.

•

Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics. In cases where management determines performance scores, the Compensation Committee and Board generally review and make judgments regarding these determinations.

•

Cap on Incentive Payouts: Our incentive programs use financial measures with sliding scales, with amounts, if potentially earned, interpolated between threshold, target and maximum. Payouts are capped at a percentage of the target award to protect against excessive payouts.

CONSOL Energy 2016 Proxy Statement	41

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in the Corporation and retain shares of the Corporation acquired through equity grants for the long-term.

Based on its review of the Corporation’s internal controls and the risk mitigating components of the Corporation’s compensation programs identified in the management team’s risk assessment, together with the assistance of its outside compensation consultant, it was determined that the Corporation’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

42	CONSOL Energy 2016 Proxy Statement

SUMMARY COMPENSATION TABLE – 2015, 2014 AND 2013

The following table discloses the compensation for Mr. DeIuliis, the principal executive officer of CONSOL, Mr. Khani, the principal financial officer of CONSOL, and the other three most highly compensated executive officers of CONSOL serving at fiscal year-end 2015: Mr. Johnson, the Chief Administrative Officer, Mr. Grech, the Chief Commercial Officer, and Mr. Dugan, Chief Operating Officer – E&P.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)		Stock Awards(1) (e)		Option Awards(2) (f)	Non-Equity Incentive Compensation(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)		Total (j)
Nicholas J. DeIuliis(6)	2015	$798,154	$-		$6,129,389	(7)	$-	$781,000	$-	$54,063	(8)	$7,762,606
President and Chief	2014	$738,500	$-		$4,018,389		$-	$1,776,000	$1,734,790	$58,418		$8,326,097
Executive Officer	2013	$721,635	$362,500	(15)	$3,493,687		$-	$1,074,000	$-	$71,450		$5,723,272

David M. Khani	2015	$504,539	$-		$1,770,399	(9)	$-	$288,000	$30,412	$48,885	(10)	$2,642,235
Chief Financial	2014	$489,000	$-		$1,797,637		$-	$686,000	$89,804	$44,339		$3,106,780
Officer	2013	$472,308	$240,000	(15)	$537,490		$-	$425,000	$45,277	$40,440		$1,760,515

Stephen W. Johnson	2015	$473,569	$-		$1,532,362	(11)	$-	$251,000	$241,524	$42,823	(12)	$2,541,278
Chief Administrative	2014	$459,000	$-		$1,462,508		$-	$598,000	$643,446	$42,610		$3,205,564
Officer	2013	$443,269	$275,000	(15)	$911,584		$-	$380,000	$21,856	$40,440		$2,072,149

James C. Grech	2015	$391,631	$-		$1,328,039	(13)	$-	$208,000	$382	$51,388	(14)	$1,979,440
Chief Commercial	2014	$379,000	$-		$1,334,773		$-	$494,000	$237,265	$44,463		$2,489,501
Officer	2013	$360,865	$185,000	(15)	$354,756		$-	$285,000	$-	$99,582		$1,285,203

Timothy C. Dugan	2015	$424,600	$-		$1,225,878	(18)	$-	$225,000	$26,970	$45,305	(17)	$1,947,753
Chief Operating Officer – E&P	2014	$369,846	$100,000	(16)	$1,450,000		$-	$457,000	$53,527	$122,106		$2,552,479

(1)	The values set forth in this column reflect awards of RSUs and PSUs (including CONSOL Stock Units), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For RSUs and PSUs, the grant date fair value is computed based upon the closing price per share of CONSOL’s stock on the date of grant, except that for PSUs, there is an adjustment based on estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2015 Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such units vest.

(2)	No option grants were made to the named executives for the years reported in the table.

(3)	Includes cash incentives earned in the applicable year under the CONSOL STIC. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Employee Retirement Plan, the CONSOL Retirement Restoration Plan, the CONSOL Supplemental Retirement Plan and the Defined Contribution Restoration Plan (the “New Restoration Plan”). These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CONSOL’s applicable Annual Reports on Form 10-K (Note 16 in the 2015 Annual Report for the 2015 amount, Note 16 in the 2014 Annual Report for the 2014 amount, and Note 16 in the 2013 Annual Report for the 2013 amount). Zero is shown for Mr. DeIuliis for 2015 because the actual change in pension value was a decrease in the amount of $474,444.

(5)	On April 6, 2009, CONSOL filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. In 2015, none of the named executives used tickets purchased by the Corporation to attend sporting events or other events in excess of the four ticket de minimis level.

(6)	Mr. DeIuliis did not receive any compensation from CONSOL in connection with his Board service in 2015.

(7)	Includes the target amount of Mr. DeIuliis’ PSU award for 2015. The maximum amount is $6,600,000. This value does not correspond to the actual value that may be recognized by Mr. DeIuliis.

(8)	Mr. DeIuliis’ personal benefits for 2015 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, and financial planning. On occasion, Mr. DeIuliis had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,900 in matching contributions made by CONSOL under its 401(k) plan.

(9)	Includes the target amount of Mr. Khani’s PSU award for 2015. The maximum amount is $1,906,300. This value does not correspond to the actual value that may be recognized by Mr. Khani.

(10)	Mr. Khani’s personal benefits for 2015 include: an annual vehicle allowance, annual physical exam, luncheon and city club dues and financial planning. On occasion, Mr. Khani had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,900 in matching contributions and $7,950 in qualified non-elective contributions made by CONSOL under its 401(k) plan.

CONSOL Energy 2016 Proxy Statement	43

(11)	Includes the target amount of Mr. Johnson’s PSU award for 2015. The maximum amount is $1,650,000. This value does not correspond to the actual value that may be recognized by Mr. Johnson.

(12)	Mr. Johnson’s personal benefits for 2015 include: an annual vehicle allowance and financial planning. The total in column (i) also includes $15,900 in matching contributions and $7,950 in qualified non-elective contributions made by CONSOL under its 401(k) plan.

(13)	Includes the target amount of Mr. Grech’s PSU award for 2015. The maximum amount is $1,430,000. This value does not correspond to the actual value that may be recognized by Mr. Grech.

(14)	Mr. Grech’s personal benefits for 2015 include: an annual vehicle allowance, annual physical exam, country club membership, and financial planning. On occasion, Mr. Grech had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,900 in matching contributions made by CONSOL under its 401(k) plan.

(15)	Bonuses awarded in connection with the Murray Transaction.

(16)	Mr. Dugan received $100,000 as a cash signing bonus when he joined CONSOL on January 27, 2014.

(17)	Mr. Dugan’s personal benefits for 2015 include: an annual vehicle allowance, annual physical exam and financial planning. On occasion, Mr. Dugan had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,900 in matching contributions and $7,950 in qualified non-elective contributions made by CONSOL under its 401(k) plan.

(18)	Includes the target amount of Mr. Dugan’s PSU award for 2015. The maximum amount is $1,320,000. This value does not correspond to the actual value that may be recognized by Mr. Dugan.

GRANTS OF PLAN-BASED AWARDS - 2015

The following table sets forth each grant made to a named executive in the 2015 fiscal year under plans established by CONSOL.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of Stock or Units (RSUs)(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (Target)(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas J. DeIuliis	-	384,000	960,000	1,920,000	-	-	-	-	-	-	-
	1/30/15	-	-	-	56,995	113,990	227,980	-	-	-	$3,429,389
	1/30/15	-	-	-	-	-	-	93,265	-	-	$2,700,000
David M. Khani	-	141,400	353,500	707,000	-	-	-	-	-	-	-
	1/30/15	-	-	-	16,463	32,925	65,850	-	-	-	$990,549
	1/30/15	-	-	-	-	-	-	26,938	-	-	$779,850
Stephen W. Johnson	-	123,240	308,100	616,200	-	-	-	-	-	-	-
	1/30/15	-	-	-	14,249	28,498	56,996	-	-	-	$857,362
	1/30/15	-	-	-	-	-	-	23,317	-	-	$675,000
James C. Grech	-	101,920	254,800	509,600	-	-	-	-	-	-	-
	1/30/15	-	-	-	12,349	24,698	49,396	-	-	-	$743,039
	1/30/15	-	-	-	-	-	-	20,208	-	-	$585,000
Timothy C. Dugan	-	110,500	276,250	552,500	-	-	-	-	-	-	-
	1/30/15	-	-	-	11,399	22,798	45,596	-	-	-	$685,878
	1/30/15	-	-	-	-	-	-	18,653	-	-	$540,000

(1)	Awards were made pursuant to the STIC under the Executive Annual Incentive Plan. Actual incentive plan payments based on fiscal 2015 performance are set forth in column (g) of our Summary Compensation Table above.

(2)	These columns report the number of PSUs that may be earned pursuant to the awards granted under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.

(3)	Each of the RSU awards was granted under the Plan.

(4)	The values set forth in this column reflect awards of RSUs and PSUs (at target), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Top 718. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2015 Annual Report. The values do not correspond to the actual values that will be recognized by the named executives.

44	CONSOL Energy 2016 Proxy Statement

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Plans and Agreements with Named Executives

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, and long-term equity awards generally in the form of stock options, RSUs, and/or PSUs. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

STIC

To be eligible to receive an annual award under the STIC, a named executive must be an active, full-time employee on December 31 of the year in which the award was granted, have worked for at least three months of that same year and be an active employee on the date the annual award is paid out unless the named executive is an early, normal or incapacity retiree in which case the named executive must only be an active, full-time employee on December 31 of the year in which the award was granted. For more information on the STIC, see “Compensation Discussion and Analysis” on page 29.

RSUs

RSUs are granted under our Plan. Our Compensation Committee determines the number of RSUs to be granted to each participant, the duration of such awards, the conditions under which the RSUs may be forfeited to CONSOL, and the other terms and conditions of such awards. RSUs are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service. The timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

PSUs

The PSU awards, including the CONSOL Stock Unit awards, represent a contingent right to receive shares of CONSOL common stock to the extent such units are earned and become payable pursuant to the terms of the Plan and related award documents. For more information on the PSU awards, see “Compensation Discussion and Analysis” on page 29.

CONSOL Energy 2016 Proxy Statement	45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2015

The following table sets forth all unexercised options, and unvested RSU and PSU awards that have been awarded to our named executives by CONSOL and were outstanding as of December 31, 2015.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
Nicholas J. DeIuliis	48,072	(3)	-	-	27.900	2/17/2019	-		-	-	-
	35,589	(4)	-	-	50.500	2/16/2020	-		-	-	-
	152,046	(5)	-	-	45.050	6/15/2020	-		-	-	-
	34,177	(6)	-	-	48.610	2/23/2021	-		-	-	-
	52,879	(7)	-	-	35.820	3/01/2022	-		-	-	-
	-		-	-	-	-	120,410	(8)	951,239	-	-
	-		-	-	-	-	-		-	174,772	1,380,699
David M. Khani	7,487	(7)	-	-	35.820	3/01/2022	-		-	-	-
	-		-	-	-	-	35,952	(8)	284,021	-	-
	-		-	-	-	-	19,866	(12)	156,941	-	-
	-		-	-	-	-	-		-	-	-
	-		-	-	-	-	-		-	46,673	368,717
Stephen W. Johnson	18,806	(3)	-	-	27.900	2/17/2019	-		-	-	-
	12,193	(4)	-	-	50.500	2/16/2020	-		-	-	-
	60,819	(5)	-	-	45.050	6/15/2020	-		-	-	-
	13,722	(6)	-	-	48.610	2/23/2021	-		-	-	-
	20,219	(7)	-	-	35.820	3/01/2022	-		-	-	-
	-		-	-	-	-	34,926	(8)	275,915	-	-
	-		-	-	-	-	-		-	-	-
	-		-	-	-	-	-		-	48,816	380,669
James C. Grech	2,174	(9)	-	-	44.100	5/02/2016	-		-	-	-
	3,566	(10)	-	-	34.850	2/20/2017	-		-	-	-
	1,437	(11)	-	-	78.650	2/19/2018	-		-	-	-
	2,932	(3)	-	-	27.900	2/17/2019	-		-	-	-
	2,172	(4)	-	-	50.500	2/16/2020	-		-	-	-
	654	(13)	-	-	43.940	6/01/2020	-		-	-	-
	2,405	(6)	-	-	48.610	2/23/2021	-		-	-	-
	4,258	(7)	-	-	36.140	1/26/2022	-		-	-	-
	-		-	-	-	-	26,677	(8)	210,748	-	-
	-		-	-	-	-	16,261	(12)	128,462	-	-
	-		-	-	-	-	-		-	33,877	267,628
Timothy C. Dugan	-		-	-	-	-	37,735	(8)	298,106	-	-
	-		-	-	-	-	10,886	(14)	81,754	-	-
	-		-	-	-	-	-		-	22,934	181,179

(1)	The market value for RSUs and PSUs was determined by multiplying the closing market price for CONSOL common stock on December 31, 2015 ($7.90) by the number of shares underlying the RSU and PSU awards.

(2)	This column shows the aggregate number of unvested PSUs. The performance period for the PSU awards granted in 2015 is January 1, 2015 through December 31, 2017 and for 2014 PSUs the period is January 1, 2014 through December 31, 2016. The PSU amounts presented for the 2015 and 2014 PSU awards are based on achieving performance goals at the target level.

46	CONSOL Energy 2016 Proxy Statement

(3)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted February 16, 2010 and February 19, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Represents 100% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee for the performance period ending December 31, 2010, on February 16, 2012 by the Compensation Committee for the performance period ending December 31, 2011, on January 28, 2013 by the Compensation Committee for the period ending December 31, 2012 and on January 28, 2014 by the Compensation Committee for the period ending December 31, 2013.

(6)	Options granted February 23, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(7)	Options granted February 29, 2012 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	RSUs granted on January 31, 2014 and January 30, 2015 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date. The CONSOL Stock Unit awards with a performance period ending December 31, 2015 are not included in this column because the awards were not earned, and, as a result, the awards were canceled in their entirety.

(9)	Options granted May 2, 2006 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(10)	Options granted on February 20, 2007 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Options granted February 19, 2008 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	RSUs granted on January 31, 2014, which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date.

(13)	Options granted June 1, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(14)	RSUs granted on September 24, 2014 which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED TABLE – 2015

The following table sets forth information concerning each exercise of CONSOL stock options and the vesting of RSUs and PSUs of CONSOL during the 2015 fiscal year.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas J. DeIuliis	-	-	92,217	$2,687,683
David M. Khani	-	-	10,489	$306,197
Stephen W. Johnson	-	-	22,160	$648,411
James C. Grech	2,464	$13,272	3,725	$109,029
Timothy C. Dugan	-	-	9,429	$272,970

(1)	Values include vesting of PSU awards granted in 2012 and RSU awards granted in each of 2012 and 2014.

CONSOL Energy 2016 Proxy Statement	47

PENSION BENEFITS TABLE – 2015

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CONSOL Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Nicholas J. DeIuliis	Employee Retirement Plan	25	$484,118	-
	Retirement Restoration Plan	16	$0	-
	Supplemental Retirement Plan	20	$4,828,211	-
David M. Khani	Employee Retirement Plan	3	$30,829	-
	Supplemental Retirement Plan	0.25	$15,326	-
	New Restoration Plan	4	$182,310	-
Stephen W. Johnson	Employee Retirement Plan	7	$80,771	-
	Supplemental Retirement Plan	10	$1,863,139	-
James C. Grech	Employee Retirement Plan	14	$243,934	-
	Retirement Restoration Plan	5	$40,865	-
	Supplemental Retirement Plan	10	$513,037	-
	New Restoration Plan	4	$117,560	-
Timothy C. Dugan	Employee Retirement Plan	1	$9,850	-
	New Restoration Plan	2	$70,647	-

(1)	The accumulated benefits included in this column were computed through December 31, 2015 using the assumptions stated in the financial statements included in the 2015 Annual Report (Note 16).

UNDERSTANDING OUR PENSION BENEFITS TABLE

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan

Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across CONSOL’s employee population and formed a part of the general retirement benefit program available to employees through December 31, 2015. Effective January 1, 2016, the Pension Plan was frozen.

Eligibility

The Pension Plan covers employees of the Corporation and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. The Pension Plan does not include other categories of individuals, such as leased employees, independent contractors and employees covered by a collective bargaining agreement that does not provide for participation in the Pension Plan. On September 30, 2014, the Pension Plan was amended to reduce future accruals of pension benefits as of December 31, 2014. The plan amendment called for a hard freeze of the Pension Plan on December 31, 2014 for employees who were under age 40 or had less than 10 years of service as

48	CONSOL Energy 2016 Proxy Statement

of September 30, 2014. In addition, employees hired or rehired on or after October 1, 2014 are not eligible to participate in the Pension Plan. Beginning January 1, 2015, the Corporation contributed an additional 3% Qualified Non-Elective Contribution (QNEC) of eligible compensation into the 401(k) plan accounts for these affected employees. Employees who were age 40 or over and had at least 10 years of service as of September 30, 2014 continued in the Pension Plan unchanged and were not eligible for the QNEC. As a result of this amendment, Messrs. Khani, Johnson and Dugan received the additional 3% QNEC into their 401(k) plan accounts effective January 1, 2015 and did not accrue any additional benefits under the Pension Plan after December 31, 2014. Messrs. DeIuliis and Grech were not impacted by these changes and continued in the Pension Plan unchanged, with no eligibility for the QNEC, during 2015. On September 9, 2015, the Pension Plan was amended to cease future accruals of pension benefits as of December 31, 2015. The plan amendment calls for a hard freeze of the Pension Plan on December 31, 2015 for all remaining participants in the plan. In addition, the 401(k) plan was amended to end the additional 3% QNEC as of December 31, 2015. As a result of these amendments Messrs. DeIuliis and Grech will not accrue any additional benefits under the Pension Plan after December 31, 2015 and Messrs. Khani, Johnson and Dugan will cease to receive any further QNEC under the 401(k) plan after December 31, 2015.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by the Corporation or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. DeIuliis, Johnson and Grech have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2015, if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2015, Mr. DeIuliis is eligible for separation retirement under the Pension Plan; however, he would not be entitled to payment until he attained age 50.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2015, Messrs. Johnson and Grech were eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2015.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code (up to $265,000). Such covered compensation is reflected in the salary column (c) of the Summary Compensation Table. Prior to January 1, 2006,

CONSOL Energy 2016 Proxy Statement	49

pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and retain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the statutory limitations imposed by the Code.

In December 2006, the Board authorized amendments to the Restoration Plan which froze the plan effective December 31, 2006 for CONSOL employees and December 31, 2005 for CNX Gas employees. After the applicable date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of the applicable date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum. Any such lump sum distribution of benefits will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50, except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Benefits under the Restoration Plan are paid in the form of a lump sum. As of December 31, 2015, Mr. Grech was eligible for early retirement under the Restoration Plan. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Supplemental Retirement Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets.

The named executives and other eligible individuals are participants in the Supplemental Retirement Plan. On September 9, 2009, the Board adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit under the plan for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Messrs. DeIuliis and Johnson. The amendments to the plan are consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization which occurred in January 2009.

In September 2011, the Board also authorized amendments to the Supplemental Retirement Plan which froze the plan effective December 31, 2011 for current and future CONSOL employees except for certain officers referred to hereafter as the excepted employees. After the applicable date, no existing participant or future CONSOL employee, other than the excepted employees, accrues benefits and no compensation or service is counted for purposes of calculating benefits under the Supplemental Retirement Plan. Frozen participant’s years of service will continue to accrue solely for vesting purposes. Messrs. DeIuliis and Johnson are excepted employees and continue to accrue benefits under the Supplemental Retirement Plan. Messrs. Khani and Grech are frozen participants under the Supplemental Retirement Plan. We established the Supplemental Retirement Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws.

50	CONSOL Energy 2016 Proxy Statement

The Compensation Committee has reserved the right to terminate a participant’s participation in the Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the Supplemental Retirement Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the Supplemental Retirement Plan.

No benefit will be vested under the Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables and Information” on page 56.

Benefits under the Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan

In September 2011, the Board approved and adopted the New Restoration Plan, effective January 1, 2012. The New Restoration Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The New Restoration Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CONSOL employees who are eligible to participate and accrue benefits in the Supplemental Retirement Plan are ineligible to participate in the New Restoration Plan.

The Board established the New Restoration Plan upon the freezing of the Supplemental Retirement Plan as to certain employees in order to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. Messrs. Khani, Grech and Dugan and other eligible individuals are participants in the New Restoration Plan.

The Compensation Committee has reserved the right to terminate a participant’s participation in the New Restoration Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the New Restoration Plan’s basic eligibility standards, the participant’s participation in New Restoration Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required.

Eligibility for benefits under the New Restoration Plan is determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the Award Period exceed the compensation limits imposed by section 401(a)(17) of the Code (up to $265,000 for 2015) are eligible for benefits under the New Restoration Plan for the Award Period. The amount of each eligible participant’s benefit under the plan is equal to 9% times annual base salary as of December 31 and amounts received under the CONSOL Energy Inc. STIC or other annual incentive program earned for services rendered by the participant during the Award Period less 6% times the lesser of annual base salary as of December 31 or the compensation limit imposed by the Code for the Award Period ($265,000 for 2015).

CONSOL Energy 2016 Proxy Statement	51

Benefits under the New Restoration Plan will be paid in the form of two hundred forty (240) equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by two hundred forty (240). Benefits shall commence in the month immediately following the later to occur of: (i) the month in which the participant turns age 60 or (ii) the month containing the six-month anniversary date of the participant’s separation from service.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CONSOL and/or CNX Gas, in the case of Messrs. DeIuliis and Johnson, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2015, and any stock options vested as of December 31, 2015 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2015). The tables assume that employment termination and/or the change in control occurred on December 31, 2015 and a valuation of our common stock based on its closing market price per share on December 31, 2015 of $7.90 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 29 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 45. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$2,000,000
Short-Term Incentive(2)	-	-	-	$960,000	-	$3,025,833
Severance Pay Plan(3)	-	$369,231	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$951,239	$951,239	-	$951,239	-	$951,239
PSUs: Unvested	$1,380,699	$1,380,699	-	$1,380,699	$618,452	$1,380,699
CONSOL Stock Units: Unvested	-	-	-	-	-	$838,245
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$16,016
401(k) payment	-	-	-	-	-	$39,750
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$11,891,819
280G Tax Gross-up(7)	-	-	-	-	-	$8,475,395
Total:	$2,331,938	$2,701,169	-	$3,291,938	$618,452	$28,643,996

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

52	CONSOL Energy 2016 Proxy Statement

David M. Khani*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$1,262,500
Short-Term Incentive(2)	-	-	-	$353,500	-	$1,165,833
Severance Pay Plan(3)	-	$38,846	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$440,962	$440,962	-	$440,962	-	$440,962
PSUs: Unvested	$368,717	$368,717	-	$368,717	$158,585	$368,717
CONSOL Stock Units: Unvested	-	-	-	-	-	$128,896
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	$14,737
Supplemental Retirement Plan(6)	$41,061	-	-	$12,544	$41,061	$39,754
401(k) payment	-	-	-	-	-	$59,625
New Restoration Plan	-	-	-	-	-	$139,013
280G Tax Reduction(7)	-	-	-	-	-	$(1,300,000)
Total:	$850,740	$848,525	-	$1,175,723	$199,646	$2,345,037

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Stephen W. Johnson*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$948,000
Short-Term Incentive(2)	-	-	-	$308,100	-	819,333
Severance Pay Plan(3)	-	$91,154	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$185,294	$185,294	-	$185,294	-	$185,294
PSUs: Unvested	$226,509	$226,509	-	$226,509	$75,500	$226,509
CONSOL Stock Units: Unvested	-	-	-	-	-	$218,672
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$15,601
401(k) payment	-	-	-	-	-	$47,700
Supplemental Retirement Plan(6)	-	-	-	-	-	$1,697,527
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$411,803	$502,957	-	$719,903	$75,500	$4,183,636

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

CONSOL Energy 2016 Proxy Statement	53

James C. Grech*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$784,000
Short-Term Incentive(2)	-	-	-	$254,800	-	$658,000
Severance Pay Plan(3)	-	$105,538	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$339,210	$339,210	-	$339,210	-	$339,210
PSUs: Unvested	$267,628	$267,628	-	$267,628	$112,991	$267,628
CONSOL Stock Units: Unvested	-	-	-	-	-	$85,035
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$17,170
401(k) payment	-	-	-	-	-	$31,800
Restoration Plan	-	-	-	-	-	$4,068
Supplemental Retirement Plan(6)	-	-	-	-	-	$459,545
New Restoration Plan	-	-	-	-	-	$64,343
280G Tax Reduction(7)	-	-	-	-	-	$(1,000,000)
Total:	$606,838	$712,376	-	$861,638	$112,991	$1,735,799

*	Applicable footnotes follow this table.

Timothy C. Dugan

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$850,000
Short-Term Incentive(2)	-	-	-	$276,250	-	$682,000
Severance Pay Plan(3)	-	$16,346	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$384,106	$384,106	-	$384,106	-	$384,106
PSUs: Unvested	$181,179	$181,179	-	$181,179	$60,396	$181,179
CONSOL Stock Units: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$14,286
401(k) payment	-	-	-	-	-	$47,700
New Restoration Plan	-	-	-	-	-	$69,588
280G Tax Reduction(7)	-	-	-	-	-	$(900,000)
Total:	$565,285	$581,631	-	$841,535	$60,396	$1,353,859

*	Applicable footnotes follow this table.

(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a “change in control.”

(2)	In the event of death, Messrs. Khani, DeIuliis, Johnson, Grech and Dugan would earn the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro-rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurred. Assuming a target payout for 2015 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

54	CONSOL Energy 2016 Proxy Statement

(3)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2015, Messrs. Khani, DeIuliis, Johnson, Grech and Dugan were entitled to 4 weeks, 24 weeks, 10 weeks, 14 weeks, and 2 weeks, respectively, of severance.

(4)	If a currently employed named executive is eligible for Early Retirement or Normal Retirement, each as defined by the applicable equity award agreements, that named executive would be entitled to the following amounts for unvested options, RSUs, and PSUs, respectively, under any termination scenario except termination for cause (in which case, the equity is forfeited): Mr. Johnson (Early Retirement eligible): $0, $90,620, $155,709. Messrs. DeIuliis, Khani, Grech and Dugan are not eligible for Early Retirement or Normal Retirement, and as such, they would not receive the value of such equity awards in the event of a Separation Retirement. The values for long-term incentive compensation represent the value of the unvested CONSOL stock options, RSUs, PSUs, and CONSOL Stock Units, which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CONSOL unvested options, RSUs and PSUs was calculated using a closing market price per share of $7.90 for CONSOL (noting that no value is listed for the options when the strike price exceeds $7.90 and assumes target payout for the PSUs).

(5)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2015, Messrs. DeIuliis and Khani, pursuant to their change in control agreements, would be entitled to the continuation of medical, drug, and dental coverage for a period of 30 months and Messrs. Khani, Johnson, Grech and Dugan would each be entitled to 24 months.

(6)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control. Further, the SERP pays an unreduced benefit in the event of Incapacity Retirement or Disability, and accordingly, Messrs. DeIuliis, Johnson and Grech would receive $9,585,490, $1,548,722, and $537,270, respectively, in such cases.

(7)	This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Khani, Grech and Dugan would be reduced pursuant to the terms of their change in control agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 39.6%, 3.07% and 2.35%, respectively;

•	Any payments with respect to the 2015 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);

•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

CONSOL Energy 2016 Proxy Statement	55

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES AND INFORMATION

Executive Summary Regarding Agreements and/or Programs with Change of Control Termination Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Messrs. DeIuliis and Johnson, CNX Gas:

•	Change in Control Agreements;

•	Stock Option Agreements;

•	RSU Agreements;

•	PSU and CONSOL Stock Unit Awards;

•	Supplemental Retirement Plan;

•	New Restoration Plan

•	Severance Pay Plan for Salaried Employees.

Change in Control Agreements

As of December 31, 2015, Messrs. Khani, Grech, and Dugan each had change in control severance agreements with CONSOL, and Messrs. DeIuliis and Johnson each had change in control severance agreements with CONSOL and CNX Gas (which we refer to collectively as the “CIC Agreements”).

The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CONSOL change in control (as described below) (and/or, in the case of Messrs. DeIuliis and Johnson, a CNX Gas change in control (as described below)) by CONSOL (and/or by CNX Gas, in the case of Messrs. DeIuliis and Johnson) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), or is requested by a third party initiating the CONSOL change in control (and/or the CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) or (ii) within the two-year period after a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2015, the named executives would be entitled to receive:

•

a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Messrs. DeIuliis and Khani, 2.5; and for Messrs. Johnson, Grech, and Dugan, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Grech, and Dugan, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if he would have been eligible for post-retirement medical benefits had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s (or CNX Gas’s, in the case of Messrs. DeIuliis and Johnson) post-retirement program for so long as such coverage would have been available under such program, or the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) will provide monthly reimbursements to him in lieu of such coverage;

56	CONSOL Energy 2016 Proxy Statement

•

a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Grech, and Dugan, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Messrs. DeIuliis and Khani, 30 months; and for Messrs. Johnson, Grech and Dugan, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) all equity awards granted to each of the executives will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, the executives (other than Messrs. Khani, Grech and Dugan) will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

In the case of Messrs. Khani, Grech and Dugan, the provisions of their CIC Agreements provide that in the event that any payment or distribution by CONSOL would constitute an “excess parachute payment” within the meaning of Section 280G, CONSOL will limit such payments to an amount below the excess parachute payment amount, such that there will not be any excise tax on such payments.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause,” under the CIC Agreements, is a determination by the Board (or the CNX Gas Board, in the case of Mr. DeIuliis and Johnson) that the executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

CONSOL Energy 2016 Proxy Statement	57

A “change in control” under the CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson); provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) directly from the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) that is approved by the then incumbent Board (or incumbent CNX Gas board, in the case of Messrs. DeIuliis and Johnson), (B) any acquisition by the Corporation (or by CNX Gas or the Corporation and any of their respective subsidiaries in the case of Messrs. DeIuliis and Johnson) of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), (C) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation (including CNX Gas), (D) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by an underwriter holding securities of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date (or in the case of Messrs. DeIuliis and Johnson, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Messrs. DeIuliis and Johnson) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board (or incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) are deemed to have then been a member of the incumbent Board (or incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson), but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (or the CNX Gas board, in the case of Messrs. DeIuliis and Johnson);

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) or a direct or indirect wholly owned subsidiary of the Corporation (or a direct or indirect wholly owned subsidiary of CNX Gas, in the case of Messrs. DeIuliis and Johnson), a sale or other disposition of all or substantially all of the assets of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), or other transaction involving the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation (or, in the case of Messrs. DeIuliis and Johnson, the Corporation and/or any of its subsidiaries) beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board (or the CNX Gas Board, in the case of Messrs. DeIuliis and Johnson, other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board (or the incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

•

(iv) approval by the shareholders of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) of a complete liquidation or dissolution of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

•

(v) in the case of Messrs. DeIuliis’ and Johnson’s CIC Agreements, other than a time when CONSOL and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CONSOL change in control (as described in clauses (i) through (iv) above).

58	CONSOL Energy 2016 Proxy Statement

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) or transfer of substantially all of the Corporation’s (or CNX Gas’s, in the case of Messrs. DeIuliis and Johnson) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) under the applicable CIC Agreement; or

•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the award agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, will remain exercisable until the expiration date, and the non-competition and certain non-solicitation provisions in the agreement will not apply. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

RSUs

All shares subject to RSU awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of certain specified termination of employment events such as “incapacity retirement” under the Pension Plan, as in effect at that time or termination of employment by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

CONSOL Energy 2016 Proxy Statement	59

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with a special vesting event.

In addition, if employment is terminated for “cause” or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

PSU and CONSOL Stock Unit Awards

The PSU and CONSOL Stock unit awards also include special vesting provisions in connection with certain employment termination circumstances, including a named executive’s employment termination on account of death or disability (as defined in our Plan) or by reason of a reduction in force as specified and implemented by the Corporation.

However, in the case of a disability (as defined in our Plan), the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive worked in the performance period. If a named executive’s employment with CONSOL or any affiliate generally is terminated for any other reason, including by the named executive voluntarily, or by CONSOL with or without cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and non-solicitation provisions contained in the award agreement.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

Change in Control and Restrictive Covenant Provisions—CONSOL Stock Options, RSUs, PSUs and CONSOL Stock Units

All stock options, RSU, PSU and CONSOL Stock Unit awards, whether or not vested, vest (at target in the case of PSU and CONSOL Stock Unit awards) upon a “change in control,” which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the

60	CONSOL Energy 2016 Proxy Statement

Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

Supplemental Retirement Plan

If a participant’s employment with CONSOL or any subsidiary terminates for “cause” (which is defined in the Supplemental Retirement Plan to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control.”

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 48 for more information regarding the Supplemental Retirement Plan.

CONSOL Energy 2016 Proxy Statement	61

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with the Corporation and its subsidiaries in connection with a “change in control” (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan.

Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” (as defined in the Severance Pay Plan) or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CONSOL asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination.

In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CONSOL and schedule a later vacation at a time mutually agreed upon with CONSOL.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

ACCOUNTANTS AND AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL and Ernst & Young LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2015, the audited financial statements of the Corporation for the fiscal year ended December 31, 2015 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 16 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management).

The Audit Committee also has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

62	CONSOL Energy 2016 Proxy Statement

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee:

John T. Mills, Chairman
Philip W. Baxter
William E. Davis

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2015 and December 31, 2014.

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CONSOL’s annual financial statements for the years ended December 31, 2015 and December 31, 2014 and fees for other services rendered by E&Y during those periods. The following table details the fees billed to CONSOL during 2015, excluding the fees billed to CNX Coal Resources LP and CONE Midstream Partners LP.

	2015 (E&Y Fees)	2014 (E&Y Fees)
Audit Fees	$3,711,187	$2,777,519
Audit-Related Fees	$-	$-
Tax Fees	$-	$62,488
All Other Fees	$1,995	$1,995

Total	$3,713,182	$2,842,002

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CONSOL’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL’s financial statements.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice and tax planning in 2014, for work performed in connection with the Murray Transaction and a tax basis project.

CONSOL Energy 2016 Proxy Statement	63

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for a subscription to E&Y’s GAAIT service, an electronic accounting and research tool offered by E&Y.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y in 2015 and 2014 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g., annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g., audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

PROPOSAL NO. 2—RATIFICATION OF ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL in respect of the fiscal year ended December 31, 2016. The Audit Committee recommends that the shareholders of CONSOL ratify this anticipated appointment.

If the shareholders of CONSOL do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2016 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE ANTICIPATED APPOINTMENT OF ERNST  & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

PROPOSAL NO. 3—APPROVAL OF CONSOL’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 annual meeting of shareholders, our shareholders voted to conduct this advisory vote on an annual basis.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to overall corporate performance, financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

64	CONSOL Energy 2016 Proxy Statement

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 29, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2015 in more detail, including information about the fiscal year 2015 compensation paid to our named executives and how we responded to shareholder concerns.

CONSOL has a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2015, see “Compensation Discussion and Analysis – Summary.” We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2015 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2015. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2015, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2015, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVES IN 2015, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CONSOL ENERGY INC.

EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2015.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/15	7,999,392	(1)	$43.49	(2)	2,246,532

Equity compensation plans not approved by security holders	-		-		-

Total	7,999,392	(1)	$43.49	(2)	2,246,532

(1)	Of this total, 4,423,806 shares are subject to outstanding stock options, 1,375,659 shares are subject to outstanding RSUs, 10,944 shares are subject to outstanding deferred stock units, 2,188,983 shares are subject to outstanding PSUs and CSUs (assuming maximum payout in each case).

CONSOL Energy 2016 Proxy Statement	65

(2)	The weighted-average exercise price does not take into account the RSUs, deferred stock units, PSUs, CSUs or cash-settled phantom stock units.

The CONSOL Energy Inc. Equity Compensation Plan (for purposes of this paragraph, the “Plan”) was approved prior to CONSOL’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of shares of common stock that can be covered by grants to 18,200,000 shares. In April 2009, shareholders approved an amendment to the Plan that increased the total number of shares issuable under the Plan to 23,800,000, and in May 2012, shareholders approved an amendment to the Plan that increased the total number of shares issuable under the Plan to 31,800,000.

PROPOSAL NO. 4—AMENDMENT AND RESTATEMENT OF THE CONSOL ENERGY INC. EQUITY INCENTIVE PLAN

Overview

The Corporation proposes to amend and restate our Equity Incentive Plan (as amended and restated, the “Plan”) to, among other matters, increase the number of shares authorized for issuance under the Plan by 10,550,000 (i.e., from 31,800,000 to 42,350,000) and to approve the performance metrics relating to performance-based awards granted under the Plan that are intended to comply with Section 162(m) of the Code. The following is a summary of the Plan, which is qualified in its entirety by the complete text of the Plan attached as Appendix B to this Proxy Statement. To the extent the description below differs from the Plan text in Appendix B, the text of the Plan governs the terms and provisions of the Plan. Because our executive officers and directors are eligible to receive awards under the Plan, they may be deemed to have a personal interest in the adoption of this proposal.

Purposes of the Proposal

The Board has concluded that the adoption of the Plan is necessary to maintain the availability of equity incentive awards for the Corporation’s and its subsidiaries’ employees and other individuals who perform services for the Corporation and its subsidiaries. We believe that equity compensation is an essential element of our compensation package and that equity awards align employees’ and directors’ interests with those of our shareholders. Our Board recommends a vote for approval of the Plan because it will allow us to continue to use equity-based incentives and promote the goals of our compensation strategy. The Plan, as amended, will only become effective subject to approval by our shareholders. In light of the limited available pool of shares under the current Equity Incentive Plan and the expectation that the Plan would be presented for approval at the 2016 Annual Meeting, the Corporation has granted performance share units and options, with the right to retain and receive payment under each such award subject to, and contingent upon, approval of the Plan by the Corporation’s shareholders, as discussed in further detail below in the section entitled “New Plan Benefits.” If shareholders do not approve the Plan at the 2016 Annual Meeting, these contingent awards will be cancelled.

Equity Incentive Plan Summary

The purposes of our Plan are to promote the interests of the Corporation and our shareholders by:

•	attracting and retaining eligible directors, executive officers and other key employees of the Corporation and our affiliates;

•	motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and

•	enabling such individuals to participate in the potential long-term growth and financial success of the Corporation.

The Plan is administered by our Compensation Committee, which has delegated the day-to-day ministerial aspects of our Plan to our officers, as permitted by the terms of the Plan. Our Compensation Committee grants awards under our Plan. Awards to non-employee directors are subject to approval by our Board. The employees and directors of the Corporation and our affiliates are eligible to receive awards under our Plan. Approximately 233 of the Corporation’s employees (including our executive officers) and 10 of our currently-serving non-employee directors participate in our Plan.

66	CONSOL Energy 2016 Proxy Statement

The Plan consists of the following components: stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards (cash and equity), deferred stock units and other stock-based awards. The total number of shares of the Corporation’s common stock with respect to which awards presently may be granted under our current Equity Incentive Plan is 31,800,000, and the Board recommends that our shareholders approve an increase to the number of shares authorized for issuance under the Plan by 10,550,000 shares, for an aggregate of 42,350,000 shares authorized for issuance under the Plan.

The Compensation Committee’s independent compensation consultant, Towers Watson, provided assistance with preparing the Plan. Based on an analysis of leading proxy advisory firms’ policies on equity-based compensation plans and the importance of long-term incentives in supporting the key objectives of the Corporation’s equity compensation program, management recommended, and the Board approved, among other changes to the Plan, the proposed increase of 10,550,000 shares available for issuance under the Plan, which represented approximately 4.6% of our outstanding common stock as of January 20, 2016. This increase in the number of shares available for issuance under the Plan would have had a value of approximately $53,383,000 million based on the closing market price per share of the Corporation’s common stock on that date ($5.06 per share).

The Board has adopted the Plan, subject to shareholder approval. Absent such approval, the Plan will not become effective, and the awards described under “New Plan Benefits” that were granted subject to, and contingent upon, shareholder approval will be cancelled. Therefore, it is not possible at present to determine the amount or form of any award that will be granted or available for grant to any person in the future, other than the contingent awards described under “New Plan Benefits.”

Description of Other Principal Amendments to the Plan

The following summarizes certain principal changes reflected in the Plan as compared to our current Equity Incentive Plan, aside from the proposed increase in the number of authorized shares:

•

Increase in Minimum Vesting Periods for SARs. The Plan generally provides for an increased minimum vesting schedule for SARs from six months to at least 12 months. The Plan continues generally to provide for a standard minimum vesting schedule of at least three years with respect to options, restricted stock and RSUs.

•

Adopt Annual Limit on Dollar Value of Non-Employee Director Awards and Revise Other Limits. Among other changes to share limits set forth in the Plan, the Plan includes a new limit which provides that non-employee directors may not be granted awards under the Plan with an aggregate maximum value of more than $500,000 in any one fiscal year of the Corporation.

•	Clarification of Clawback Policy. The Plan provides for a robust recoupment policy with respect to awards that may be granted to participants.

•

Other Changes. The Plan also provides for certain clarifying changes and revisions, including with respect to the treatment of vesting and adjustments of awards in the event of certain corporate transactions and other administrative provisions and definitions.

Limitations on Awards

Subject to certain anti-dilution adjustments described below, under the Plan, no participant may be granted:

•	Stock options or SARs for more than 3,000,000 shares in any one calendar year;

•

Performance awards (payable in shares) that are intended to be performance-based compensation under Section 162(m) of the Code for more than 2,000,000 shares (based on a target award level on the grant date) in any one calendar year; or

•

Performance awards (payable in cash) that are intended to be performance-based compensation under Section 162(m) of the Code for more than $15,000,000 (based on a target award level on the grant date) in any one calendar year.

CONSOL Energy 2016 Proxy Statement	67

Notwithstanding anything in the Plan to the contrary and subject to certain anti-dilution adjustments described below, no non-employee director may receive, in any one fiscal year of the Corporation, awards specifically granted under the Plan with an aggregate maximum value, calculated as of their respective grant dates, of more than $500,000.

The Plan provides that the aggregate number of shares available for issuance under the Plan will be reduced by one share for each share issued in settlement of any award; provided, however, that (i) such aggregate number of shares will be reduced by 1.62 shares for each share issued in settlement of a “full-value award” (i.e., any award under the Plan pursuant to which shares, other than a stock option or SAR, may be issued), (ii) no more than 10,000,000 shares, in the aggregate, may be issued with respect to incentive stock options, and (iii) any award (or portion thereof) settled in cash will not be counted against or have an effect upon the number of shares available for issuance under the Plan.

If any shares of common stock covered by or related to an award granted under our Plan are forfeited, or if such an award is settled for cash, otherwise terminated or canceled without the delivery of shares of common stock, then the shares covered by or related to such award, or the number of shares otherwise counted against the aggregate number of shares of common stock with respect to which awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, will again become available for issuance under the Plan; provided, however, that shares (i) delivered in payment of the exercise price of an option or SAR, (ii) not issued upon the settlement of a SAR, (iii) repurchased by the Corporation using proceeds from option exercises, or (iv) delivered to or withheld by the Corporation to pay withholding taxes, will not become available again for issuance under the Plan.

Awards granted under the Plan may provide for the payment of dividends or dividend equivalents, payable in cash, shares, other securities or other property on a current or deferred basis. Except to the extent provided in an award agreement, no award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant, except by will or the laws of descent and distribution.

Stock Options

The Plan permits the granting of both incentive stock options and non-qualified stock options to purchase shares of the Corporation’s common stock, provided that incentive stock options may only be granted to employees of the Corporation or a parent or subsidiary of the Corporation. Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that (i) the option exercise price for each share covered by an option may not be less than the fair market value of a share of common stock on the date the option is granted (or 110% of the fair market value in the case of an incentive stock option granted to an employee who is a 10% Shareholder (as defined in the Plan)), except in the case of substitute awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Corporation, and (ii) the term of the option may not exceed 10 years from the grant date (or five years in the case of an incentive stock option granted to a 10% Shareholder). The standard, initial vesting schedule provides for vesting of stock options in one or more increments over a service period of no less than three years (not including special vesting terms set forth in the award agreement); provided, however, that this limitation shall not: (i) apply to options granted to eligible directors, (ii) adversely affect a participant’s rights under another plan or agreement, (iii) apply to substitute awards or any other awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to options to purchase up to 350,000 shares.

The exercise price of options granted under the Plan may be paid for by cash, or its equivalent, or by exchanging shares of the Corporation’s common stock (which are not the subject of any pledge or other security interest) with a fair market value on the exercise date equal to the aggregate exercise price of the options, by a combination of the foregoing, or as otherwise approved by the Compensation Committee. A participant may also elect to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the exercise date equal to the aggregate exercise price withheld by the Corporation or sold by a broker-dealer.

Stock Appreciation Rights

SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. SARs granted in tandem with or in addition to an award may be granted either at the same time as the award or, except in the case of incentive stock options, at a later time. SARs may not be exercised earlier than one year after the date of grant (not including special vesting terms set forth in the award agreement). The Plan provides that SARs will have (i) grant prices no less than the fair market value of a share of common stock on the grant date and (ii) terms no longer than 10 years.

68	CONSOL Energy 2016 Proxy Statement

SARs entitle the participant to receive an amount equal to the excess of the fair market value of a share of common stock on the exercise date of the SAR over the grant price. Our Compensation Committee determines whether a SAR may be settled in cash, shares or a combination of both. The Compensation Committee will determine at or after the time of each SAR grant the methods of exercise, methods and form of settlement, and any other applicable terms and conditions.

Restricted Stock and Restricted Stock Units

Restricted stock and RSUs may also be granted under our Plan. Our Compensation Committee determines the number of shares of restricted stock and/or the number of RSUs to be granted to each participant, as well as the duration of such awards, the conditions under which the restricted stock and RSUs may be forfeited and other terms and conditions. The Plan provides that the standard, initial vesting schedule applicable to awards of restricted stock and RSUs will provide for vesting in one or more increments over a service period of no less than three years, except in the case of performance awards which are subject to a performance period of no less than one year (in each case, not including special vesting terms set forth in the award agreement); provided, however, that this limitation will not: (i) apply to awards to eligible directors, (ii) adversely affect a participant’s rights under another plan or agreement, (iii) apply to substitute awards or any other awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors or (iv) apply to up to 350,000 shares relating to awards of restricted stock or RSUs.

Shares of restricted stock and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of restricted stock, as provided in the Plan or the applicable award agreements. Each RSU has a value equal to the fair market value of a share on the settlement or payment date of such award. RSUs may be paid in cash, shares, other securities, or other property, as determined in the sole discretion of the Compensation Committee, upon the lapse of restrictions applicable to the award or pursuant to the terms of the applicable award agreement. Dividends and other distributions paid on or in respect of any shares of restricted stock or RSUs may be paid directly to the participant, or may be reinvested in additional shares of restricted stock or RSUs, as determined by the Compensation Committee in its sole discretion.

Performance Awards

Performance awards may be granted under the Plan. A “performance award” consists of a right that is:

•	denominated and/or payable in cash, shares of our common stock or any other form of award issuable under the Plan (or any combination thereof);

•	valued, as determined by our Compensation Committee, in accordance with the achievement of performance goals during the applicable performance periods; and

•	payable at such time and in such form as our Compensation Committee determines.

The applicable performance period may consist of one or more calendar years (or other fiscal period of at least one year in length) during which time performance is being measured. Performance awards may be paid in a lump sum or in installments following the close of the performance period, or on a deferred basis. For awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals, the achievement of which will be necessary to receive the underlying performance award, will be pre-established by the Compensation Committee and relate to one or more of the following performance measures (subject to such modifications as specified by our Compensation Committee): cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; internal rate of return; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; share price; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios and similar measures; finding and development costs (including costs of finding oil and gas reserves); daily natural gas and/or oil production; volume metrics (including volumes sold, volumes produced, volumes transported and similar measures); drilling and well metrics (including number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar

CONSOL Energy 2016 Proxy Statement	69

measures); operating efficiency metrics; charge-offs; non-performing assets; asset sale targets; asset quality levels; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code, our Compensation Committee may determine that adjustments will apply, in whole or in part, in such manner as determined by the Compensation Committee, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases, the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganization and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Corporation’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by our Compensation Committee.

Our Compensation Committee may, in its sole discretion, also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any performance award. Our Compensation Committee may also reduce the amount of any performance award if it concludes that such reduction is necessary or appropriate based on: (i) an evaluation of such participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within our industry or peer group; (iii) our financial results and conditions; or (iv) such other factors or conditions that our Compensation Committee deems relevant; provided that the Compensation Committee will not have the discretion to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

Other Stock-Based Awards

Other stock-based awards may also be granted under the Plan, which consist of any right that is not an award described above and is an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as deemed by the Compensation Committee to be consistent with the purposes of the Plan. The Compensation Committee will determine the terms and conditions of any such other stock-based awards, subject to the terms of the Plan and any applicable award agreement.

Eligible Directors

Under the Plan, our Compensation Committee provides recommendations to our Board regarding the Board’s approval of the grant and types of equity awards to be granted to our non-employee directors. Except as otherwise determined by the Board in its sole discretion, our Plan describes certain terms of awards, including options to be granted to our non-employee directors, and provides that options will generally vest ratably in one-third increments on each anniversary of the grant date and will expire ten years from the grant date.

Additionally, our Plan permits the Board to grant deferred stock units to non-employee directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to such directors and any other types of awards described in the Plan. More information regarding the terms of deferred stock units is set forth in “Understanding Our Director Compensation Table.”

Change in Control

In the event that the Corporation engages in a transaction constituting a Change in Control (as defined in the Plan), our Compensation Committee will have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding awards and the termination of restrictions on shares. In addition, the Compensation Committee may, if deemed appropriate, in its discretion and in connection with a Change in Control: (i) provide for an equivalent award or substitute award

70	CONSOL Energy 2016 Proxy Statement

in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected participants, cancel any outstanding options or SARs and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the shares covered by the award, based on the price per share received or to be received by other shareholders of the Corporation in such a transaction or such other value as determined by the Compensation Committee, over the exercise price of the award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding award in settlement of such award; provided that, in the case of an option or SAR with an exercise price that equals or exceeds the fair market value of the shares covered by such option or SAR, the Compensation Committee may cancel such options or SAR without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of (A) any award intended to qualify as an incentive stock option under Section 422 of the Code, unless the Compensation Committee determines otherwise, (B) any Award intended to comply as performance-based compensation under Section 162(m) of the Code, unless the Compensation Committee determines otherwise, or (C) any award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Compensation Committee will be final, conclusive and binding for all purposes of the Plan.

Amendment and Termination

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an award agreement or in the Plan, our Board may amend, suspend, discontinue or terminate the Plan or any award agreement or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination will:

•

be made without shareholder approval, if such approval is necessary to comply with applicable law, tax or regulatory requirements, or listing requirement of the New York Stock Exchange (or any other national exchange on which shares of common stock are then listed), as deemed necessary by the Board or Compensation Committee; or

•	be made without the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award.

Notwithstanding the foregoing or any provision of the Plan or an award agreement to the contrary, the Compensation Committee, may at any time (without the consent of participants, and with the approval of the Board), modify, amend, or terminate any or all of the provisions of the Plan or an award agreement to the extent necessary to conform the provisions of the Plan and/or the award agreement with Section 162(m), Section 409A or any other provision of the Federal income tax laws, regardless of whether such modification, amendment or termination of the Plan and/or award agreement shall adversely affect the rights of a participant, and to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations. Notwithstanding the foregoing, our Compensation Committee may not amend Section 10 (Eligible Directors) of our Plan without the consent of the Board or Section 2(c) of our Plan, which provides that the Board must approve awards made to its non-employee directors.

Anti-Dilution Adjustments

In the event of a dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Corporation, issuance of warrants or other rights to purchase shares or other securities of the Corporation, or other similar corporate transaction or event affects the shares such that an adjustment is determined by the Compensation Committee to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Compensation Committee will, in an equitable manner, adjust any or all of (i) the number of shares or other securities of the Corporation (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the maximum number of shares subject to an award granted to a participant pursuant to Section 3(b) of the Plan, (iii) the number of shares or other securities of the Corporation (or number and kind of other securities or property) subject to outstanding awards, (iv) the grant or exercise price with respect to any award, and/or (v) any applicable performance goals with respect to awards; provided, in each case, that (A) with respect to awards of incentive stock options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Compensation Committee determines otherwise, (B) with respect to any award, no such adjustment will be authorized to the extent that such authority would be inconsistent with

CONSOL Energy 2016 Proxy Statement	71

the Plan’s meeting the requirements of Section 162(m) of the Code, unless otherwise determined by the Compensation Committee, (C) with respect to any award subject to Section 409A, no such adjustment will be authorized to the extent that such authority would cause the Plan to fail to comply with, or qualify for, an exception to Section 409A, and (D) any fractional shares resulting from such adjustment will be eliminated.

Notwithstanding the foregoing, in the event of a transaction in which the Corporation is not the surviving entity, or any other transaction in which the shareholders of the Corporation exchange their shares in the Corporation for stock or equity securities of another company, or in the event of complete liquidation or dissolution of the Corporation, or in the case of a tender offer accepted by the Board, all outstanding awards will thereupon terminate, provided that the Compensation Committee may, prior to the effective date of any such transaction, either (i) make all outstanding awards immediately exercisable or vested or (ii) arrange to have the surviving entity grant to the participants replacement awards (including cash) on terms which the Compensation Committee will determine to be fair and reasonable. The Compensation Committee, in its sole discretion and to the extent not inconsistent with Section 14(r) of the Plan, may determine that, in the event of a transaction in which the Corporation is not the surviving entity, each outstanding award will terminate within a specified number of days after notice to the participant, and such participant will receive, with respect to each such award, cash or other property, including securities of any entity acquiring the Corporation, in an amount equal to the fair market value of such award (if any) as determined by the Compensation Committee in its sole discretion. In addition, for each option or stock appreciation right with an exercise price or base price, as the case may be, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Compensation Committee may, in its sole discretion, elect to cancel such option or stock appreciation right without any payment to the person holding such option or stock appreciation right.

Cancellation of Awards and Termination of Employment/Service

The Compensation Committee may cause any award granted under the Plan to be canceled in consideration of a cash payment or alternative award made to the holder of such canceled award equal in value to the fair market value of such canceled award, except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing or any other provision of the Plan, except for adjustments pursuant to Section 3(c) of the Plan or in connection with a corporate transaction involving the Corporation (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Corporation securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other Corporation securities, or similar transaction(s)), the terms of outstanding options or SARs may not be amended to reduce the exercise price of such outstanding options or SARs or to cancel outstanding options or SARs in exchange for cash, other awards or options or SARs with an exercise price that is less than the exercise price of the original options or SARs without obtaining shareholder approval.

Withholding

A participant may be required to pay to the Corporation or an affiliate and the Corporation or an affiliate may withhold from any award, from any payment due or transfer made under any award, or under the Plan, or from any compensation or other amount owing to a participant, an amount (in cash, shares, other securities, other awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes. The stock option, performance share unit and restricted stock unit awards granted under the Plan provide that participants may satisfy their withholding tax obligations by making a cash payment to the Corporation or instructing the Corporation to withhold from the total number of shares deliverable to the participant under the applicable award the number of shares having a fair market value equal to the applicable minimum statutory tax withholding requirements or other amount as otherwise determined in the discretion of the Compensation Committee.

Clawback

Notwithstanding any other provisions in the Plan, any award that is subject to recovery under any law, government regulation, stock exchange listing requirement or Corporation policy shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Corporation policy, as may be in effect from time to time, and which may operate to create additional rights for the Corporation with respect to awards and recovery of amounts relating thereto. By accepting awards under the Plan, participants agree and acknowledge that

72	CONSOL Energy 2016 Proxy Statement

they are obligated to cooperate with, and provide any and all assistance necessary to, the Corporation to recover or recoup any award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement, or Corporation policy. Such cooperation and assistance will include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Plan from a participant’s accounts, or pending or future compensation or awards.

Sub-Plans

The Compensation Committee may from time to time establish sub-plans under the Plan, including for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Corporation intends to grant awards, subject to applicable laws and current NYSE rules. Any sub-plans will contain such limitations and other terms and conditions as the Compensation Committee determines are necessary or desirable. All sub-plans will be deemed a part of the Plan, but, if applicable, each sub-plan will apply only to the participants in the jurisdiction for which the sub-plan was designed.

New Plan Benefits

The Compensation Committee will have full discretion to determine the number and amount of awards to be granted to employees and directors under the Plan, subject to the terms of the Plan. On January 27, 2016, the Compensation Committee approved the grant of (i) 926,485 performance share units (at a target award level) and (ii) 1,420,602 shares relating to non-qualified options to purchase shares of the Corporation’s common stock (collectively, the “Contingent Grants”). These grants were based, in part, on input from Towers Watson, the Compensation Committee’s independent compensation consultant. As there are insufficient shares available under the current Equity Incentive Plan to satisfy these grants, the Contingent Grants were made subject to, and contingent upon, shareholder approval of the Plan. The Contingent Grants will be cancelled if the Plan is not approved by the Corporation’s shareholders. The vesting of (i) the performance share unit Contingent Grants is tied to the achievement of absolute stock price and relative total shareholder return goals and (ii) the option Contingent Grants is ratable over a three-year period on each anniversary of the grant date. Other than the Contingent Grants, which are set forth in the table below, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the Plan are not determinable at this time.

	Performance Share Units		Options
Name and Position	Dollar Value ($)	Target Number of Units (#)	Dollar Value $	Number of Shares (#)
Named Executive Officers
Nicholas J. DeIuliis	$3,300,000	415,618	$2,700,000	688,776
David M. Khani	1,100,000	138,540	900,000	229,592
Stephen W. Johnson	825,000	103,905	675,000	172,194
James C. Grech	770,000	96,978	630,000	160,715
Timothy C. Dugan	770,000	96,978	630,000	160,715
All current executive officers, as a group	7,356,250	926,485	5,568,750	1,420,602
All current directors who are not executive officers, as a group	-	-	-	-
All current employees who are not executive officers, as a group	-	-	-	-

(1)	The exercise price per share for each option is $7.94 (the closing price per share of CONSOL’s stock on the grant date of January 29, 2016). The options expire 10 years from the date of grant, and vest in 1/3 increments on each anniversary of the grant date.

Federal Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences applicable to our Plan participants and the Corporation and is based upon an interpretation of present federal tax laws and regulations and may be inapplicable if such laws and regulations are changed. This summary is not intended to be exhaustive or constitute tax advice and does not describe state, local or foreign tax consequences. To the extent any awards under our Plan are subject to Section 409A of the Code, the following description assumes that such awards will be designed to conform to the requirements of Section 409A of the Code and the regulations promulgated thereunder (or an exception thereto). Our Plan is not subject to the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

CONSOL Energy 2016 Proxy Statement	73

Incentive Stock Options

Options issued under our Plan and designated as incentive stock options are intended to qualify under Section 422 of the Code. Under the provisions of Section 422 and the related regulations, an optionee who has been granted an incentive stock option will not recognize income and the Corporation will not be entitled to a deduction at the time of the grant or exercise of the option; provided, however, that the difference between the value of the common stock received on the exercise date and the exercise price paid is an item of tax preference for purposes of determining the optionee’s alternative minimum tax. The taxation of gain or loss upon the sale of the common stock acquired upon exercise of an incentive stock option depends, in part, on whether the holding period of the common stock is at least (i) two years from the date the option was granted and (ii) one year from the date the common stock was transferred to the optionee. If this holding period is satisfied, any gain or loss realized on a subsequent disposition of the common stock will be treated as a long-term capital gain or loss. If this holding period is not met, then, upon such “disqualifying disposition” of the common stock, the optionee will realize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the common stock at the time of exercise over the option price limited, however, to the gain on sale. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period. If the optionee recognizes ordinary income upon a disqualifying disposition, the Corporation generally will be entitled to a tax deduction in the same amount. If, however, the optionee meets the applicable holding period, the Corporation will generally not be entitled to a tax deduction with respect to capital gains recognized by the optionee. If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option will be treated as a nonqualified stock option.

Nonqualified Stock Options and Stock Appreciation Rights

An optionee will generally not recognize income at the time a nonqualified stock option is granted. Rather, the optionee recognizes compensation income only when the nonqualified stock option is exercised. The amount of income recognized is equal to the excess of the fair market value of the common stock received over the sum of the exercise price plus the amount, if any, paid by the optionee for the nonqualified stock option. The Corporation is generally entitled to a tax deduction in an amount equal to the compensation income recognized by the optionee. Upon a subsequent disposition of the common stock acquired under a nonqualified stock option, the optionee will realize short-term or long-term capital gain (or loss) depending on the holding period. The capital gain (or loss) will be short-term if the common stock is disposed of within one year after the nonqualified stock option is exercised and long-term if the common stock was held more than 12 months as of the sale date.

Stock appreciation rights are treated very similar to nonqualified stock options for tax purposes. A participant receiving a SAR will not normally recognize any taxable income upon the grant of the SAR. Upon the exercise of the SAR, the participant will recognize compensation taxable as ordinary income equal to either: (i) the cash received upon the exercise or (ii) if common stock is received, upon the exercise of the SAR, the fair market value of the common stock received. The Corporation will generally be entitled to a tax deduction in an amount equal to the compensation income recognized by the participant.

Unrestricted Stock and Other Stock-Based Awards

The tax consequences of receiving common stock pursuant to a stock award under our Plan are similar to receiving cash compensation from the Corporation, unless the common stock awarded is restricted stock (i.e., subject to a substantial risk of forfeiture). If the shares of common stock are unrestricted (i.e., not subject to a substantial risk of forfeiture), the participant must recognize ordinary income equal to the fair market value of the common stock received less any amount paid for common stock. The federal income tax consequences of other stock-based incentive awards will depend on how the awards are structured. Generally, the Corporation will be entitled to a deduction with respect to other incentive awards only to the extent that the recipient realizes compensation income in connection with such awards.

Restricted Stock

A participant that receives a restricted stock award under our Plan will normally not be required to recognize income for federal income tax purposes at the time of grant, nor is the Corporation entitled to any deduction, to the extent that the common stock awarded has not vested (i.e., no longer subject to a substantial risk of forfeiture). When any part of a restricted stock award vests, the participant will realize compensation taxable as ordinary income in an amount equal to the fair market value of the vested common stock on the vesting date. The participant may, however, make an election, referred to as a Section 83(b) election, within thirty days following the grant of the restricted stock award, to be taxed at the time of the grant of the award based on the fair market value of the common stock on the grant date. If a Section 83(b) election has not been made, any

74	CONSOL Energy 2016 Proxy Statement

dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Corporation will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period.

Restricted Stock Units

A participant who receives restricted stock units will not recognize taxable income for federal income tax purposes, and the Corporation is not entitled to a deduction, at the time of grant. Rather, upon the settlement of units, the recipient of such units generally will be subject to tax at ordinary income rates on the fair market value of any common stock issued or cash paid in settlement of the award of such units, and the Corporation generally will be entitled to a deduction equal to the amount of the ordinary income realized by the recipient. If the recipient receives shares of common stock upon settlement then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain or loss, depending on how long the shares have been held. If the participant is an employee of the Corporation, the participant will be subject to Social Security and Medicare taxes at the time the restricted stock units vest, even though none of the common stock underlying the restricted stock units is issued at that time. However, no additional Social Security or Medicare taxes will be due when the common stock subject to the vested restricted stock units is subsequently issued (even if the market value of the common stock has increased).

Performance Awards

A participant generally will not recognize income upon the grant of a performance award. Upon payment of the performance award, the participant will recognize ordinary income in an amount equal to the cash received or, if the performance award is payable in common stock, the fair market value of the common stock received. When the participant recognizes ordinary income upon payment of a performance award, the Corporation will generally be entitled to a tax deduction in the same amount.

Limitations on Corporation’s Deductions; Consequences of Change of Control

As described in the “Compensation Discussion and Analysis,” with certain exceptions, Section 162(m) of the Code limits the Corporation’s deduction for compensation in excess of $1,000,000 paid to certain covered employees (generally our Chief Executive Officer and three other highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. We generally intend for stock options, stock appreciation rights and performance awards (intended to be treated as qualified performance-based compensation as defined in the Code) granted to covered employees under the Plan to satisfy the requirements of qualified performance-based compensation and therefore expect to be entitled to a deduction with respect to such awards. Shareholders are being asked to approve the Plan and, specifically, the material terms of the performance goals under which an award of qualified performance-based compensation may be granted in the Plan, in order to preserve the Corporation’s ability to deduct compensation paid to covered employees pursuant to any qualified performance-based compensation that may be made in the future under the Plan. However, although the Compensation Committee strives to provide covered employees with certain awards that will preserve deductibility of components of their respective compensation packages to the extent reasonably practicable or consistent with our compensation objectives, the Compensation Committee believes that shareholder interests are best served by not restricting the Committee’s flexibility in structuring, determining and ultimately approving payment of compensation (even if such decisions may result in certain non-deductible compensation). Additionally, there is no any guarantee that awards intended to qualify as qualified performance-based compensation under Section 162(m) ultimately will be deductible by the Corporation.

In addition, if a Change of Control of the Corporation causes awards under the Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of our deductions under Section 280G of the Code.

Internal Revenue Code Section 409A

Awards of stock options, stock appreciation rights, restricted stock units, other stock-based awards and performance awards under the Plan may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code. Generally, to the extent that these awards fail to meet certain requirements under Section 409A, the

CONSOL Energy 2016 Proxy Statement	75

regulations issued thereunder or an exception thereto, the award recipient may be subject to accelerated taxation in the year in which the compensation payable under such award is no longer subject to a substantial risk of forfeiture, and certain additional interest and tax penalties, including a 20% additional income tax. Section 409A does not impose any penalties on the Corporation and does not limit the Corporation’s deduction with respect to compensation paid to a participant. It is our intent that awards under the Plan will be structured and administered in a manner that complies with the requirements of Section 409A of the Code (or an exception thereto). Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE CONSOL ENERGY INC. EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

PROPOSAL NO. 5—SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of the City of New York, Scott M. Stringer, One Centre Street, New York, New York, 10007-2341, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund (the “Systems”). The Systems are the holders of an aggregate of 341,600 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

RESOLVED: Shareholders of CONSOL Energy (the “Company”) ask the board of directors (the “Board”) to take the steps necessary to adopt a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a)	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b)	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c)	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (iii) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of each nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Shareholder Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. The 2014 CFA Institute study concluded that proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption” and could raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

76	CONSOL Energy 2016 Proxy Statement

The proposed terms are similar to those in vacated SEC Rule 14a-11 (https://www.sec.gov/rules/final/2010/33-9136.pdf). The SEC, following extensive analysis and input from companies and investors, determined that those terms struck the proper balance of providing shareholders with a viable proxy access right while containing appropriate safeguards.

A similar proposal received 47% of votes cast at the Company’s 2015 annual meeting and similar bylaws have been adopted by more than 60 companies.

We urge shareholders to vote FOR this proposal.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 5

Your Board of Directors carefully considered this proposal once again this year and continues to believe it is not in the best interest of the Corporation or our shareholders at this time to adopt a “proxy access” bylaw. The Board recommends that shareholders vote AGAINST this proposal for the following reasons:

•

Implementation of a proxy access bylaw would undermine the important role of the independent Nominating and Corporate Governance Committee, which already maintains robust nomination processes, including considering candidates submitted by shareholders.

¡

Allowing shareholders to nominate competing candidates for director in our proxy statement would usurp the role of the independent Nominating and Corporate Governance Committee and our Board in one of the most crucial elements of corporate governance, the selection and nomination of directors. Our independent Nominating and Corporate Governance Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests.

¡

The Nominating and Corporate Governance Committee has developed criteria and a process for identifying and recommending director candidates for election by our shareholders, which are discussed above under “Nominating and Corporate Governance Committee.”

¡

As part of the nomination process, shareholders can recommend prospective director candidates for the Nominating and Corporate Governance Committee’s consideration as discussed in “General Information Regarding the Requirements for Shareholder Nominations of Directors” on page 84. Nominees proposed by shareholders for the Committee’s consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source. Shareholders have been overwhelmingly supportive of our director nominees, as evidenced by the 97.0% average support received by our director candidates at last year’s annual meeting of shareholders.

¡

The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees. This annual evaluation includes a review of each director’s performance, taking into consideration, among other criteria, each director’s representation of the shareholders’ interests and the directors’ understanding of the short and long term goals of the Corporation.

Through this process, we believe that our Nominating and Corporate Governance Committee and Board achieve the optimal balance of directors with a diverse range of expertise and experience to best serve CONSOL and all of our shareholders, not simply enabling a holder or group of holders owning as little as 3% of our outstanding shares to completely bypass our nomination process.

•	CONSOL shareholders rejected a substantively identical proposal submitted last year.

¡

As reflected in our proxy statement last year, the proponent submitted a substantively identical proposal in connection with our 2015 Annual Meeting of Shareholders. After reviewing and considering both the proposal, as well as Board’s reasons for voting against the proposal, CONSOL shareholders rejected the proposal.

CONSOL Energy 2016 Proxy Statement	77

¡

CONSOL shareholders were not alone in rejecting the proposal last year. Based on information made available by the proponent, this proposal has been refiled with approximately one-half of the publicly-traded companies that the proponent sent the proposal to last year.

¡	The Board’s rationale as to why this proposal should again be rejected this year remains fundamentally unchanged from the prior year.

•	Shareholders currently have the ability to effectively voice their opinions and ensure that the Board of Directors is accountable to shareholders.

¡	We are committed to fostering open and honest dialogue with our shareholders and toward that end we actively engage with our shareholders each year, as evidenced by:

➢	our targeted marketing program posted more than 550 investor meetings in 2015;

➢	as a direct result of our interaction with our shareholders to provide greater transparency to analysts and investors, we have attended 20 conferences, and participated in 6 non-deal roadshows in the U.S. and Europe; and

➢	none of our shareholders have recommended the implementation of proxy access at these meetings.

¡	All directors are elected by our shareholders annually.

¡	Directors are elected by a majority vote standard and, if a director is not elected, such director must tender his or her resignation from the Board as required by our Bylaws.

¡	We have an independent, lead director with substantive responsibilities and after the annual meeting, will have an independent Chairman of the Board (who has not been previously employed by CONSOL).

¡	Shareholders are able to:

➢	Communicate with any director, any Board committee or the full Board, as discussed under “Communication with the Board of Directors” above;

➢	Submit proposals for consideration at an Annual Meeting and for inclusion in CONSOL’s proxy statement for that meeting, subject to certain conditions and the rules and regulations of the SEC; and

➢	Submit proposals, including nominations of director candidates, directly at an annual meeting, subject to the conditions set forth in our Bylaws.

•

Proponent admits it has targeted us the past two years solely because we are a fossil fuel company, and not because of our corporate governance practices. The proponent’s website lists 72 companies (slightly down from 75 in the prior year) to whom it submitted this proposal under its so called ongoing “Board Accountability Project;” approximately 30% of which are energy companies. We have received no new insight with respect to why we are being targeted, other than that we are a fossil fuel company. The proponent does not indicate that we have objectionable governance practices; rather, as was the case last year, the proponent targets us because of the assets that we own and the business that we conduct. This completely illogical selective targeting of CONSOL simply because we are a fossil fuel company demonstrates the political motivation of this proposal which has nothing to do with any corporate governance issue identified by the proponent. The proposal is a political ploy that is not presented for the purpose of promoting the best interests of all of our shareholders.

•

This proposal does not protect CONSOL or its shareholders. The proposal asks the Board to implement a potentially risky version of proxy access, which not only lacks protection against abuse but may actually invite it. For example:

¡	The proposal does not address any protections relating to independence of a shareholder nominee or information to be provided to the Corporation with respect to a nomination.

78	CONSOL Energy 2016 Proxy Statement

¡

The proposal does not require nominating shareholders to retain voting and investment power of the shares they must own to establish eligibility to nominate a director, and thus could create a misalignment between the nominating shareholder and our other shareholders.

¡	The proposal does not require nominating shareholders to retain ownership of their shares through the meeting date.

¡

The proposal does not require that nominating shareholders certify that they are not seeking to effect a change in control of the Corporation. Such information is necessary to gauge the nominating shareholder’s interest in the company and intent with regard to continued ownership in the company – all important metrics that should not be withheld from the Corporation or its shareholders.

•

Implementation of a proxy access bylaw could have a number of other significant adverse consequences. The Board believes that proxy access may have a number of additional significant adverse consequences and could harm our Corporation and shareholders by:

¡

Resulting in an Inexperienced, Fragmented and Unstable Board. Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less focused on creating long-term value for our shareholders. With proxy access, contested director elections may become an annual event that distracts the Board and management from creating long-term value for our shareholders. The Board believes that the divisive proxy contests that may result from contested director elections could cause high annual turnover on the Board and inability to attract highly qualified individuals to the Board. Dealing with contested elections would divert Board and management attention from managing and overseeing our business to a short-term focus on Director elections that would not be in the best interest of our shareholders.

¡

Increasing the Influence of Special Interest Groups. Proxy access allows a shareholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all shareholders, creating the risk of factionalizing the Board and politicizing the Board election process at virtually no cost to the proponent. Unlike the members of the Nominating and Corporate Governance Committee, who owe a fiduciary duty to all of the shareholders when recommending nominees, a shareholder making a nomination through the proxy access procedure has no fiduciary obligations and could look to serve its own interests to the detriment of the shareholders.

¡

Lowering the Commitment Necessary of Shareholders Seeking to Influence Corporate Direction and Control. The current process provides a level playing field where a shareholder seeking to elect its own nominee to the Board not supported by the Nominating and Corporate Governance Committee is required to “have skin in the game” by undertaking the expense and effort of soliciting proxies on its nominee’s behalf. The proposal, if adopted, could create an uneven playing field by facilitating expensive and disruptive proxy contests in which CONSOL would bear substantial additional expense while relatively small constituencies of shareholders would need to expend few resources to promote their nominee(s). Proxy access would require CONSOL to include shareholder nominee(s) in the proxy materials at its own expense. In a proxy contest, your Board would likely be forced to undertake an additional and expensive campaign to support its nominees and inform shareholders why the shareholder nominee(s) should not be elected, even though they are included in CONSOL’s proxy materials. Even federal courts have recognized the seriousness of this burden, including the United States Court of Appeals for the District of Columbia, which invalidated an SEC proxy access rule in part because of the magnitude of the expenses and distractions resulting from proxy contests.

CONSOL Energy 2016 Proxy Statement	79

•	The CFA Institute’s assessment cited in the supporting statement provides no meaningful support for proxy access.

¡

The CFA Institute stated that the purpose of its report was to address the questions raised by the United States Court of Appeals decision which vacated the SEC’s proxy access rule, including the failure to adequately address the economic effects of the proposed rule. The CFA Institute examined event studies done by third parties, other data and proxy access in non-U.S. jurisdictions.

➢	The Institute chose five third-party event studies. The Institute stated that four of the studies found that proxy access reform increased shareowner wealth. However, it admitted that the fifth study found that proxy access reform decreased shareowner wealth. Further, four of the chosen studies examined only a limited number of events related to proxy access (the time periods when the SEC proposed or approved proxy access or stayed its rule or the Circuit Court for the District of Columbia vacated the SEC’s proxy access rule), while with respect to the fifth study (which was the source for the number cited by the proponent), the Institute “corrected” it because it appeared “to be overstated when benchmarked against S&P 1500 data” possibly due to transcription error in the study’s data tables. In addition, the Institute’s numbers for the average impact of proxy access were derived by “extend[ing]” each study’s results “to estimate the implications for overall US market capitalization.” The Institute also noted that their assessment “reflects estimates as of the specific event dates in each study.”

➢	The Institute also examined the one day stock price return, as well as annual returns, for 11 Australian, Canada and United Kingdom companies in their markets following their election of shareholder nominees and of 5 US companies following that passed proxy access proposals. While the Institute found improved market performance for approximately two-thirds of the companies, these results were “anecdotal and a direct causal interpretation of the relationship between returns and proxy access events should not be based solely on the strength of these results.”

➢	These few studies and examples in no way provide meaningful evidentiary support for the need for proxy access, and they do nothing to disprove the possibility of abuse by special interests in the U.S. The Institute admits that its data suggests that proxy access has been used infrequently, and only when other avenues for shareholders to raise concerns are not available. CONSOL already provides multiple different channels for shareholders to communicate with the Board.

¡

The CFA Institute’s conclusion was that the five event studies “suggest” that proxy access “has the potential” to raise overall U.S. market capitalization by between $3.5 billion and $140.3 billion. The CFA Institute noted that this equates to a range of 0.023% to 1.1% of the total U.S. market capitalization (as represented by the S&P 1500). Thus, in the context of the U.S. market this impact ranges from virtually non-existent to de minimis.

IN CONCLUSION, WE DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTEREST TO ADOPT A “PROXY ACCESS” BYLAW. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

PROPOSAL NO. 6—SHAREHOLDER PROPOSAL REGARDING LOBBYING ACTIVITIES

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of the Nathan Cummings Foundation (the “Foundation”), 475 Tenth Avenue- 14th Floor, New York, New York 10018. The Foundation is the holder of 435 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with CONSOL’s expressed goals and in the best interests of shareholders.

Resolved, the shareholders of CONSOL Energy Inc. (“CONSOL”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

80	CONSOL Energy 2016 Proxy Statement

2.	Payments by CONSOL used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	CONSOL’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which CONSOL is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on CONSOL’s website.

SUPPORTING STATEMENT

We encourage transparency in CONSOL’s use of corporate funds to influence legislation and regulation. CONSOL spent approximately $4 million in 2013 and 2014 on federal lobbying (opensecrets.org). In its 2014 Corporate Responsibility Report, CONSOL claims these figures include lobbying expenditures to influence legislation in states, where CONSOL also lobbies but disclosure is uneven or absent. For example, CONSOL spent $490,992 lobbying in Pennsylvania in 2013 and 2014 (https://www.palobbyingservices.state.pa.us/).

CONSOL serves on the board of the Chamber of Commerce, which spent over $124 million lobbying in 2014 and has spent more than $1 billion on lobbying since 1998. CONSOL’s membership in the Chamber has drawn press attention (“Big Business Declares War on Science: The Secret Story of the Chamber of Commerce’s Battle against the Environment, Global Warming Action,” Salon, Jun. 28, 2015). CONSOL is also a member of the National Mining Association and American Coalition for Clean Coal Electricity. CONSOL does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying. CONSOL will disclose its non-deductible trade association payments used for political contributions, but this does not cover payments used for lobbying. This leaves a serious disclosure gap, as trade associations generally spend far more on lobbying than on political contributions. And CONSOL does not disclose membership in tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council (ALEC).

Transparent reporting would reveal whether company assets are being used for objectives contrary to CONSOL’s long-term interests.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL NO. 6

Your Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Corporation or our shareholders at this time to prepare and publish a report containing the information in the form and manner requested by the proposal. The Board recommends a vote AGAINST this proposal for the following reasons:

•

The shareholders have wisely defeated similar proposals in prior years. Other shareholders have made similar proposal in 2013 and 2014 relating to disclosure of political spending and our shareholders, for essentially the reasons we set forth below, overwhelmingly defeated them with only 16.5% (2013) and 16.2% (2014) of votes cast for the proposal.

•	CONSOL needs to be an effective participant in the legislative and regulatory process.

¡

CONSOL’s gas and coal businesses are subject to extensive regulation and, as discussed in our Annual Report on Form 10-K at pages 23-28, the possibility exists that additional regulations could be adopted that would adversely impact our production of, and our customers’ utilization of, gas and coal, which could adversely affect our business.

CONSOL Energy 2016 Proxy Statement	81

¡

We believe it is the best interests of our shareholders to make corporate political contributions to candidates and political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws.

¡

We do this by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when we believe such contributions advance CONSOL’s business objectives and the interests of our shareholders, and we disclose these contributions in accordance with applicable law. Federal campaign contributions cannot be made from corporate funds, but rather can only be given from employee funds contributed to CONSOL’s corporate PAC. The PAC’s receipts and disbursements are regularly reported and disclosed on the Federal Election Commission’s website.

•	CONSOL has already adopted a policy regarding the reporting of political expenditures, which includes public disclosure and the involvement of the Board of Directors.

¡

CONSOL’s Board of Directors has adopted a Code of Employee Business Conduct and Ethics, a copy of which is posted on our website that applies to all employees of CONSOL. Section 9 (Political Contributions) provides that no employee shall make a contribution of CONSOL funds, property or services to any political party or committee or to any candidate except for lawful contributions to support or oppose public referenda or similar ballot issues or lawful political contributions unless they have been reviewed by appropriate officers of CONSOL, who will advise the Board.

¡

CONSOL’s PAC disbursements are publicly available at www.fec.gov and CONSOL’s corporate political contributions are publicly available and easily accessible on the internet from state campaign finance reporting agencies.

¡	Significant public information about our contributions is already publicly available, as demonstrated by the proponent’s references to publicly available amounts of contributions made by CONSOL.

¡

Our Board believes that the expanded disclosure requested in this proposal could place CONSOL at a competitive disadvantage by revealing its strategies and priorities. Because parties with interests adverse to CONSOL also participate in the political process to their business advantage, any unilateral expanded disclosure, above what is required by law and equally applicable to all similar parties engaged in public debate, could benefit those parties while harming the interests of CONSOL and our shareholders. The Board believes that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, rather than CONSOL alone (as the proponent requests).

•	Political contributions are an insignificant portion of CONSOL’s revenues as well as of CONSOL’s expenditures.

¡	In each of the last three fiscal years, both CONSOL’s revenues and its total expenses have been in excess of $3 billion.

¡	The amount of CONSOL’s political contributions represents an insignificant portion of its total annual revenues as well as of its total annual costs.

¡

In making political contributions, CONSOL is committed to complying with all applicable federal, state and local campaign finance and lobbying laws, including laws requiring public disclosure of political contributions and lobbying expenses to state and federal agencies.

•	CONSOL’s contribution reporting policy includes disclosure of aggregate political expenditures through trade associations.

¡

We participate in certain industry trade and similar organizations with purposes that include, but are not limited to, enhancement of the public image of the gas and coal industries, education about these industries and issues which affect them and industry best practices and standards. On some occasions, one or more of these organizations may choose to exercise its right to engage in political activity.

82	CONSOL Energy 2016 Proxy Statement

¡

While we generally support the goals of these industry trade organizations, they may also engage in legislative activity and we do not necessarily support all of their lobbying efforts or political goals. We pay dues or make contributions to these organizations which are not necessarily related to their lobbying efforts. These organizations operate independently of their members. As a result, disclosure of general contributions to such organizations may overstate our connection to their lobbying activities and may not provide our shareholders with greater understanding of our specific strategies or philosophies and, in fact, may be misleading. We continually evaluate our support of office-holders, industry groups and other associations to focus on key supporters of initiatives of value to the interests of CONSOL and our shareholders. As noted below, we have in place effective reporting and compliance procedures to ensure that our contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member.

¡

Consistent with CONSOL’s contribution policy, the aggregate amount of dues to major trade associations used to participate or intervene in any political campaign on behalf of or in opposition to any candidate for public office will be published in our annual Corporate Responsibility Report. Thus, we do not believe additional disclosures requested by the Proposal are in the best interests of our shareholders.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO EXPEND CORPORATE FUNDS AND TIME TO COMPILE THE ADDITIONAL REQUESTED DISCLOSURES. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

CONSOL Energy 2016 Proxy Statement	83

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next annual meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CONSOL at our principal executive offices no later than December 2, 2016. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CONSOL as written notice no later than the close of business on February 10, 2017, nor earlier than the close of business on January 11, 2017, together with certain information specified in the Amended and Restated Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Shareholders who intend to nominate a person for election as a Director must submit a notice disclosing certain information regarding the nominee, including the principal occupations or employment of such person during the past five years and evidence of the nominating shareholder’s ownership of CONSOL stock including, among other things:

•	the name and address of the shareholder as it appears on CONSOL’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL and of any derivative instruments thereof which are owned beneficially and of record by the shareholder;

•

any other information relating to the shareholder or beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

In addition, the notice must be accompanied by a statement of the nominee indicating his or her willingness to serve if elected, and a questionnaire, representation and agreement as described in the Corporation’s Amended and Restated Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account

84	CONSOL Energy 2016 Proxy Statement

or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL at (724) 485-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

CONSOL Energy 2016 Proxy Statement	85

APPENDIX A

NON-GAAP COMPENSATION METRICS

162(m) Considerations

STIC 2015

The 2015 STIC was designed to comply with Section 162(m) of the Code by including a bonus pool of 2% of 2015 annual budgeted EBITDA. The 2015 EBITDA pool was $14,833,660 and calculated as provided below under “Calculation for the 2015 Performance Period of the STIC.”

PSUs (2015 – 2017)

The 2015 – 2017 PSU awards are designed to comply with Section 162(m) of the Code by containing objective, performance-based three-year cumulative conditions of TSR and ROCE. If an EBITDA performance condition is achieved, the PSUs will be earned based on achievement of two equally-weighted performance metrics of relative TSR (as compared to the S&P 500) and average ROCE, in each case measured over the performance period of January 1, 2015 through December 31, 2017. The EBITDA performance condition and ROCE goal will be calculated as provided below under “Calculations for the 2015 – 2017 PSUs.”

CSUs (2013 – 2015)

The 2013 – 2015 CSU awards were designed to comply with Section 162(m) of the Code by containing objective, performance-based three-year conditions of stock price and ROCE. Actual ROCE through December 31, 2015 was 11.10% and calculated as provided below under “Calculation for 2013 – 2015 CSUs – ROCE.” Because the threshold goal of the Corporation’s stock price of equaling or exceeding the starting stock price of $31.35 per share was not achieved, no payouts were made under the 2013 – 2015 CSU program.

Calculations of EBITDA and ROCE

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization, and ROCE as return on capital employed.

Calculation for the 2015 Performance Period of the STIC

•

EBITDA Pool – Adjusted per Program Document (2015). The EBITDA pool of $14,833,660 for the 2015 Executive STIC was calculated as 2% of $741,683,000 – the “EBITDA Results – Adjusted per Program Document (2015),” as set forth below.

Calculations for the 2015 – 2017 PSUs

•

The EBITDA performance condition for this program is set at 50% of the cumulative EBITDA for 2015 – 2017, and will be calculated without regard to: (i) fluctuations in natural gas and coal prices from those prices used in the Board-approved profit objective; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives; (iv) the impairment of tangible or intangible assets (pursuant to ASC 360); (v) all gains or losses on sales of assets; and (vi) any extraordinary, unusual, or infrequent items reported in the Corporation’s earnings release.

•

ROCE will be calculated as a three-year average. On an annual basis, ROCE will be calculated using (A) net income plus after-tax cost of interest as the numerator (without regard to: (i) fluctuations in natural gas and coal prices from those prices used in the Board-approved profit objective; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructuring programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives; (iv) the impairment of tangible or intangible assets (pursuant to ASC 360); (v) all gains or losses on sales of assets; and (vi) any extraordinary, unusual, or infrequent items reported in the Corporation’s earnings release) and (B) net assets (average of current and prior year-end balance: total assets minus total liabilities plus all interest-bearing debt) as the denominator.

CONSOL Energy 2016 Proxy Statement	A-1

Calculation for the 2013 - 2015 CSUs - ROCE

•

ROCE for the 2013 – 2015 CSUs was calculated as the sum of ROCE for each of 2013, 2014 and 2015, divided by three and as adjusted for (i) fluctuations in natural gas prices from the natural gas prices used in the Board-approved profit objective for each of 2013, 2014 and 2015; (ii) the effect of changes in accounting principles; (iii) expenses associated with reorganizations and/or restructurings programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives); (iv) the impairment of tangible or intangible assets (pursuant to ASC 360); (v) any extraordinary, unusual, infrequent or non-recurring items as reporting in the Corporation’s earnings release; and (vi) except for Mr. DeIuliis, fluctuations in coal prices from the coal prices used in the Board-approved profit objective for each of 2013, 2014 and 2015. ROCE was calculated at 11.10%, as set forth below.

GAAP Reconciliations - EBITDA Pool of 2015 STIC and CSU Program - ROCE Goal

EBIT AND EBITDA TABLE

(000 OMITTED, EXCEPT PER SHARE DATA)

	2013	2014	2015
Net Income (Loss)	$659,056	$163,090	($364,475)
Less: (Income) Loss from Discontinued Operations	($579,792)	$5,687	$-
Add: Interest Expense	$219,198	$223,564	$199,269
Less: Interest Income	($15,889)	($2,303)	($2,299)
Add: Income Tax (Benefit) Expense	($33,189)	$14,347	($134,425)

Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$249,384	$404,385	($301,930)
Income (Loss) from Discontinued Operations	$579,792	($5,687)	$-
Add: Interest Expense from Discontinued Operations	$3	$-	$-
Add: Income Taxes from Discontinued Operations	$389,893	($1,357)	$-

Earnings (Loss) Before Interest & Taxes (EBIT) from Discontinued Operations	$969,688	($7,044)	$-

Earnings Before Interest & Taxes (EBIT)	$1,219,072	$397,341	($301,930)

Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$249,384	$404,385	($301,930)
Add: Depreciation, Depletion & Amortization (DD&A)	$500,188	$605,646	$649,601

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$749,572	$1,010,031	$347,671

Earnings Before Interest & Taxes (EBIT) from Discontinued Operations	$969,688	($7,044)	$-
Add: Depreciation, Depletion & Amortization from Discontinued Operations	$179,902	$-	$-

Earnings Before Interest, Taxes and DD&A (EBITDA) from Discontinued Operations	$1,149,590	($7,044)	$-

Earnings Before Interest, Taxes and DD&A (EBITDA)	$1,899,162	$1,002,987	$347,671
Less: Non-controlling Interest	$1,386	$-	($10,410)
EBITDA Attributable to CONSOL Energy Inc. Shareholders	$1,900,548	$1,002,987	$337,261

A-2	CONSOL Energy 2016 Proxy Statement

ROCE TABLE

(000 OMITTED)

	2013	2014	2015
Total Assets	$12,032,288	$11,576,598	$11,344,715
Less: Total Current Liabilities	$1,253,535	$1,133,965	$1,414,449
Add: Current Portion of Debt	$43,930	$12,236	$9,833
Less: Long-Term Liabilities	$6,298,734	$5,274,755	$4,837,648
Add: Long-Term Portion of Debt	$3,169,074	$3,219,720	$3,012,042

Total Capital Employed	$7,693,023	$8,399,834	$8,114,493

Net Income	$659,056	$163,090	$(364,475)
Income Tax Expense	$356,704	$12,991	$(134,425)
Marginal Tax Rate	35.12%	7.38%	26.94%
Financing Costs:
Interest on Third-Party Debt	$251,971	$227,450	$194,094
All Other Financing Costs	$26,201	$23,601	$17,448

Total Financing Costs	$278,172	$251,051	$211,542

Total Financing Costs (After-Tax)	$180,486	$232,529	$154,544
Add: Adjustment for Flux in Gas Prices	$(37,222)	$78,117	$366,044
Add: Adjustment for Flux in Coal Prices	$82,240	$361,817	$413,987
Add: Adjustment for Reorganizations	$3,070	$-	$6,733
Add: Adjustment for Unusual, Infrequent, or Non-recurring items	$31,837	$90,491	$261,195

Earnings Excluding Financing Costs	$919,467	$926,044	$838,028

Average Capital Employed	$7,693,023	$8,399,834	$8,114,493

YTD ROCE	11.95%	11.02%	10.33%

CONSOL Energy 2016 Proxy Statement	A-3

APPENDIX B

CONSOL Energy Inc.

Equity Incentive Plan

As Amended and Restated Effective May 11, 2016

Capitalized terms shall have the meaning set forth in Section 16 of the Plan.

1. PURPOSE.

The purposes of the CONSOL Energy Inc. Equity Incentive Plan, as amended and restated as set forth herein, are to promote the interests of the Company and its shareholders by (i) attracting and retaining Eligible Directors, executive officers and other key employees of the Company and its Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; and (iii) enabling such individuals to participate in the long-term growth and financial success of the Company.

2. RESPONSIBILITY FOR ADMINISTRATION.

(a) Authority of Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Board by the Plan, the Board shall have full power and discretionary authority to decide all matters relating to the administration and interpretation of the Plan; provided, however, that ministerial responsibilities of the Plan (e.g., management of day-to-day matters) may be delegated to the Company’s officers, as set forth in Section 2(d) below. The Board’s powers include the authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, including the discretion to determine the extent to which Awards will be structured to conform to the requirements applicable to performance-based compensation described in Section 162(m) of the Code; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to Awards (except those restrictions imposed by law); (x) correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect; and (xi) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. All decisions and determinations of the Board shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(b) Board Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Board shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award.

(c) Delegation to Committee. The Board may delegate to the Committee any or all of its authority for the administration of the Plan and may revoke such delegation at any time; provided, however, that the Board shall approve (i) any Awards to the Company’s Eligible Directors and (ii) amendments to the Plan. If authority is delegated to the Committee, all references to the Board in the Plan shall mean and relate to the Committee except as otherwise provided by the Board.

(d) Delegation to Officer. Except to the extent prohibited by applicable law or regulation, the Board or the Committee may delegate all or any portion of its responsibilities and powers to any person or persons selected by it, and may revoke such delegation at any time. The ministerial responsibilities of the Plan (e.g., management of day-to-day matters) are a function that

CONSOL Energy 2016 Proxy Statement	B-1

has been delegated to the Company’s officers as permitted by the terms of the Plan and in compliance with applicable law and regulation. No officer to whom administrative authority has been delegated pursuant to this provision may waive or modify any restriction applicable to an award to such officer under the Plan.

(e) No Liability. No member of the Board or the Committee, or any person to whom the Board or Committee delegates responsibilities and/or duties, shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

3. SHARES AVAILABLE FOR AWARDS; LIMITATIONS.

(a) Shares Available. Subject to adjustment as set forth in Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 42,350,000. The aggregate number of Shares available with respect to Awards under the Plan shall be reduced by one (1) Share for each Share to which an Award relates; provided, however, that (i) such aggregate number of Shares available with respect to Awards under the Plan shall be reduced by 1.62 Shares for each Share which relates to a Full-Value Award, (ii) no more than 10,000,000 Shares may be issued with respect to Incentive Stock Options and (iii) any Award (or any portion thereof) settled in cash will not be counted against, or have any effect upon, the number of Shares available for issuance under this Plan. If, after the Effective Date, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of shares with respect to which Awards may be granted (including the 1.62 Shares that relate to Full Value Awards), to the extent of any such forfeiture, termination or cancellation, shall again become Shares with respect to which Awards may be granted; provided, however, that Shares (i) delivered in payment of the exercise price of an Option or Stock Appreciation Right, (ii) not issued upon the settlement of Stock Appreciation Rights, (iii) repurchased by the Company using proceeds from Option exercises or (iv) delivered to or withheld by the Company to pay federal, state or local withholding taxes, shall not become available again for issuance under this Plan.

(b) Limitations on Awards. No Participant may be granted under this Plan: (i) Stock Options or Stock Appreciation Rights for more than 3,000,000 Shares in any one calendar year of the Company; (ii) Performance Awards (payable in Shares) and that are intended to be performance-based compensation under Section 162(m) of the Code for more than 2,000,000 Shares (based on a target Award level on the Grant Date) in any one calendar year of the Company and (iii) Performance Awards (payable in cash) and that are intended to be performance-based compensation under Section 162(m) of the Code for more than $15,000,000 (based on a target Award level on the Grant Date) in any one calendar year of the Company. The foregoing limitations shall be subject to adjustment as provided in Section 3(c).

Notwithstanding anything in this Plan to the contrary and subject to adjustment pursuant to Section 3(c) hereof, no Eligible Director may be granted, in any one fiscal year of the Company, Awards specifically awarded under this Plan with an aggregate maximum value, calculated as of their respective Grant Dates, of more than $500,000.

(c) Adjustments. In the event a dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in an equitable manner, adjust any or all of (A) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted, (B) the maximum number of Shares subject to an Award granted to a Participant pursuant to Section 3(b) of the Plan, (C) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, (D) the grant or exercise price with respect to any Award, and (E) any applicable performance goals with respect to Awards; provided, in each case, that (A) with respect to Awards of Incentive Stock Options, no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended, unless the Board determines otherwise, (B) with respect to any Award, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the ability of the Plan to meet the requirements of Section 162(m) of the Code, unless otherwise determined by the Board, (C) with respect to any Award subject to Section 409A of the Code, no such adjustment shall be authorized to the extent that such authority would cause the Plan to fail to comply with, or qualify for, an exception to Section 409A of the Code, and (D) any fractional shares resulting from such adjustment shall be eliminated.

Notwithstanding the foregoing, in the event of a transaction in which the Company is not the surviving entity, or any other transaction in which the shareholders of the Company exchange their Shares in the Company for stock or equity securities of

B-2	CONSOL Energy 2016 Proxy Statement

another company, or in the event of complete liquidation or dissolution of the Company, or in the case of a tender offer accepted by the Board, all outstanding Awards shall thereupon terminate, provided that the Board may, prior to the effective date of any such transaction, either (i) make all outstanding Awards immediately exercisable or vested or (ii) arrange to have the surviving entity grant to the Participants replacement awards (including cash) on terms which the Board shall determine to be fair and reasonable. The Board, in its sole discretion and to the extent not inconsistent with Section 14(r) hereof, may determine that, in the event of a transaction in which the Company is not the surviving entity, each outstanding Award shall terminate within a specified number of days after notice to the Participant, and such Participant shall receive, with respect to each such Award, cash or other property, including securities of any entity acquiring the Company, in an amount equal to the fair market value of such Award (if any) as determined by the Board in its sole discretion. In addition, for each Option or Stock Appreciation Right with an exercise price or base price, as the case may be, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Board may, in its sole discretion, elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right.

(d) Substitute Awards. Any Shares underlying Substitute Awards shall not, unless required by law, be counted against the Shares available for Awards under the Plan.

(e) Sources of Shares Deliverable under Awards. Shares to be issued under the Plan may be made available from authorized and unissued Shares or of treasury Shares. During the term of the Plan, the Company will, at all times, reserve and keep available the number of Shares of Stock that shall be sufficient to satisfy the requirements of the Plan.

4. ELIGIBILITY.

Any Employee, including any officer or employee-director of the Company, or any Affiliate, who is not a member of the Committee, shall be eligible to be designated a Participant. Eligible Directors shall be eligible for Awards as described in Section 10.

5. STOCK OPTIONS.

(a) Grant. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Options shall be granted (provided that Incentive Stock Options may only be granted to employees of the Company or a parent or subsidiary of the Company within the meaning of Code Sections 424 (e) and (f), respectively), the number of Shares to be covered by each Option, the Option price and the conditions and limitations applicable to the exercise of the Option; provided that the standard, initial vesting schedule for Options will provide for vesting of such Awards in one or more increments, over a service period of no less than three years (not including special vesting terms set forth in the Award Agreement) provided, however, that this limitation shall not: (i) apply to Options granted to Eligible Directors, (ii) adversely affect a Participant’s rights under another plan or agreement, (iii) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to Options to purchase up to 350,000 Shares. The Board shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute. If an Option that is intended to be an Incentive Stock Option fails to meet the requirements thereof, the Option shall automatically be treated as a Non-Qualified Stock Option to the extent of such failure.

(b) Exercise Price. The Board in its sole discretion shall establish the exercise price at the time each Option is granted. The exercise price of an Option may not be less than the Fair Market Value on the Grant Date (or 110% of the Fair Market Value in the case of an Incentive Stock Option granted to a 10% Shareholder), except in the case of Substitute Awards.

(c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Board may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable. Notwithstanding the foregoing, an Option shall not be exercisable after the expiration of ten years from the Grant Date (or five years in the case of an Incentive Stock Option granted to a 10% Shareholder).

(d) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Option price is received by the Company. Such payment may be made in cash or its equivalent, by exchanging, actually or constructively, Shares owned by the Participant (for any minimum period set forth in the Award Agreement or as may otherwise be required by

CONSOL Energy 2016 Proxy Statement	B-3

the Board and which are not the subject of any pledge or other security interest), by another means approved by the Board, or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such Option price. A Participant may elect to pay all or any portion of the aggregate exercise price by having Shares with a Fair Market Value on the date of exercise equal to the aggregate exercise price withheld by the Company or sold by a broker-dealer.

(e) Extension of Exercise Period. If the exercise of an Option is prevented by Section 14(d), the Option shall remain exercisable until thirty days after the date that such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Option.

6. STOCK APPRECIATION RIGHTS.

(a) Grant. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or, except in the case of Incentive Stock Options, at a later time. Stock Appreciation Rights shall not be exercisable earlier than one (1) year after the Grant Date (not including special vesting terms set forth in the Award Agreement), and shall have a grant price no less that the Fair Market Value of Shares covered by the right on the Grant Date (except with respect to a Substitute Award).

(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of such Stock Appreciation Right over the grant price thereof. The Board shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

(c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine, at or after the grant of a Stock Appreciation Right, the term (up to a maximum of ten years from the Grant Date), methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Board may be changed by the Board from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination, as well as Stock Appreciation Rights granted or exercised thereafter. The Board may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

(d) Extension of Exercise Period. If the exercise of a Stock Appreciation Right is prevented by Section 14(d), the Stock Appreciation Right shall remain exercisable until thirty days after the date that such exercise first would no longer be prevented by such provision, but in any event no later than the expiration date of such Stock Appreciation Right.

7. RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

(a) Grant. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards. The standard, initial vesting schedule applicable to Restricted Stock and/or Restricted Stock Units shall provide for vesting of such Award, in one or more increments, over a service period of no less than three years or, in the case of Performance Awards, a performance period of no less than one year (in each case, not including special vesting terms set forth in the Award Agreement); provided however, this limitation shall not: (i) apply to Awards granted to Eligible Directors, (ii) adversely affect a Participant’s rights under another plan or agreement, (iii) apply to Substitute Awards or any other Awards granted in exchange for the surrender of, or substitution of, another company’s awards to its employees and directors, or (iv) apply to up to 350,000 Shares relating to Restricted Stock and/or Restricted Stock Unit Awards granted pursuant to this Section 7.

(b) Transfer Restrictions. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except, in the case of Restricted Stock, as provided in the Plan or the applicable Award Agreements. Certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by

B-4	CONSOL Energy 2016 Proxy Statement

such Participant, together with a stock power endorsed in blank, with the Company. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver such certificates to the Participant or the Participant’s legal representative.

(c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share on the settlement or payment date of such Award. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Board, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

(d) Dividends and Distributions. Dividends and other distributions paid on or in respect of any Shares of Restricted Stock or Restricted Stock Units may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Board in its sole discretion.

(e) Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the date of grant, a copy of such election with the Company and the Internal Revenue Service in accordance with the regulations under Section 83 of the Code. The Committee may provide in the applicable Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

8. PERFORMANCE AWARDS.

(a) Grant. Subject to the limitations set forth in Section 3, the Board shall have sole and complete authority to determine the eligible individuals who shall receive a “Performance Award,” which shall consist of a right that is (i) denominated and/or payable in cash, Shares or any other form of Award issuable under this Plan (or any combination thereof), (ii) valued, as determined by the Board, in accordance with the achievement of such performance goals during such performance periods as the Board shall establish, and (iii) payable at such time and in such form as the Board shall determine. Unless otherwise determined by the Board, any such Performance Award shall be evidenced by an Award Agreement containing the terms of such Award, including, but not limited to, the performance criteria and such terms and conditions as may be determined from time to time by the Board, in each case, not inconsistent with this Plan. In relation to any Performance Award, the performance period may consist of one or more calendar years or other fiscal period of at least one (1) year in length for which performance is being measured.

(b) Terms and Conditions. For Awards intended to be performance-based compensation under Section 162(m) of the Code, Performance Awards shall be conditioned upon the achievement of pre-established, objective goals relating to one or more of the following performance measures, as determined in writing by the Board and subject to such modifications as specified by the Board: cash flow; cash flow from operations; earnings (including earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; internal rate of return; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; net or gross sales; market share; share price; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to shareholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios and similar measures; finding and development costs (including costs of finding oil and gas reserves); daily natural gas and/or oil production; volumes metrics (including volumes sold, volumes produced, volumes transported and similar measures); drilling and well metrics (including number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures); operating efficiency metrics; charge-offs; non-performing assets; asset sale targets; asset quality levels; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, product diversification and other non-financial operating and management performance objectives. To the extent consistent with Section 162(m) of the Code, the Board may determine that certain adjustments shall apply, in whole or in part, in such manner as determined by the Board, to include or exclude the effect of any of the following events that occur during a performance period including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses related to stock offerings and stock repurchases; the effect of changes in tax law,

CONSOL Energy 2016 Proxy Statement	B-5

accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year. Performance measures may be determined either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Board.

(c) Preestablished Performance Goals. For Awards intended to be performance-based compensation under Section 162(m) of the Code, performance goals relating to the performance measures set forth above shall be preestablished in writing by the Board and achievement thereof certified in writing prior to payment of the Award, as required by Section 162(m) and regulations promulgated thereunder. All such performance goals shall be established in writing by the Board no later than ninety (90) days after the beginning of the applicable performance period or within such other timeframe as may be required or permitted by Section 162(m) and the regulations promulgated thereunder. In addition to establishing minimum performance goals below which no compensation shall be payable pursuant to a Performance Award, the Board, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved.

(d) Additional Restrictions/Negative Discretion. The Board, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as conditions precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of this Plan to the contrary, the Board, in its sole discretion, may retain the discretion to reduce the amount of any Performance Award to a Participant if it concludes that such reduction is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry or peer group; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Board deems relevant; provided, however, the Board shall not use its discretionary authority to increase any Award that is intended to be performance-based compensation under Section 162(m) of the Code.

(e) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Board, on a deferred basis.

9. OTHER STOCK-BASED AWARDS.

The Board shall have authority to grant to Participants Other Stock-Based Awards, which shall consist of any right that is (i) not an Award described in Sections 5 through 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Board to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

10. ELIGIBLE DIRECTORS.

Except as otherwise determined by the Board in its sole discretion, Eligible Directors shall receive Awards in accordance with this Section. Except as otherwise provided in this Section, Awards to Eligible Directors shall be subject to the remaining provisions of the Plan.

(a) Terms of Grants. The exercise price per Share of each Option granted to an Eligible Director shall be the Fair Market Value of a Share on the Grant Date. Options shall vest ratably and become exercisable in one-third increments on each anniversary of the Grant Date. Except as otherwise provided in this paragraph, Options shall expire ten (10) years from the Grant Date. Unvested Options shall immediately vest and become exercisable if an individual ceases to be a director on account of death, disability or retirement at normal retirement age for directors, and shall remain exercisable until the normal expiration of the Option. Upon termination as a director for any other reason other than Cause, unvested Options shall be forfeited and vested Options shall remain exercisable for three months following the termination date. Upon termination as a Director for Cause, all Options (whether or not vested) shall be forfeited as of the termination date.

B-6	CONSOL Energy 2016 Proxy Statement

(b) Deferred Stock Unit Grants. The Board may grant Deferred Stock Units to Eligible Directors in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Directors. Each Deferred Stock Unit shall entitle the Eligible Director to receive one Share or an amount of cash equal to the Fair Market Value of a Share on the payment date, on terms and conditions established by the Board. The Board may also permit Eligible Directors to elect to receive Deferred Stock Units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to the Eligible Director in cash, or to defer receipt of Shares or cash to be paid pursuant to Deferred Stock Units, in accordance with a deferred compensation policies established by the Company.

(c) Other Awards. The Board in its sole discretion may grant other types of Awards to Eligible Directors other than those specifically described in this Section 10.

11. TERMINATION OF EMPLOYMENT/SERVICE.

The Board shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment/service, including a termination by the Company or an Affiliate of the Company without Cause, by a Participant voluntarily, or by reason of death, Disability or Retirement.

12. CHANGE IN CONTROL.

To the extent not inconsistent with Section 14(r) hereof, in the event that the Company engages in a transaction constituting a Change in Control, the Board shall have complete authority and discretion, but not the obligation, to accelerate the vesting of outstanding Awards and the termination of restrictions on Shares. In addition, the Board may, if deemed appropriate, in its discretion, in connection with a Change in Control, (i) provide for an equivalent award or Substitute Award in respect of securities of the surviving entity of such transaction; (ii) upon advance notice to the affected Participants, cancel any outstanding Options or Stock Appreciation Rights and pay to the holders thereof, in cash, stock or other property (including the property, if any, payable in such a transaction) (or any combination thereof), an amount equal to the excess of the fair market value of the Shares covered by the Award, based on the price per Share received or to be received by other shareholders of the Company in such a transaction or such other value as determined by the Board (the “Transaction Fair Market Value”), over the exercise price of the Award, or (iii) make provision for a cash payment or payment of other property (including the property, if any, payable in such transaction) to the holder of any other outstanding Award in settlement of such Award; provided that, in the case of an Option or Stock Appreciation Right with an exercise price that equals or exceeds the Transaction Fair Market Value, the Board may cancel such Options or Stock Appreciation Right without payment or consideration therefor. Any such action taken shall be performed in accordance with the applicable provisions of the Code and treasury regulations issued thereunder so as not to affect the status of (A) any Award intended to qualify as an Incentive Stock Option under Section 422 of the Code, unless the Board determines otherwise, (B) any Award intended to comply as performance-based compensation under Section 162(m) of the Code, unless the Board determines otherwise, or (C) any Award intended to comply with, or qualify for an exception to, Section 409A of the Code. Any such action taken by the Board will be final, conclusive and binding for all purposes of this Plan.

13. AMENDMENT AND TERMINATION.

(a) Amendments to the Plan and Award Agreements. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, cancel or terminate the Plan or an Award Agreement or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall: (i) be made without shareholder approval if such approval is necessary to comply with any applicable law, tax or regulatory requirement, or listing requirement of the New York Stock Exchange or any other national exchange on which the Shares are listed, for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) be made without the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, the Board may at any time (without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or an Award Agreement to the extent necessary to: (i) conform the provisions of the Plan and/or Award with Section 162(m), Section 409A or any other provision of the Code or other applicable law, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination of the Plan and/or Award shall adversely affect the rights of a Participant; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

CONSOL Energy 2016 Proxy Statement	B-7

(b) Adjustment of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(c) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan’s meeting the requirements of Section 162(m) or Section 409A.

(c) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Board may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award except to the extent that such payment would violate the requirements of Section 409A of the Code. Notwithstanding the foregoing and any other provision of this Plan, except for adjustment provided in Section 3(c) or in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, other Company securities, or other property), stock split, extraordinary cash dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other Company securities, or similar transaction(s)), the terms of outstanding Options or Stock Appreciation Rights may not be (i) amended to reduce the exercise price of such outstanding Options or Stock Appreciation Rights or (ii) cancelled in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights without obtaining shareholder approval.

14. GENERAL PROVISIONS.

(a) Dividend Equivalents. In the sole and complete discretion of the Board, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

(b) Nontransferability. Except to the extent provided in an Award Agreement, no Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

(c) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Eligible Directors, consultants, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(d) Share Certificates and Legal Restrictions. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, the listing standards of the New York Stock Exchange or any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant an amount (in cash, Shares, other securities, other Awards or other property) sufficient to cover any federal, state, local or foreign income taxes or such other applicable taxes required by law in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The Company may, in its discretion, permit a Participant (or any beneficiary or other Person entitled to act) to elect to pay a portion or all of the amount such taxes in such manner as the Committee shall deem to be appropriate, including, but not limited to, authorizing the Company to withhold, or agreeing to surrender to the Company, Shares owned by such Participant or a portion of such forms of payment that would otherwise be distributed pursuant to an Award. Notwithstanding the foregoing or any provisions of the Plan to the contrary, any broker-assisted cashless exercise shall comply with the requirements of Financial Accounting Standards Board, Accounting Standards Codification, Topic 718 and any withholding satisfied through a net-settlement shall be limited to the minimum statutory withholding requirements or as otherwise determined in the discretion of the Board.

(f) Award Agreements. Unless otherwise determined by the Board, each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

B-8	CONSOL Energy 2016 Proxy Statement

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(i) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Stock.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(p) Parachute Payments. The Board may provide in an Award Agreement that no amounts shall be paid or considered paid to the extent that any such payments would be nondeductible by the Company under Code Section 280G.

(q) Section 162(m). Notwithstanding any provision of the Plan or Award Agreement to the contrary if an Award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan or an Award Agreement would prevent such Award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot

CONSOL Energy 2016 Proxy Statement	B-9

be so administered, interpreted or construed). In no event shall any member of the Board, the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Award to satisfy the requirements of Section 162(m) of the Code.

(r) Section 409A. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, if any Award or benefit provided under this Plan is subject to the provisions of Section 409A, the provisions of the Plan and any applicable Award Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A or an exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted or construed). The following provisions shall apply, as applicable:

(i) If a Participant is a Specified Employee and a payment subject to Section 409A (and not excepted therefrom) to the Participant is due upon Separation from Service, such payment shall be delayed for a period of six (6) months after the date the Participant Separates from Service (or, if earlier, the death of the Participant). Any payment that would otherwise have been due or owing during such six-month period will be paid immediately following the end of the six-month period in the month following the month containing the 6-month anniversary of the date of termination unless another compliant date is specified in the applicable agreement.

(ii) For purposes of Section 409A, and to the extent applicable to any Award or benefit under the Plan, it is intended that distribution events qualify as permissible distribution events for purposes of Section 409A and shall be interpreted and construed accordingly. With respect to payments subject to Section 409A, the Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Whether a Participant has Separated from Service or employment will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

(iii) The Board, in its discretion, may specify the conditions under which the payment of all or any portion of any Award may be deferred until a later date. Deferrals shall be for such periods or until the occurrence of such events, and upon such terms and conditions, as the Board shall determine in its discretion, in accordance with the provisions of Section 409A, the regulations and other binding guidance promulgated thereunder; provided, however, that no deferral shall be permitted with respect to Options, Stock Appreciation Rights and other stock rights subject to Section 409A. An election shall be made by filing an election with the Company (on a form provided by the Company) on or prior to December 31st of the calendar year immediately preceding the beginning of the calendar year (or other applicable service period) to which such election relates (or at such other date as may be specified by the Board to the extent consistent with Section 409A) and shall be irrevocable for such applicable calendar year (or other applicable service period). To the extent authorized, a Participant who first becomes eligible to participate in the Plan may file an election (“Initial Election”) at any time prior to the 30-day period following the date on which the Participant initially becomes eligible to participate in the Plan (or at such other date as may be specified by the Board to the extent consistent with Section 409A). Any such Initial Election shall only apply to compensation earned and payable for services rendered after the effective date of the Election.

(iv) The grant of Non-Qualified Stock Options, Stock Appreciation Rights and other stock rights subject to Section 409A shall be granted under terms and conditions consistent with Treas. Reg. § 1.409A-1(b)(5) such that any such Award does not constitute a deferral of compensation under Section 409A. Accordingly, any such Award may be granted to Employees and Eligible Directors of the Company and its subsidiaries and affiliates in which the Company has a controlling interest. In determining whether the Company has a controlling interest, the rules of Treas. Reg. § 1.414(c)-2(b)(2)(i) shall apply; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(b)(5)(iii)(E)(i)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears. The rules of Treas. Reg. §§ 1.414(c)-3 and 1.414(c)-4 shall apply for purposes of determining ownership interests.

(s) Disclaimer. Although it is the intent of the Company that this Plan and Awards hereunder, to the extent the Committee deems appropriate and to the extent applicable, comply with Rule 16b-3 and Sections 162(m), 409A and 422 of the Code: (a) none of the Company, the Board or the Committee warrants that any Award under the Plan will qualify for favorable tax treatment under any provision of the federal, state, local or non-United States law; and (b) in no event shall any member of the Board or the Committee or the Company (or its employees, officers or directors) have any liability to any Participant (or any

B-10	CONSOL Energy 2016 Proxy Statement

other Person) due to the failure of an Award to satisfy the requirements of Rule 16b-3 or Section 162(m), 409A or 422 of the Code or for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

(t) Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation, stock exchange listing requirement, or Company policy, shall be subject to such deductions, recoupment and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to Awards and recovery of amounts relating thereto. By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

(u) Sub-Plans. The Board may from time to time establish sub-plans under this Plan, including, but not limited to, for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Board determines are necessary or desirable. All sub-plans shall be deemed a part of this Plan, but, if applicable, each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

15. TERM OF THE PLAN.

(a) Effective Date. The amendment and restatement of this Plan shall be effective on May 11, 2016 (the “Effective Date”), subject to its approval by the shareholders of the Company at the Annual Meeting of Shareholders to be held on May 11, 2016 (or any date thereafter upon which a vote on the Plan is taken (the “Annual Meeting)). If the Plan, as amended and restated, is not so approved, then the Plan as in effect immediately prior to the Annual Meeting shall remain in effect.

(b) Expiration Date. No Awards may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date (if the Plan is approved by shareholders at the Annual Meeting). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

16. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

“10% Shareholder” means an Employee who, as of the date on which an Incentive Stock Option is granted to such Employee, owns more than ten percent (10%) of the total combined voting power of all classes of Shares then issued by the Company or any of its subsidiaries.

“Affiliate” shall mean (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest and (iii) an Affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act, in either case as determined by the Committee.

“Annual Meeting” shall have the meaning set forth in Section 15(a).

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit, Performance Award, Other Stock-Based Award or other Award permitted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which shall not become effective until executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

CONSOL Energy 2016 Proxy Statement	B-11

“Cause” shall mean, unless otherwise defined in the applicable Award Agreement, a determination by the Committee that a Participant has: (1) committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Company; (2) deliberately and repeatedly violated the rules of the Company or the valid instructions of the Board or an authorized officer of the Company; (3) made any unauthorized disclosure of any of the material secrets or confidential information of the Company; or (4) engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Company.

“Change in Control” shall mean, unless otherwise defined in the applicable Award Agreement, the earliest to occur of: (1) any one “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Shares), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Shares that, together with the Shares held by such “person” or “group,” possess more than 50% of the total fair market value or total voting power of the Shares and other stock of the Company; (2) a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (3) the sale of all or substantially all of the Company’s assets (which shall be determined in the sole discretion of the Committee); provided, however, that, in addition to the foregoing, such event must also qualify as a “Change in Control” event within the meaning of Treas. Reg. Section 1.409A-3(i)(5)(i) with respect to the Company. For the avoidance of doubt, references within this definition of “Change in Control” to the “Company” are solely to CONSOL Energy Inc., such that a sale of a subsidiary of CONSOL Energy Inc. shall not constitute a “Change in Control” under the Plan unless otherwise determined in the sole discretion of the Committee.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean a committee of the Board designated by the Board to be responsible for the administration of the Plan (though excluding day-to-day administration). To the extent deemed appropriate by the Board, the Committee shall be composed of not less than two individuals who are “outside directors” within the meaning of Code Section 162(m), “non-employee directors” within the meaning of Section 16 and “independent directors” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual.

“Company” shall mean CONSOL Energy Inc.

“Deferred Stock Unit” means a right, granted to Eligible Directors in accordance with Section 10, to acquire a Share for no consideration or some other amount determined by the Board.

“Disability” shall mean, unless otherwise defined in the applicable Award Agreement, a Participant’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months), to perform for the Company or an Affiliate substantially the same services as he or she performed prior to incurring such incapacity or injury. Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A (and not excepted therefrom) and payable upon Disability, such term shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months.

“Effective Date” shall have the meaning set forth in Section 15(a) hereof.

“Eligible Director” means a director who is not an employee of the Company or any of its Affiliates.

“Employee” shall mean an employee or consultant of the Company or of any Affiliate, including any individual who enters into an employment agreement with the Company or an Affiliate which provides for commencement of employment within three months of the date of the agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the fair market value of the property or other items being valued, as determined by the Board in its sole discretion. Fair Market Value with respect to the Shares, as of any date, shall mean (i) if the Shares are listed on a securities exchange, the closing sales price of the Shares on such exchange or over such system on such date, or in the absence

B-12	CONSOL Energy 2016 Proxy Statement

of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, (ii) if the Shares are not so listed or traded, the mean between the bid and offered prices of the Shares for such date or (iii) in the event there is no public market for the Shares, the fair market value as determined by the Board in its sole discretion.

“Full-Value Award” means any Award of Shares under this Plan or an Award payable in Shares, other than an Option or a Stock Appreciation Right.

“Grant Date” means, with respect to an Award, date on which the Board makes the determination to grant such Award, or such other date as is determined by the Board. Within a reasonable time thereafter, the Company will deliver an Award Agreement to the Participant.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 5 of the Plan and that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 9 of the Plan.

“Participant” shall mean any Employee or Eligible Director who receives an Award under the Plan.

“Performance Award” shall mean any right granted under Section 8 of the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean this CONSOL Energy Inc. Equity Incentive Plan, as amended and restated herein.

“Restricted Stock” shall mean any Share granted under Section 7 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 7 of the Plan.

“Retirement” shall mean with respect to a Participant other than an Eligible Director retirement of a Participant from the employ or service of the Company or any of its Affiliates in accordance with the terms of the applicable Company retirement plan or, if a Participant is not covered by any such plan, retirement on or after such Participant’s 65th birthday, unless otherwise defined or provided in the applicable Award Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor agency thereto, and shall include the staff thereof.

“Section 16” shall mean Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

“Section 162(m)” shall mean Section 162(m) of the Code and the rules promulgated thereunder or any successor provision thereto as in effect from time to time.

“Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

“Separation from Service” and “Separate from Service” shall mean the Participant’s death, retirement or other termination of employment or service with the Company (including all persons treated as a single employer under Section 414(b) and 414(c) of the Code) that constitutes a “separation from service” (within the meaning of Section 409A). For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least

CONSOL Energy 2016 Proxy Statement	B-13

80 percent” in each place it appears. Whether a Participant has Separated from Service will be determined based on all of the facts and circumstances and, to the extent applicable to any Award or benefit, in accordance with the guidance issued under Section 409A. A Participant will be presumed to have experienced a Separation from Service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A.

“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company as determined in accordance with the regulations issued under Code Section 409A and the procedures established by the Company.

“Shares” shall mean shares of the common stock, $.01 par value, of the Company, or such other securities of the Company as may be designated by the Board from time to time.

“Stock Appreciation Right” shall mean any right granted under Section 6 of the Plan.

“Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

“Transaction Fair Market Value” shall have the meaning set forth in Section 12.

B-14	CONSOL Energy 2016 Proxy Statement

 CONSOL Energy Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 11, 2016.

Vote by Internet

• Go to www.envisionreports.com/CNX

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —

1. The Board recommends a vote FOR all nominees.						+
Election of Directors:	01 - Nicholas J. Deluliis	02 - Alvin R. Carpenter	03 - William E. Davis	04 - Maureen E. Lally-Green	05 - Gregory A. Lanham
	06 - Bernard Lanigan, Jr.	07 - John T. Mills	08 - Joseph P. Platt	09 - William P. Powell	10 - Edwin S. Roberson
11 - William N. Thorndike, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2. The Board recommends a vote FOR Proposal 2.

	For	Against	Abstain

Ratification of Anticipated Selection of Independent Auditor: Ernst & Young LLP.	☐	☐	☐

3. The Board recommends a vote FOR Proposal 3.

	For	Against	Abstain

Approval of Compensation Paid in 2015 to CONSOL Energy Inc.’s Named Executives.	☐	☐	☐

4. The Board recommends a vote FOR Proposal 4.

	For	Against	Abstain

Adopt the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan.	☐	☐	☐

5. The Board recommends a vote AGAINST Proposal 5.

	For	Against	Abstain

A Shareholder Proposal Regarding Proxy Access.	☐	☐	☐

6. The Board recommends a vote AGAINST Proposal 6.

	For	Against	Abstain

A Shareholder Proposal Regarding Lobbying Activities.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

¢	1 U P X	+
02B28A

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. DeIuliis, Stephen W. Johnson and Stephanie L. Gill, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 11, 2016 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval of compensation paid in 2015 to CONSOL Energy Inc.’s named executives in proposal 3, “FOR” the adoption of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan in proposal 4, “AGAINST” the shareholder proposal regarding proxy access in proposal 5, and “AGAINST” the shareholder proposal regarding lobbying activities in proposal 6, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+

 CONSOL Energy Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —

1. The Board recommends a vote FOR all nominees.						+
Election of Directors:	01 - Nicholas J. Deluliis	02 - Alvin R. Carpenter	03 - William E. Davis	04 - Maureen E. Lally-Green	05 - Gregory A. Lanham
	06 - Bernard Lanigan, Jr.	07 - John T. Mills	08 - Joseph P. Platt	09 - William P. Powell	10 - Edwin S. Roberson
11 - William N. Thorndike, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2. The Board recommends a vote FOR Proposal 2.

	For	Against	Abstain

Ratification of Anticipated Selection of Independent Auditor: Ernst & Young LLP.	☐	☐	☐

3. The Board recommends a vote FOR Proposal 3.

	For	Against	Abstain

Approval of Compensation Paid in 2015 to CONSOL Energy Inc.’s Named Executives.	☐	☐	☐

4. The Board recommends a vote FOR Proposal 4.

	For	Against	Abstain

Adopt the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan.	☐	☐	☐

5. The Board recommends a vote AGAINST Proposal 5.

	For	Against	Abstain

A Shareholder Proposal Regarding Proxy Access.	☐	☐	☐

6. The Board recommends a vote AGAINST Proposal 6.

	For	Against	Abstain

A Shareholder Proposal Regarding Lobbying Activities.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

¢	1 U P X	+
02B29A

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting.

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2016
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. DeIuliis, Stephen W. Johnson and Stephanie L. Gill, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 11, 2016 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval of compensation paid in 2015 to CONSOL Energy Inc.’s named executives in proposal 3, “FOR” the adoption of the Amended and Restated CONSOL Energy Inc. Equity Incentive Plan in proposal 4, “AGAINST” the shareholder proposal regarding proxy access in proposal 5, and “AGAINST” the shareholder proposal regarding lobbying activities in proposal 6, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD.	+